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As filed with the Securities and Exchange Commission on March 15, 2006

Registration No. 333-126280

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

SEALY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2510 (Primary Standard Industrial Classification Code Number)	36-3284147 (I.R.S. Employer Identification Numbers)
One Office Parkway Trinity, North Carolina 27370 (336) 861-3500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Kenneth L. Walker One Office Parkway Trinity, North Carolina 27370 (336) 861-3500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph H. Kaufman, Esq. Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Marc D. Jaffe, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $.01 per share	$402,500,000	$47,374.25

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Includes shares to be sold upon exercise of the underwriters' over-allotment option. See "Underwriting."
(3)
Previously paid.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 15, 2006.

                        Shares

Sealy Corporation

Common Stock

        This is an initial public offering of shares of common stock of Sealy Corporation.

        Sealy Corporation is selling            shares in this offering. The selling stockholders named in this prospectus, including affiliates of J.P. Morgan Securities Inc. and Banc of America Securities LLC, are selling an additional            shares. Sealy Corporation will not receive any proceeds from the sale of the shares by the selling stockholders.

        Prior to this offering, there has been no public market for common stock. It is currently estimated that the initial public offering price of the common stock will be between $          and $          per share. Sealy Corporation's common stock has been approved for listing on the New York Stock Exchange under the symbol "ZZ," subject to official notice of issuance.

        See "Risk Factors" on page 15 to read about risk factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Sealy Corporation	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        To the extent that the underwriters sell more than              shares of common stock to the public, the underwriters have the option to purchase up to            additional shares from the selling stockholders at the initial public offering price less the underwriting discount. Sealy Corporation will not receive any net proceeds from the sale of the additional shares by the selling stockholders.

        The underwriters expect to deliver the shares against payment in New York, New York on                        , 2006.

Citigroup	Goldman, Sachs & Co.	JPMorgan	Banc of America Securities LLC

Lehman Brothers	Wachovia Securities
SunTrust Robinson Humphrey	Ferris, Baker Watts Incorporated

Prospectus dated                        , 2006.

        Through and including                        , 2006 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the historical and pro forma financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        Unless otherwise indicated, all information contained in this prospectus concerning the bedding industry in general, including information regarding our market position and market share within our industry, historical data concerning pricing, sales and volume and growth of sales or volume in our industry, expectations regarding future growth of sales or volume in our industry and brand recognition and consumer awareness, is based on management's estimates using internal data, data from industry trade groups (primarily the International Sleep Products Association), consumer research and marketing studies and other externally obtained data (including Furniture/Today, a furniture industry publication).

Our Company

        We believe we are the largest bedding manufacturer in the world and the leading bedding manufacturer in the United States, based on our wholesale domestic market share of approximately 20.7% in 2004, approximately 38% greater than that of our next largest competitor. Based on 2005 preliminary data from the International Sleep Products Association, we believe our market share in 2005 was comparable to 2004.

        We manufacture and market a complete line of bedding products, including mattresses and mattress foundations. Our conventional (innerspring) bedding products are manufactured and marketed under our highly recognized Sealy, Sealy Posturepedic, Stearns & Foster and Bassett brand names. In addition, we manufacture and market specialty (non-innerspring) visco-elastic and latex bedding products under the TrueForm, SpringFree, Stearns & Foster, reflexions, Carrington Chase, MirrorForm and Pirelli brand names.

        We believe that our Sealy brand name has been the number one selling brand in the domestic bedding industry for over 25 years. We believe going to market with the best selling and most recognized brand in the domestic bedding industry (Sealy) and differentiated specialty bedding offerings gives us a competitive advantage and strengthens our relationships with our customers by allowing us to offer sleep solutions to a broad group of consumers.

        We derived approximately 21% of our fiscal 2005 net sales internationally, primarily from Canada and Europe. We believe that we are the only major U.S. bedding manufacturer with substantial company-owned foreign operations, which provide an attractive growth opportunity not readily available to our primary competitors.

        We offer a complete line of innerspring bedding products selling at retail price points from under $300 to approximately $5,000 per queen set domestically. While we sell products at all retail price points, we focus our product development and sales efforts toward mattress and box spring sets which sell at retail price points above $750 domestically. We believe that higher priced segments of the market offer faster growth and greater profitability. For fiscal 2005, we derived approximately 68% of our total domestic sales from products with retail price points of $750 and above, with our sales in this market segment having increased by 16% over the past two years.

        We also produce a variety of visco-elastic (memory foam) and latex foam bedding products for the specialty bedding category. We believe that by successfully leveraging our strong premium brand positions, our existing relationships with customers, our marketing and distribution capabilities, and our development capabilities and latex manufacturing technology, we have the potential to make significant gains in this category. Late in the first fiscal quarter of 2005, we introduced our new Sealy Posturepedic

TrueForm visco-elastic bedding product line, and we expect to continue to experience growth in the specialty bedding category as we continue to roll out the TrueForm product and introduce additional specialty bedding offerings such as our Sealy Posturepedic SpringFree latex brand which was introduced late in fiscal 2005. During fiscal 2005, our domestic specialty bedding sales grew 130% over our fiscal 2004 sales and our fiscal 2004 domestic specialty bedding sales grew 49% over our fiscal 2003 sales.

        We serve domestically a large and well-diversified base of approximately 2,900 customers representing approximately 7,000 outlets, including furniture stores, specialty bedding stores, department stores and national mass merchandisers. Our extensive customer relationships, large and well-trained sales force, leading brand names and broad portfolio of product offerings have contributed to a leading market share among the top 25 domestic bedding retailers by wholesale dollars, a group that is growing faster than the broader market.

Market Growth Drivers

        The U.S. bedding industry generated wholesale revenues of approximately $5.8 billion during calendar 2004, according to the International Sleep Products Association. Based on a sample of leading mattress manufacturers, including Sealy, the International Sleep Products Association estimates that wholesale revenues for these manufacturers increased approximately 11.6% in 2005. The U.S. bedding industry has historically displayed healthy revenue growth, driven by both growing unit demand and rising average unit selling prices. From 1984 to 2004, the U.S. bedding industry has grown revenues at a compound annual growth rate of approximately 6.3%, driven by compounded growth in units of 2.6% and compounded growth in average unit selling price of 3.6%. During this period, industry revenues only declined in one year (0.3% in 2001). This stability and resistance to economic downturns is partially due to replacement mattress purchases, which account for an estimated 70% of bedding industry sales.

        The growth of the U.S. bedding industry has been supported by demographic and economic factors that favor the ongoing growth of consumer spending on mattresses, including rapid growth in the 39-57 year-old segment of the population, growth in the size of homes and average number of bedrooms in homes, a general trend toward ownership of second homes, and increasing awareness on the part of consumers of the health benefits of better sleep.

        The characteristics of the bedding industry include attractive profit margins, high inventory turns and return on inventory investment for retailers carrying bedding products. These factors help to create compelling economics for our retailer customers as returns on investment are superior to many other home furnishing categories.

        We believe we are well-positioned to take advantage of mattress sales at the premium end of the market (that is, greater than $1,000 per set). According to the International Sleep Products Association, mattress units sold in the United States at retail price points of at least $1,000, as a percentage of total mattress units sold, rose from 15.5% in 2000 to 24.3% in 2004. We have a relatively higher market share in this area than our overall domestic market share.

        The specialty bedding category represented approximately 19.4% of the overall U.S. mattress market in 2004 and has recently experienced substantial growth. According to the International Sleep Products Association, domestic specialty bedding category sales grew in 2005 by 29.8% over 2004 sales, based on a sample of leading manufacturers.

        The U.S. bedding industry possesses several other unique and appealing characteristics, including the following:

  •
  limited exposure to Asian imports, in contrast to many other U.S. consumer goods categories;

  •
  distribution that is diversified across channels and has a relatively low exposure to mass merchants; and

  •
  an ongoing increase in the market share of the largest bedding manufacturers.

Our Competitive Strengths

        We believe that the following competitive strengths contribute to our leading market position, differentiate us from our competition and will drive our future growth:

Leading brand names

        We believe that our Sealy, Sealy Posturepedic and Stearns & Foster brands give us a competitive advantage by allowing us to distinctly target different segments of the marketplace. Our Sealy brand, which accounted for approximately 74.8% of our total domestic net sales in fiscal 2005, is the best-selling and most recognized brand in the U.S. bedding industry. Our premium Stearns & Foster brand, which accounted for approximately 16.4% of our total domestic net sales in fiscal 2005, is one of the leading brand names devoted predominantly to the growing luxury segment.

Leading market positions and unparalleled scale

        We believe we are the largest bedding manufacturer in the world and, as such, we have significant competitive advantages in both revenue generation and operational efficiencies. In the U.S. bedding market, our brands have held the leading market share position for over 25 years and we continue to be the largest manufacturer, with a wholesale market share of approximately 20.7% in 2004, approximately 38% larger than our nearest competitor. Based on preliminary data from the International Sleep Products Association, we believe our market share in 2005 was comparable to 2004.

        Our sales efforts benefit from our large scale, with our sales personnel covering a broad range of customers in geographically diverse locations. Our large scale manufacturing presence also affords us several distinct advantages, such as a significant reduction in required inventory investment and geographical proximity to an overwhelming majority of our customers and suppliers. Our manufacturing scale also justifies greater expenditures on research and development than our competitors.

        We believe Sealy is the only national, vertically integrated manufacturer of both innerspring and box spring components. Our vertical integration and large scale provide us with competitive advantages in procurement and production costs, which enhance our profitability, and our ability to innovate and more rapidly move new product designs from concept to market.

Breadth of product offering

        We have unmatched breadth and scope in our mattress products and product lines, as demonstrated by our Sealy, Sealy Posturepedic, Stearns & Foster, Bassett, reflexions, TrueForm, SpringFree, MirrorForm and Pirelli brands portfolio. Our extensive offering of products and brand names provide retailers with a single source for a full line of conventional and specialty products for their customers, and allow those retailers carrying an extended line of Sealy products the beneficial opportunity to "up-sell" customers to higher price point selections within the Sealy portfolio.

Attractive cash flow generation

        Our strong operating margins, relatively low capital expenditures and low working capital requirements all result in attractive cash flow generation, allowing for debt paydown, reinvestment in research and development and additional growth opportunities for our company.

Experienced and committed management team

        Led by David McIlquham since 2002, our management team has on average been with Sealy for over 11 years and has been responsible for driving revenue growth and margin expansion through the launch of our new one-sided products and specialty bedding offerings, the strategic realignment of our sales force, and the implementation of improved financial controls as well as sales and operational measurement tools. Our management team committed approximately $25 million of equity to the

Recapitalization (as defined herein), with equity ownership being expanded in the transaction to include 99 members of management.

Our Strategy

        We intend to profitably grow our business through the following strategic initiatives:

Drive product innovation

        We believe ongoing product innovation is central to increasing market share and driving revenue growth in our industry. In 2004, we successfully completed the rollout of our new single-sided, proprietary Sealy Posturepedic UniCased and Stearns & Foster product lines in the United States, Canada, and Mexico, representing the broadest product redesign in our history. In 2005, we introduced our TrueForm visco-elastic and SpringFree latex specialty bedding offerings.

Increase market share with new and existing customers

        We expect to continue to drive market share gains through strategically positioning our products in customer outlets, increasing product turnover and growth in our existing retailer customer base with consumer-based research and marketing and adding new customers. We have developed a comprehensive set of metrics designed to enable precise measuring and reaction to slot productivity and incremental slot velocity on the customer floor, which we believe will assist customers in driving sales of our products.

Maximize leading position in most attractive market segments and improve product mix

        We continue to focus our sales, marketing and product development efforts by targeting the fastest growing and most profitable categories of the bedding market. We have a relatively higher market share in the greater than $1,000 retail price point segment than our overall domestic market share. In addition, we will continue to focus on the specialty bedding category by continuing to introduce innovative visco-elastic and latex products.

Maintain our position as a leading supplier to the largest bedding retailers

        Our extensive customer relationships, large and well-trained sales force, leading brand names and broad portfolio of product offerings have contributed to what we believe to be a leading market share among the top 25 domestic bedding retailers by wholesale dollars, a group that is growing faster than the broader market.

Increase our profit margins

        We intend to continue to increase our profit margins over time in the following principal ways:

  •
  designing our new product lines for maximum manufacturing efficiency;

  •
  continuing to implement more efficient manufacturing techniques and using management metrics to benchmark our manufacturing performance;

  •
  increasing our focus on higher margin premium and specialty bedding categories; and

  •
  leveraging our fixed cost base.

Leverage our domestic capabilities worldwide

        We also plan to grow our international business through market-oriented strategies. In Canada, where we have the leading market share position, we intend to expand our presence by executing a strategy similar to that utilized in the U.S. market. In Europe, we seek to gain share from regional competition in a fragmented market, and in Mexico, Argentina and Brazil, we plan to profitably grow our positions. In addition, we anticipate further growth from international licensees.

Risk Factors

        Our ability to successfully operate our business is subject to certain risks, including those that are generally associated with operating in the bedding industry. For example,

  •
  our new product introductions may not be successful;

  •
  our sales to our significant customers may decline, our costs may increase, and our supply of components from our major suppliers may be interrupted;

  •
  our international operations may be adversely effected by events beyond our control; and

  •
  our level of indebtedness (approximately $1.0 billion as of November 27, 2005) may adversely affect our ability to generate cash flow, pay dividends on our common stock, remain in compliance with debt covenants, make payments on our indebtedness and operate our business.

Any of these factors and other factors described in this prospectus under "Risk Factors" may limit our ability to successfully execute our business strategy.

        Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

The Recapitalization and Other Recent Transactions

The Recapitalization

        In April 2004, Sealy Corporation was recapitalized through a series of transactions described below that we collectively refer to in this prospectus as the "Recapitalization". The aggregate transaction value of the Recapitalization, including the assumption of indebtedness, and the payment of premiums and fees and expenses, was approximately $1.6 billion. The series of transactions that led up to and comprised the Recapitalization include the following:

  •
  The Merger. On April 6, 2004, Sealy Corporation completed a merger with an entity owned by an affiliate of Kohlberg Kravis Roberts & Co. L.P., which we refer to collectively as KKR, pursuant to which this entity merged with and into Sealy Corporation, with Sealy Corporation being the surviving entity. The common stock of Sealy Corporation outstanding immediately prior to the merger (other than 2,297,330 shares of Class A common stock retained by affiliates of Bain Capital, LLC and others, including certain of the selling stockholders, which we refer to collectively as the Rollover Stockholders, which had a fair value of approximately $40.1 million) and the options to receive Sealy Corporation common stock outstanding immediately prior to the merger (other than certain options retained by members of management) were cancelled and converted into a right to receive aggregate cash consideration of approximately $740.5 million. In addition, Sealy Corporation issued new Class A common stock to KKR in exchange for cash in the amount of $436.1 million. As a result of the merger, KKR obtained ownership of approximately 92% of the outstanding common stock of Sealy Corporation immediately following the merger, with the remaining common stock held by the Rollover Stockholders.

  •
  The Borrowings. In connection with the Recapitalization, Sealy Mattress Company, a wholly-owned subsidiary of Sealy Corporation, issued new debt totaling $1.05 billion, consisting of a new $125.0 million floating rate senior secured revolving credit facility with a six-year maturity (under which no amounts were drawn at the time of the Recapitalization), a new $560.0 million floating rate senior secured term loan facility with an eight-year maturity, a new $100.0 million floating rate senior unsecured term loan with a nine-year maturity, and $390.0 million aggregate principal amount of new 8.25% senior subordinated notes due June 2014, which we refer to as the 2014 notes. The proceeds of these borrowings were used to fund the payments to existing shareholders described above, repay existing indebtedness described below and pay transaction fees and expenses of approximately $115.9 million.

  •
  The Repayment of Existing Indebtedness. Approximately $259 million of the proceeds of the borrowings described above were used to repay outstanding amounts under Sealy Mattress Company's existing credit facility, and approximately $300 million, $128 million and $50 million of the proceeds of the borrowings described above were used to repurchase Sealy Mattress Company's existing 9 7/8% senior subordinated notes due December 15, 2007, 10 7/8% senior subordinated discount notes due December 15, 2007 and junior subordinated promissory notes, respectively.

        The purpose of the Recapitalization was to enable KKR to invest in Sealy Corporation in a transaction that allowed existing shareholders to both monetize their investment and retain minority ownership. There were no significant management changes in connection with the Recapitalization, nor were there any significant tax consequences to Sealy Corporation. While the Recapitalization did not result in any significant changes to our operations, our leverage was substantially increased as described above.

Issuance of PIK Notes and Common Stock

        On July 16, 2004, Sealy Corporation issued $75.0 million aggregate principal amount of 10% senior subordinated pay-in-kind (PIK) notes, which we refer to as the PIK notes, and $47.5 million of common stock to certain institutional investors in transactions exempt from registration under the Securities Act of 1933. The proceeds from the transactions were returned to our existing investors by a combination of cash distributions to shareholders and option holders as well as share repurchases of our common stock, reducing KKR's ownership interest to 80.8%.

        We intend to use approximately $86.7 million of the proceeds of this offering to redeem in full the outstanding principal amount of the PIK notes and pay accrued interest thereon and a related redemption premium at 1% of principal. See "Use of Proceeds."

        Although equity securities of Sealy Corporation were not registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, until July 2004 it remained a public reporting company under the Exchange Act as a result of its guarantee of the debt securities of Sealy Mattress Company. Following the Recapitalization, Sealy Mattress Corporation was established as a new wholly-owned direct subsidiary of Sealy Corporation, with the capital stock of Sealy Mattress Company contributed to Sealy Mattress Corporation. In connection with this contribution, Sealy Mattress Corporation elected to guarantee the existing debt securities of Sealy Mattress Company with the related guarantees by Sealy Corporation being released, resulting in Sealy Corporation ceasing to be a public reporting company.

Amendment to Credit Facility

        Sealy Mattress Company amended its senior secured credit facility on April 14, 2005. In connection with the amendment, amounts outstanding under the senior secured term loan were increased from $465.0 million to $565.0 million. The additional $100.0 million of borrowings was used to repay amounts outstanding under Sealy Mattress Company's senior unsecured term loan.

The Offering

        In anticipation of this offering, on                        , 2006 we effected an approximately 1 for        reverse stock split of our outstanding shares of common stock. The purpose of the reverse stock split was to increase the effective per share price of our common stock to a more typical stock price level for a consumer products company of our size to go public. The reverse stock split did not affect our financial statements other than to the extent that it reduced the number of our outstanding shares and correspondingly increased per share information.

        We are undertaking this offering in order to repay a portion of our outstanding indebtedness, to pay a special dividend to our existing stockholders and to pay transaction-related bonuses to members of our management. We are also undertaking this offering in order to fulfill our obligations to certain of our stockholders under agreements that enable these stockholders to register their shares for sale with the SEC upon demand. The principal benefit to be received by the selling stockholders in this offering will be from the $125.0 million special dividend and the net proceeds from the sale of the shares of our common stock by the selling stockholders, estimated to be $47.0 million, as well as any net proceeds from the sale of up to             additional shares by the selling stockholders upon the underwriters' exercise of their over-allotment option. Following this offering the existing stockholders will retain ownership of approximately    % of our common stock and management will retain options to purchase             shares of our common stock. In comparison to the offering price, the value of our common stock in the April and July 2004 transactions was approximately $4.39 per share. Finally, in connection with this offering, we are paying to KKR a $11.0 million fee for terminating our future obligations under our management services agreement.

        Assuming no exercise of the underwriters' over-allotment option, approximately    % of the net proceeds of this offering will be received by our officers, directors and affiliates, consisting of the proceeds from shares to be sold by the selling stockholders, transaction-related bonuses paid to members of management, a special dividend paid to our existing stockholders and payment to KKR of the management services agreement termination fee described above. Sealy Corporation's board of directors unanimously approved the offering. The board of directors included three directors who at the time of such approval were affiliated with KKR.

        The table below describes the manner in which this offering will benefit KKR and the other security holders that participated in the Recapitalization and the other recent transactions described above:

	Number of Shares Acquired in the Recapitalization and Related Transactions	Cost of Acquired Shares	Proceeds to be Received from Selling Shares in this Offering	Dividend or Bonus Received Upon Consummation of this Offering	Estimated Value of Retained Shares
KKR
Management Stockholders
Other Security Holders

Corporate Structure

        The chart below illustrates our ownership, capitalization and corporate structure after giving effect to the offering. Our ownership is presented on a fully-diluted basis.

(1)
Sealy Mattress Corporation guarantees all amounts outstanding under Sealy Mattress Company's senior secured credit facilities and also guarantees the 2014 notes on a senior subordinated basis.

(2)
Consists of a $450.0 million senior secured term loan facility with an eight-year maturity and a $125.0 million senior secured revolving credit facility with a six-year maturity.

(3)
Consists of $355.8 million aggregate principal amount of 8.25% senior subordinated notes due 2014.

General Information About This Prospectus

        We use a 52-53 week fiscal year ending on the Sunday closest to November 30, but no later than December 2. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, fiscal 2005 refers to the year ended November 27, 2005.

        Sealy Corporation is a Delaware corporation that was formed in 1984. Our principal executive offices are located at One Office Parkway, Trinity, North Carolina 27370 and our telephone number is (336) 861-3500. Our website address is www.sealy.com. The information and content contained on our website are not part of this prospectus.

The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares ( shares if the underwriters' option to purchase additional shares is exercised)
Common stock to be outstanding after this offering	shares
Use of proceeds
Of the approximately $277.0 million of net proceeds we expect to receive from this offering, we intend to use approximately $86.7 million to redeem the outstanding principal amount of our PIK notes and pay a related redemption premium thereon, approximately $37.7 million to redeem a portion of the outstanding principal amount of our 2014 notes and pay accrued interest and a related redemption premium thereon, approximately $125.0 million to pay a special dividend to our existing stockholders, approximately $17.3 million to pay a transaction-related bonus to members of management and $11.0 million to KKR in order to terminate our future obligations under our management services agreement. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including pursuant to the underwriters' option to purchase additional shares. One of the selling stockholders, J.P. Morgan Partners (BHCA), L.P. is an affiliate of J.P. Morgan Securities Inc., an underwriter in this offering. Another selling stockholder, BancBoston Capital Inc., is an affiliate of Banc of America Securities LLC, an underwriter in this offering.
Dividend policy
Immediately prior to the consummation of this offering, we will declare a one-time cash dividend of $125.0 million to our existing stockholders, to be paid from a portion of the net proceeds of this offering. In addition, upon the completion of this offering, we currently intend to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend on each share of our common stock at an annual rate initially equal to approximately % of the price per share in this offering commencing in the third quarter of 2006, unless our board of directors, in its sole discretion, determines otherwise. See "Use of Proceeds" and "Dividend Policy."

Risk factors	You should carefully read and consider the information set forth under "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.
New York Stock Exchange ticker symbol	"ZZ."

        Unless we indicate otherwise, the number of shares of common stock that will be outstanding after this offering reflects the approximately 1 for        reverse stock split of our outstanding shares effected on                        , 2006 and excludes:

  •
  18,469,745 shares of common stock issuable upon the exercise of options held by our officers and employees outstanding as of March 1, 2006, with a weighted average exercise price of $3.39 per share; and

  •
  an additional 7,509,647 shares authorized and reserved for issuance under our stock incentive plans.

Summary Historical and Pro Forma Financial and Other Data

        The following table presents summary historical and pro forma financial and other data about us. The summary financial data for the years ended November 30, 2003, November 28, 2004 and November 27, 2005 are derived from our audited consolidated financial statements and the notes thereto, appearing elsewhere in this prospectus.

        The summary unaudited pro forma condensed consolidated financial data have been developed by application of pro forma adjustments to the historical consolidated financial statements appearing elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated statements of operations for the fiscal year ended November 27, 2005 give effect to the (i) the amendment to Sealy Mattress Company's senior secured credit facilities that occurred on April 14, 2005 and (ii) the issuance of common stock in this offering and the application of proceeds therefrom, as if they had each occurred on November 29, 2004. The summary unaudited pro forma consolidated balance sheet as of November 27, 2005 gives effect to the offering and the application of proceeds therefrom as if it had occurred on November 27, 2005.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Sealy Corporation would have been had the April 2005 credit facility amendment and this offering actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of Sealy Corporation for any future period or as of any future date.

        The summary historical and pro forma financial and other data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and our financial statements and the notes thereto, appearing elsewhere in this prospectus.

				Pro Forma
	Fiscal Year(1)
				Year Ended November 27, 2005
	2003	2004	2005
	(in millions, except per share data)
Statement of Operations Data:
Net sales(2)	$1,189.9	$1,314.0	$1,469.6	$1,469.6
Cost of goods sold	695.1	740.1	818.0	818.0
Selling, general and administrative expenses	398.4	430.9	456.3	454.6
Other (income) expense(3)	(9.5)	120.8	(12.7)	(12.7)

Income (loss) from operations	105.9	22.2	208.0	209.7
Interest expense	68.5	72.7	79.6	66.1
Other (income) expense, net	0.9	(0.8)	5.4	5.4

Income (loss) before income taxes	36.5	(49.7)	123.0	138.2
Income tax expense (benefit)	18.2	(9.6)	54.5	60.5

Net income (loss)	18.3	(40.1)	68.5	77.7
Liquidation preference for common L&M shares	20.5	7.8	—	—

Income (loss) available to common shareholders	$(2.2)	$(47.9)	$68.5	$77.7

Basic net income (loss) per share:
Net income (loss) per share	0.17	(0.40)	0.74
Liquidation preference for common L&M shares	(0.19)	(0.08)	—
Income (loss) available to common shareholders	(0.02)	(0.48)	0.74
Weighted average shares	108.7	99.1	92.7
Diluted net income (loss) per share:
Net income (loss) per share	0.17	(0.40)	0.69
Liquidation preference for common L&M shares	(0.19)	(0.08)	—
Income (loss) available to common shareholders	(0.02)	(0.48)	0.69
Weighted average shares	108.7	99.1	99.3
Balance Sheet Data (at end of period):
Current assets	$356.7	$300.0	$304.4	302.5
Total assets	959.1	898.5	894.7	891.4
Current liabilities	264.6	255.2	280.3	263.1
Long-term debt, net of current portion	699.6	1,043.6	949.0	829.5
Total debt	747.3	1,052.1	961.8	842.3
Common shares and options subject to redemption	—	—	21.6	21.6
Stockholders' deficit	(76.2)	(456.8)	(412.2)	(279.3)
	Fiscal Year(1)
	2003	2004	2005
	(in millions)
Other Financial Data:
EBITDA(4)	$129.9	$48.5	$224.5
Adjusted EBITDA(4)	158.6	200.0	233.0
Cash flows provided by (used in):
Operating activities	87.1	43.5	135.0
Investing activities	0.6	(7.4)	(19.4)
Financing activities	(14.7)	(116.0)	(101.5)
Capital expenditures	(13.4)	(22.8)	(29.4)

(1)
We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 were 52-week years.

(2)
Information for periods prior to fiscal 2003 has been restated from previously published reports due to the adoption of EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product," as of March 4, 2002, reflecting a reclassification of such costs from selling, general and administrative costs to a reduction of net sales. There was no change to reported net income.

(3)
Consists of the following items to the extent applicable for the periods presented: recapitalization expense, stock based compensation, business closure charge, plant closing and restructuring charges, amortization of intangibles, asset impairment charge and net royalty income.

(4)
EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are utilized in calculating covenant ratios and compliance under the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as alternatives to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the 2014 notes would prohibit Sealy Mattress Company and its subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the 2014 notes, the ability of Sealy Mattress Company to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the years ended November 30, 2003, November 28, 2004 and November 27, 2005:

	Fiscal Year
	2003	2004	2005
	(in millions)
Net Income (loss)	$18.3	$(40.1)	$68.5
Interest	68.5	72.7	79.6
Income Taxes	18.2	(9.6)	54.5
Depreciation and Amortization	24.9	25.5	21.9

EBITDA	$129.9	$48.5	$224.5
Adjustments to EBITDA(a):
Recapitalization expenses(b)	—	133.1	—
New product introduction costs(c)	9.8	—	—
Management fees and consulting expense(d)	3.9	1.4	2.1
Facilties rationalization(e)	3.0	—	—
Write-off related to affiliates(f)	2.6	—	—
Stock based compensation(g)	1.3	—	—
A/R Process improvement costs(h)	2.2	—	—
Unusual relocation costs(i)	1.0	—	—
Deferred debt write-off(j)	2.5	—	—
Post-closing residual plant costs(k)	—	5.7	0.4
Bonus to option holders related to parent company financing transaction(l)	—	4.0	—
Bank refinancing charge(m)	—	—	6.3
Other (various)(n)	2.4	7.3	(0.3)

Adjusted EBITDA	$158.6	$200.0	$233.0

  (a)
  The indenture governing the 2014 notes and the agreement governing the senior secured credit facilities specifically identify the adjustments to be utilized for periods prior to the date such indebtedness was incurred in April 2004. The comparability of Adjusted EBITDA for periods prior to such date may therefore be limited.

  (b)
  For fiscal 2004, consists of one-time charges associated with the Recapitalization as follows: compensation expenses of approximately $53.8 million for the cash settlement and change in the measurement date for options that remained outstanding, management transaction bonuses and the cancellation of an executive's contract; $11.8 million for the write-off of debt issuance costs and premiums associated with debt extinguished in the transaction; $20.4 million for the payment of premium and consent fees associated with the repayment of the previous public debt: and $47.1 million primarily associated with advisory fees and expenses paid in connection with the merger and recapitalization.

  (c)
  For fiscal 2003, consists of one-time costs related to the launch of the new UniCased product including: (i) $5.4 million associated with price reduction programs related to close-outs of two-sided products (incremental compared to fiscal 2000-2002 average levels), (ii) $2.1 million related to an increase in unit labor costs due to labor inefficiencies surrounding the UniCased transition (incremental compared to fiscal 2002 levels), (iii) $0.6 million write-off of obsolete raw material inventory, (iv) $0.8 million one-time cost paid to a supplier to expedite materials for roll-out, (v) $0.7 million incremental new product promotion expense (incremental compared to fiscal 2002 levels) and (vi) $0.2 million write-off of research and development equipment.

  (d)
  For fiscal 2003, consists of (i) $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) $1.9 million paid to Bain Consulting for strategy consulting services. For fiscal 2004, consists of $1.4 million paid to KKR pursuant to a management agreement. For fiscal 2005, consists of $2.1 million paid to KKR pursuant to a management agreement.

  (e)
  For fiscal 2003, consists of (i) $1.7 million of plant closure expenses for the Lake Wales, Taylor and Memphis facilities, (ii) a $0.3 million non-cash write-down related to our Albany facility and (iii) $1.0 million of environmental, pension costs and other on-going expenses associated with previous facilities closings.

  (f)
  For fiscal 2003, consists of (i) a $1.8 million non-cash write-down of Western Mattress assets to net realizable value and (ii) a $0.8 million operating loss from Western Mattress.

  (g)
  For fiscal 2003, consists of a $1.3 million expense due to a change in the fair market value of securities of Sealy Corporation that were subject to a put option by an officer.

  (h)
  For fiscal 2003, consists of $2.2 million of expenses related to accounts receivable process improvement relating to external consultants costs and one-time internal costs such as travel and special bonuses.

  (i)
  For fiscal 2003, consists of a $1.0 million of expenses representing management's estimate of the incremental amount of senior management relocation expenses considered to be non-recurring.

  (j)
  For fiscal 2003, consists of a $2.0 million write-off of previously deferred derivative losses and $0.5 million of deferred debt costs associated with early extinguishment of debt.

  (k)
  For fiscal 2004, consists of (i) a $0.6 million restructuring charge associated with the closing of the Randolph facility in May 2004, (ii) post-closure carrying costs of $1.5 million, $0.8 million, $0.6 million associated with the former Randolph, Memphis, and Lake Wales facilities, respectively, and (iii) $2.2 million of environmental, pension costs and other on-going expenses associated with previous facilities closings. For fiscal 2005, consists of (i) a $0.3 million additional impairment charge on the previously closed Memphis facility and (ii) $2.3 million of environmental, pension costs and other on-going expenses associated with previous facilities closings, and (iii) offset by $2.2 million of gains on the sale of previously closed facilities.

  (l)
  Consists of a one time management bonus paid to the holders of our stock options in lieu of the cash dividend which was paid to stockholders on July 16, 2004 (see Note 2 to our audited consolidated financial statements for the fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005, included elsewhere herein).

  (m)
  For fiscal 2005, consists of $6.3 million of expenses associated with refinancing of Sealy Mattress Company's senior secured term loan in April 2005 and other debt extinguishment costs.

  (n)
  For fiscal 2003, consists of $5.7 million related to consulting costs, bankruptcy preference claims, severance charges, and changes in certain accounting estimates associated with accrued compensated absences and reserves for workers compensation, offset by $1.7 million of gains associated with notes receivable and interest income of $1.6 million. For fiscal 2004, consists of: $6.9 million related to new product introduction costs, management services fees, and various contingencies; and $1.3 million adjustment related to the remaining difference between actual adjustments to EBITDA and Adjusted EBITDA as deemed by the senior secured credit agreement for the first quarter of fiscal 2004, and offset by $0.9 million of interest income. For fiscal 2005, consists of other immaterial adjustments.

  The following table reconciles EBITDA to cash flows from operations for the years ended November 30, 2003, November 28, 2004 and November 27, 2005:

	Fiscal Year
	2003	2004	2005
	(in millions)
EBITDA	$129.9	$48.5	$224.5
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(68.5)	(72.7)	(79.6)
Income taxes	(18.2)	9.6	(54.5)
Non-cash charges against (credits to) net income:
Business closure and impairment charges	1.8	—	—
Deferred income taxes	(0.7)	(17.3)	9.6
Non-cash interest expense	9.6	6.0	12.1
Non-cash charges associated with the recapitalization	—	42.2	—
Other, net	(3.1)	2.2	6.6
Changes in operating assets & liabilities	36.3	25.0	16.3

Cash flow from operations	$87.1	$43.5	$135.0

RISK FACTORS

        An investment in our common stock involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to purchase any common stock. We have separated the risks into two groups:

  •
  risks related to our business; and

  •
  risks related to this offering and ownership of our common stock.

        We have only described the risks we consider to be material. If any of the following risks actually occur, our business, financial condition and results of operations may suffer. As a result, the market price of our common stock could decline and you could lose all or part of your investment in our company.

Risks Related to Our Business

The bedding industry is highly competitive, and if we are unable to compete effectively, we may lose customers and our sales may decline.

        The bedding industry is highly competitive, and we encounter competition from many manufacturers in both domestic and foreign markets. According to data compiled by the U.S. Census Bureau, there are over 700 manufacturers of mattresses and box springs in the U.S. conventional bedding industry. We, along with Simmons Company and Serta, Inc., accounted for approximately 49.2% of wholesale revenues in 2004, according to figures obtained from International Sleep Products Association and Furniture/Today industry publications. The highly competitive nature of the bedding industry means we are continually subject to the risk of loss of our market share, loss of significant customers, reduction in margins, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. Some of our principal competitors have less debt than we have and may be better able to withstand changes in market conditions within the bedding industry. Additionally, we may encounter increased future competition and further consolidation in our industry which could magnify the competitive risks previously outlined.

Our new product launches may not be successful due to development delays, failure of new products to achieve anticipated levels of market acceptance and significant costs associated with failed product introductions, which could adversely affect our revenues and profitability.

        Each year we invest significant time and resources in research and development to improve our product offerings. In June 2003, we launched an entirely new line of mattresses and box springs under our Sealy Posturepedic brand which utilizes new proprietary manufacturing processes and materials. In January 2004, we launched a new line of mattresses and box springs under our Stearns & Foster brand which utilizes similar new manufacturing processes and materials. Late in the first fiscal quarter of 2005, we introduced our new TrueForm visco-elastic bedding product line. Late in the fourth fiscal quarter of 2005, we introduced a new line of Stearns & Foster brand mattresses and boxsprings. During the first quarter of fiscal 2006, we introduced a new line of Sealy Posturepedic brand mattresses and foundations, which will begin shipping during the second quarter of 2006. There are a number of risks inherent in our new product line introductions, such as the anticipated level of market acceptance may not be realized, which could negatively impact our sales. Also, introduction costs and manufacturing inefficiencies may be greater than anticipated, which could impact our profitability.

We may experience fluctuations in our operating results due to seasonality, which could make sequential quarter to quarter comparison an unreliable indication of our performance.

        We have historically experienced, and we expect to continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding customers, our retail business is subject to seasonal influences, characterized by strong sales for the months of June through

September, which impacts our third fiscal quarter results. Our third fiscal quarter sales are typically 10% to 15% higher than other fiscal quarters. This seasonality means that a sequential quarter to quarter comparison may not be a good indication of our performance or of how we will perform in the future.

A substantial decrease in business from our significant customers could have a material adverse effect on our sales and market share.

        Our top five customers accounted for approximately 24.3% of our net sales for fiscal 2005. While we believe our relationships with these customers are stable, many arrangements are made by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in material write-offs or loss of future business.

        In the future, retailers in the United States may consolidate, restructure, reorganize or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration in the retail industry. Some of these retailers may decide to carry only one brand of mattress products which could affect our ability to sell our products on favorable terms or to maintain or increase market share. As a result, our sales and profitability may decline.

Our profitability may be materially and adversely affected by increases in the cost of petroleum-based products, steel and other raw materials.

        The major raw materials that we purchase for production are steel wire, fabrics and roll goods consisting of foam, insulator pads, and fiber and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, the price of foam materials has been significantly impacted by the hurricanes that affected the Gulf Coast in August and September of 2005, which caused a significant temporary disruption to the productive capacity of facilities operated by certain suppliers of a petroleum-based raw material used in the manufacture of polyurethane foam, which in turn, is used in the manufacture of the majority of our bedding products. Due to resulting shortages of these materials, as well as the higher world-wide petroleum prices seen in the last two years, we believe that we will continue to experience prices well-above those of recent history for these and other petroleum-based products. Furthermore, we expect that high demand for lumber caused by the reconstruction of areas devastated by the Gulf Coast hurricanes will place upward pressure on the price of wood products incorporated in the construction of our box spring units. Also, world demand for steel over the last two years has increased due to a number of factors, including increased steel imports into Asia. Worldwide production has not been able to keep up with the increased demand, due in part to decreased productive capacity in the United States. Furthermore, the weakening of the U.S. dollar has raised the relative price of steel imported into the United States. Consequently, we believe that the cost of cold rolled steel and steel drawn wire, which are used in the production of the spring units and other components within our mattress and box springs, will continue to remain elevated above their recent historical averages throughout 2006. Our profitability may be materially and adversely affected by increases in raw material costs to the extent we are unable to pass on such higher costs to customers.

Our profitability may be materially and adversely affected by any interruption in supply from third party vendors.

        We purchase our raw materials and certain components from a variety of vendors. Specifically, we purchase box springs from Leggett & Platt Inc., foam materials from Foamex International, Inc. and Carpenter Co., and other national raw material and component suppliers. We purchase approximately 52% of our Sealy and Stearns & Foster box spring parts from third party sources, predominantly from Leggett & Platt, which has patents on various interlocking wire configurations. If any of these suppliers were to discontinue supplying us for any reason, there may be an interruption of production which may materially and adversely affect our operations.

We are dependent upon a single supplier for key components used in our UniCased and TripLCased design. These components are proprietary to the supplier and a disruption in their supply could materially and adversely affect our operations.

        We are dependent upon a single supplier for certain key structural components of our new UniCased Posturepedic line of mattresses. Such components are purchased under a four-year supply agreement, expiring on February 18, 2007, and are manufactured in accordance with a proprietary design exclusive to the supplier. We have incorporated the UniCased method of construction into substantially all of our Sealy brand products, and have also incorporated the similar TripLCased construction into some Stearns & Foster branded products. If we experience a loss or disruption in our supply of these components, we may have difficulty sourcing substitute components on terms favorable to us, or at all. In addition, any alternative source may impair product performance or require us to alter our manufacturing process, which could have an adverse effect on our profitability.

Our significant international operations are subject to foreign exchange, tariff, tax, inflation and political risks and our ability to expand in certain international markets is limited by the terms of licenses we have granted to manufacture and sell Sealy products.

        We currently conduct significant international operations and will likely pursue additional international opportunities. Our international operations are subject to the risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff and other tax increases, fluctuations in exchange rates, inflation and unstable political situations. We have also limited our ability to independently expand in certain international markets where we have granted licenses to manufacture and sell Sealy bedding products. Our licensees in Australia, Jamaica and the United Kingdom have perpetual licenses, subject to only limited termination rights. Our licensees in the Dominican Republic, the Bahamas, Israel, Japan, New Zealand, Saudi Arabia (which covers 13 middle eastern countries), Spain, South Africa and Thailand hold licenses for fixed terms with limited renewal rights. Fluctuations in the rate of exchange between the U.S. dollar and other currencies may affect stockholders' equity and our financial condition or results of operations.

The loss of the services of one or more members of our senior management team could impair our ability to execute our business strategy and adversely affect our business.

        We are dependent on the continued services of our senior management team, most of whom have substantial industry-specific experience. For example, David J. McIlquham, our Chief Executive Officer since April 2002, and Lawrence J. Rogers, our President of the International Bedding Group since January 2001, have served in numerous capacities within our operations since joining us in 1990 and 1979, respectively. The loss of such key personnel could impair our ability to execute our business strategy and have a material adverse effect on our business.

We have a substantial amount of indebtedness, which may adversely affect our cash flow, our ability to comply with our debt covenants, repay our indebtedness and operate our business.

        At November 27, 2005, on a pro forma basis, we would have had outstanding indebtedness of approximately $842.3 million after giving effect to the issuance of common stock in this offering and the use of proceeds therefrom. At November 27, 2005 we had availability of $74.1 million under the revolving credit facility after taking into account letters of credit for $32.1 million.

        The pro forma annual cash interest cost on our debt obligations is $63.7 million based on our level of indebtedness as of November 27, 2005. In addition, a 1% increase in the interest rates applicable to the unhedged portion of our variable rate debt would result in approximately $3.2 million in additional annual cash interest expense. We have no scheduled principal payments due on our senior debt until such obligations begin to mature beginning in 2011. However, each year our senior secured term notes remain outstanding, we may be required to make principal prepayments equal to 25% of excess cash flow for the preceding fiscal year, as defined in our senior secured credit agreement. There will be no such required prepayment due in the first quarter of 2006 due to the $120.0 million of voluntary prepayments made during fiscal 2005. We are unable to estimate whether any such prepayments may be required after 2006.

        Our substantial indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to pay dividends on our common stock;

  •
  make it more difficult for us to satisfy our obligations with respect to our outstanding debt, and a failure to comply with any financial and other restrictive covenants could result in an event of default under our debt instruments and agreements;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our strategy, or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially and adversely affect our business, financial condition or results of operations.

Despite our current leverage, we may still be able to incur significant additional indebtedness. This could further exacerbate the risks that we face.

        We will be able to incur significant additional indebtedness in the future. Although the indenture governing the 2014 notes and instruments governing the senior secured indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face, including those described above, could intensify.

The terms of the senior secured credit facilities and the indenture governing the 2014 notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Our senior secured credit facilities and the indenture governing the 2014 notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on our subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. The senior secured credit facilities includes financial covenants, including requirements that it:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in the senior secured credit facility will become more restrictive over time. In addition, the senior secured credit facilities limits our subsidiaries' ability to make capital expenditures and require that they use proceeds of certain asset sales that are not reinvested in our business to repay indebtedness under them.

        The senior secured credit facilities also includes covenants restricting, among other things, our subsidiaries' ability to:

  •
  incur or guarantee additional debt or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  create or incur certain liens;

  •
  make certain loans, acquisitions, capital expenditures or investments; and

  •
  engage in mergers, acquisitions, asset sales and sale and lease-back transactions.

  The indenture relating to the 2014 notes also contains numerous covenants including, among other things, restrictions on our subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  create liens;

  •
  enter into sale and lease-back transactions;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of Sealy Mattress Company and its restricted subsidiaries to make dividends or distributions to Sealy Mattress Corporation (a wholly-owned subsidiary of Sealy Corporation); and

  •
  engage in transactions with affiliates.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in our debt agreements could result in a default under such agreements. If any such default occurs, the lenders under the debt agreements may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of its available cash to repay these borrowings, any of which would result in an event of default under our notes. Those lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under the senior secured credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay our notes and our other debt. See "Description of Indebtedness."

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of Sealy Mattress Corporation. As a result, we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries and the covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including Sealy Mattress Company's senior secured credit facilities and the indenture governing the 2014 notes. For instance, the agreement governing Sealy Mattress Company's senior secured credit facilities contains restrictions on the ability of Sealy Mattress Corporation to pay dividends or make other distributions to us subject to specified exceptions including an amount based upon 50% of cumulative consolidated net income from April 2004. In addition, the indenture governing the 2014 notes contains restrictions on the ability of Sealy Mattress Company to pay dividends or make other distributions to Sealy Mattress Corporation subject to specified exceptions including an amount based upon 50% of cumulative consolidated net income from April 2004.

The time and expense of defending against challenges to our trademarks, patents and other intellectual property could divert our management's attention and substantial financial resources from our business. Our goodwill and ability to differentiate our products in the marketplace could be negatively affected if we were unsuccessful in defending against such challenges.

        We hold over 300 worldwide trademarks, which we believe have significant value and are important to the marketing of our products to customers. We own 31 U.S. patents, a number of which have been registered in a total of 22 countries, and we have 7 domestic patents pending. In addition, we own U.S. and foreign registered trade names and service marks and have applications for the registration of trade names and service marks pending domestically and abroad. We also own several U.S. copyright registrations, and a wide array of unpatented proprietary technology and know-how. We also license certain intellectual property rights from third parties.

        Our ability to compete effectively with other companies depends, to a significant extent, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. Although our trademarks are currently registered in the United States and registered or pending in 96 foreign countries, we still face risks that our trademarks may be circumvented or violate the proprietary rights of others and we may be prevented from using our trademarks if challenged. A challenge to our use of our trademarks could result in a negative ruling regarding our use of our trademarks, their validity or their enforceability, or could prove expensive and time consuming in terms of legal costs and time spent defending against it. In addition, we may not have the financial resources necessary to enforce or defend our trademarks. We also face risks as to the degree of protection offered by the various patents, the likelihood that patents will be issued for pending patent applications or, with regard to the licensed intellectual property, that the licenses will not be terminated. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, our goodwill and ability to differentiate our products in the market place could be negatively affected and our market share and profitability could be materially and adversely affected.

Regulatory requirements relating to our products may increase our costs, alter our manufacturing processes and impair our product performance.

        Our products and raw materials are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products and raw materials. These rules and regulations may change from time to time. Compliance with these regulations may negatively impact our business. For example, the California Home Furnishings Bureau has adopted new open flame resistance standards under Technical Bulletin 603, and those standards became effective in January 2005. There may be continuing costs of regulatory compliance including continuous testing, additional quality control processes and appropriate auditing of design and process compliance.

        In February 2006, the U.S. Consumer Product Safety Commission (CPSC) passed 16 CFR Part 1633 that effectively applies the California open flame standard, but will add significant quality control, record-keeping and testing requirements on mattress manufacturers, including Sealy. This rule is effective beginning July 1, 2007. The costs associated with the new products and processes needed to comply with the new requirements may not be fully absorbed by our customers and could affect our profitability. Moreover, states such as Rhode Island and New Jersey (and possibly others) and the U.S. Congress continue to consider open flame regulations for mattresses and bed sets or integral components that may be different or more stringent than the California or proposed CPSC standard and we may be required to make different products for different states or change our processes or distribution practices nationwide. It is possible that some state's more stringent standards, if adopted and enforceable, could make it difficult to manufacture a cost-efficient product in those jurisdictions and compliance with proposed new rules and regulations may increase our costs, alter our manufacturing processes and impair the performance of our products.

        In addition, our marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties, which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive.

Environmental, health and safety requirements could expose us to material liabilities and changes in our operations as a result of environmental contamination, among other things.

        As a manufacturer of bedding and related products, we use and dispose of a number of substances, such as glue, lubricating oil, solvents and other petroleum products, as well as certain foam ingredients that may subject us to regulation under numerous federal and state statutes governing the environment (including those environmental regulations that are applicable to our foreign operations such as Argentina, Brazil, Canada, France, Italy, Mexico and other jurisdictions). Among other statutes, we are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. As we abide by certain new open flame regulations, our products and processes may be governed more rigorously by certain state and federal environmental and OSHA standards as well as the provisions of California Proposition 65 and 16 CFR Part 1633.

        We have made and will continue to make capital and other expenditures to comply with environmental requirements. We also have incurred and will continue to incur costs related to certain remediation activities. Under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. We are currently addressing the clean-up of environmental contamination at our former facility in South Brunswick, New Jersey and our former facility in Oakville, Connecticut. We have accrued approximately $0.8 million and $2.0 million for the Oakville and South Brunswick clean-ups, respectively, and we believe that these reserves should be adequate. While uncertainty exists as to the ultimate resolution of these two environmental matters and we believe that the accruals recorded are adequate, in the event of an adverse decision by one or more of the governing environmental authorities or if additional contamination is discovered, these matters could have a material effect on our profitability.

A change or deterioration in labor relations could disrupt our business or increase costs, which could lead to a material decline in sales or profitability.

        As of November 27, 2005 we had 6,208 full-time employees. Approximately 70% of our employees at our 25 North American plants are represented by various labor unions with separate collective bargaining agreements. Our current collective bargaining agreements, which are typically three years in length, expire at various times beginning in 2006 through 2010. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. We may at some point be subject to work stoppages by some of our employees and, if such events were to occur, there may be a material adverse effect on our operations and profitability. Further, we may not be able to renew the various collective bargaining agreements on a timely basis or on favorable terms, or at all.

Our pension plan is currently underfunded and we will be required to make cash payments to the plan, reducing the cash available for our business.

        We have a noncontributory, defined benefit pension plan covering current and former hourly employees at five of our active plants and seven previously closed facilities. We record a minimum liability associated with this plan equal to the excess of the accumulated benefit obligation over the fair value of plan assets. The minimum liability at November 27, 2005 was $4.8 million, and we expect to make estimated minimum funding contributions totaling approximately $2.1 million in 2006. If the performance of the assets in this pension plan does not meet our expectations, or if other actuarial assumptions are modified, our future cash payments to the plan could be higher than we expect. This pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded pension plan under limited circumstances. In the event our pension plan is terminated for any reason while it is underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

Risks Related to this Offering and Ownership of Our Common Stock

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise, or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

Your interest will be immediately and substantially diluted if you purchase common stock in this offering.

        If you purchase common stock in this offering, you will experience an immediate and substantial dilution of $            per share of common stock because the price per share of common stock in this offering is substantially higher than the net tangible book deficit of each share of common stock outstanding immediately after this offering. Our net tangible book deficit on a pro forma basis after giving effect to the amendment to our senior secured credit facility and the issuance of common stock in this offering and the application of proceeds therefrom is approximately $(646.9) million, or $(        ) per share of common stock. In addition, if outstanding options to purchase common stock are exercised, there could be substantial additional dilution. See "Dilution," "Management—Executive

Compensation" and "Management—Compensation Pursuant to Plans and Other Arrangements" for information regarding outstanding stock options and additional stock options that we may grant.

Our stock price may fluctuate significantly following the offering, and you could lose all or part of your investment as a result.

        We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in "—Risks Related to Our Business," and the following, some of which are beyond our control:

  •
  quarterly variations in our results of operations;

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  results of operations that vary from those of our competitors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  future sales of our common stock; and

  •
  general domestic and international economic conditions.

        Furthermore, the stock market recently has experienced extreme volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        We, our directors and officers, the selling stockholders, KKR and certain other institutional investors have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of Citigroup Global Markets Inc. for a period of 180 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances. Sales of a substantial number of shares of our common stock following the expiration of these lock-up periods could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale."

        In addition, as of March 1, 2006, 18,469,745 shares of our common stock are issuable upon the exercise of presently outstanding stock options under our stock option plans and 7,509,647 shares have been reserved for future issuance under our stock option plan. Shares acquired upon the exercise of vested options under our stock option plan will first become eligible for resale ninety days after the date of this prospectus. Shortly following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options issuable under our stock option plan. Sales of a substantial number of shares of our common stock following the vesting of these options could cause the market price of our common stock to decline.

There are contractual, legal and other restrictions that may prevent us from paying cash dividends on our common stock in the amount currently intended and, as a result, you may not receive any return on investment unless you sell your common stock for a price greater than the price for which you paid.

        Although we currently intend to declare and pay dividends on our common stock, there can be no assurance that sufficient cash will be available to pay such dividend and our board of directors may at any time modify or revoke our current dividend policy. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company that does not conduct any business operations of our own, and therefore, we are dependent upon cash dividends and other transfers from our subsidiaries to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries' existing debt agreements and may be restricted by our or our subsidiaries' future debt agreements. Under the credit agreement governing Sealy Mattress Company's senior secured credit facilities and indenture governing the 2014 notes, Sealy Mattress Company is generally restricted from making dividends or other distributions to us. Also, Delaware law permits the declaration of dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. In the event we do not pay cash dividends on our common stock in the amount currently intended as a result of these restrictions, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than the price for which you paid.

Provisions in our governing documents could discourage a takeover that stockholders may consider favorable.

        In addition to KKR's ownership of a controlling percentage of our common stock, provisions contained in our certificate of incorporation and bylaws could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change the direction or management of our company may be unsuccessful.

Following completion of this offering, KKR will have significant influence over us, including control over decisions that require the approval of stockholders, whether or not such decisions are in the best interests of other stockholders.

        After the consummation of this offering, KKR will beneficially own approximately            % of our common stock (or            % if the underwriters exercise their over-allotment option in full). In addition, representatives of KKR will occupy a majority of the seats on our board of directors. As a result, KKR has control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of our board of directors or the stockholders regardless of whether or not other members of our board of directors or stockholders believe that any such transactions are in their own best interests. So long as KKR continues to hold a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors. See "Certain Relationships and Related Party Transactions—Stockholders Agreements."

KKR may have conflicts of interest with us or you in the future by investing in businesses that compete with us or in opportunities that are complementary to ours, making such opportunities unavailable to us.

        KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Compliance with Section 404 of the Sarbanes-Oxley Act and other requirements of being a public company may strain our resources and divert management's attention from other business concerns.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act and the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. In connection with the evaluation of our disclosure controls and procedures for the year ended November 27, 2005, and in connection with observations by our independent registered public accountants identified in their audit of our consolidated financial statements, management identified certain deficiencies in our financial statement close process primarily related to the review and approval process for various account analyses and reserve/accrual calculations and the consolidated financial/balance sheet review process.

        The deficiencies in each of these areas increases the risk that material misstatements in our financial statements, whether caused by error or fraud, may occur and not be detected within a timely period. Such deficiencies may not be fully remediated in a timely fashion. If we fail to remedy these deficiencies or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act. In addition, ongoing compliance with these controls and procedures may result in additional expenses and divert management's attention from other business concerns. Furthermore, these deficiencies increase the risk that our independent registered public accountants may not be able to certify as to the effectiveness of our internal control over financial reporting when we are required to obtain this certification beginning in February 2008. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. Any loss of confidence in the reliability of our consolidated financial statements could result in a decline in the price of our common stock.

We are a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such arrangements.

        Upon completion of this offering, KKR will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

A portion of the proceeds received by us in this offering will not be used to further invest in our business.

        Of the net proceeds from the sale of shares by us in this offering, we intend to use approximately $125.0 million to pay a special dividend to our existing stockholders, approximately $17.3 million to pay a transaction-related bonus to members of management and $11.0 million to pay KKR to terminate our future obligations under our management services agreement. In addition, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including pursuant to the underwriters' option to purchase additional shares. Accordingly, portions of the proceeds of this offering will not be invested in the Company and will not be used to pay down debt or grow our business and increase profitability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "may," "intends," "seeks" or similar expressions, we are making forward-looking statements.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  •
  the level of competition in the bedding industry;

  •
  the success of new products;

  •
  our relationship with significant customers and licensees;

  •
  future acquisitions;

  •
  fluctuations in costs of raw materials;

  •
  our relationship with our major suppliers;

  •
  our international relations;

  •
  departure of key personnel;

  •
  encroachments on our intellectual property;

  •
  legal and regulatory requirements;

  •
  product liability claims;

  •
  our labor relations;

  •
  the timing, cost and success of opening new manufacturing facilities;

  •
  our level of indebtedness;

  •
  interest rate risks;

  •
  an increase in return rates; and

  •
  other risk factors discussed in this prospectus and, from time to time, in our filings with the SEC.

        We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of             shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $277.0 million. This estimate assumes an initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $       per share would increase (decrease) the net proceeds to us from this offering by $      , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        In addition,             shares are being offered by the selling stockholders. We will receive no proceeds from the sale of the shares of our common stock by the selling stockholders, including any net proceeds from the sale of up to            additional shares by the selling stockholders upon the underwriters' exercise of their over-allotment option. One of the selling stockholders, J.P. Morgan Partners (BHCA), L.P. is an affiliate of J.P. Morgan Securities Inc., an underwriter in this offering. Another selling stockholder, BancBoston Capital Inc., is an affiliate of Banc of America Securities LLC, an underwriter in this offering. See "Principal and Selling Stockholders" and "Undewriting."

        Of approximately $277.0 million of net proceeds we expect to receive from this offering, we intend to use approximately $86.7 million to redeem the outstanding principal amount of our PIK notes and pay accrued interest thereon and a related redemption premium, approximately $37.7 million to redeem a portion of the outstanding principal amount of the 2014 notes and pay accrued interest and a related redemption premium, $125.0 million to pay a special dividend to our existing stockholders, approximately $17.3 million to pay a transaction-related bonus to members of management and $11.0 million to KKR in order to terminate our future obligations under our management services agreement. Our board of directors, which will declare the special dividend and management's bonus, includes representatives of our existing stockholders and members of management who will receive the dividend and bonus. Investors in this offering will not receive any portion of the special dividend. The PIK notes mature on July 15, 2015 and accrue interest-in-kind at 10% per year. The 2014 notes mature on June 15, 2014 and accrue interest at 8.25% per year.

DIVIDEND POLICY

        We currently intend to declare and pay dividends on our common stock. Immediately prior to the consummation of this offering, we will pay a one-time cash dividend of $125.0 million to our existing stockholders, to be paid from a portion of the net proceeds of this offering. Investors in this offering will not receive any portion of this special dividend.

        In addition, upon the completion of this offering, we currently intend to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend on each share of our common stock at an annual rate initially equal to approximately          of the price per share in this offering commencing in the third quarter of 2006 unless our board of directors in its sole discretion determines otherwise. However, there is no assurance that sufficient cash will be available to pay such dividend. Although we expect our board of directors to continue to declare quarterly dividends at such rate for the foreseeable future, our board of directors may at any time modify or revoke our dividend policy on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

        We are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from our subsidiaries to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries' existing debt agreements and may be restricted by our or our subsidiaries' future debt agreements. Under the credit agreement governing Sealy Mattress Company's senior secured credit facilities and indenture governing the 2014 notes, Sealy Mattress Company is generally restricted from making dividends or other distributions to us.

        Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our board of directors but in no event will be less than the aggregate par value of our issued stock. Our board of directors may base this determination on our financial statements, a fair valuation of our assets or another reasonable method. Our board of directors will seek to assure itself that the statutory requirements will be met before actually declaring dividends. In future periods, our board of directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends.

        While we have no history of paying dividends out of our cash flow, based upon our historical financial performance since completion of the Recapitalization in April 2004, we believe that we will have sufficient available cash flow to pay quarterly dividends at the intended rate for at least the first four fiscal quarters following the closing of this offering. However, there is no assurance that sufficient cash will be available as and when required to pay such dividend. In reaching this conclusion, we took into account the aggregate annual dollar amount of the expected dividend, approximately $       million, as well as our operating cash flow since the Recapitalization: $135.0 million for the year ended November 27, 2005 and $43.5 million for the year ended November 28, 2004 (which amount is net of a $90.9 million reduction relating to the Recapitalization) less net cash flow used in investing activities of $19.4 million for the year ended November 27, 2005 and $7.4 million for the year ended November 28, 2004. In addition, we took into account the $210 million of indebtedness outstanding under Sealy Mattress Company's senior secured credit facilities that has been voluntarily prepaid since the Recapitalization from available operating cash flow. We also evaluated the restrictions on dividends contained in the credit agreement governing Sealy Mattress Company's senior secured credit facilities and the indenture governing the 2014 notes and believe that the terms of those instruments will not impair our ability to receive the required amount of cash flow from Sealy Mattress Company for at least the first four fiscal quarters following the closing of this offering.

CAPITALIZATION

        The following table sets forth our capitalization as of November 27, 2005:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to the issuance of common stock in this offering, the approximately 1 for        reverse stock split effected on                        , 2006 and the application of proceeds from the offering.

        The table below should be read together with "Selected Historical Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto, appearing elsewhere in this prospectus."

	November 27, 2005
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$36.6	$36.6

Debt:
Senior subordinated PIK notes	$85.8	$—
Senior secured revolving credit facility	18.8	18.8
Senior secured term loan facility	450.0	450.0
Senior subordinated notes due 2014	389.5	355.8
Other	17.7	17.7

Total debt	$961.8	$842.3
Common stock and options subject to redemption	$21.6	$21.6
Stockholders' deficit:
Preferred stock, $0.01 par value, 50.0 shares authorized; 0 shares issued and outstanding, actual; 0 shares issued and outstanding, pro forma	$—	$—
Common stock, $0.01 par value, shares authorized; 92.8 shares issued and outstanding, actual; shares issued and outstanding, pro forma	0.9
Additional paid-in capital	365.7
Accumulated deficit	(781.4)
Accumulated other comprehensive income	2.6

Total stockholders' deficit	(412.2)	(279.3)

Total capitalization(1)	$571.2	$584.6

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' deficit and total capitalization by $      , $      , $      and $      , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

        Dilution is the amount by which the initial public offering price per share paid by purchasers of our common stock to be sold in this offering exceeds the pro forma net tangible book deficit per share of our common stock immediately after the completion of this offering. The pro forma net tangible book deficit per share of our common stock is determined as follows:

  •
  our total assets less our intangible assets, which equals our total tangible assets;

  •
  less our total liabilities; and

  •
  divided by the number of shares of our common stock outstanding.

        Our net tangible book deficit as of November 27, 2005 was $(779.8) million, or $(8.40) per share. Without taking into account any adjustment in net tangible book deficit attributable to operations after November 27, 2005, after giving effect to this offering and the receipt by us of an estimated $277.0 million of net proceeds from this offering, based on an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), our pro forma net tangible book deficit at November 27, 2005 would have been approximately $(646.9) million, or $            per share. This represents an immediate decrease in net tangible book deficit of $             per share to our existing stockholders. This also represents an immediate dilution of $            per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book deficit per share as of November 27, 2005
Decrease per share attributable to investors in this offering
Pro forma net tangible book deficit per share after this offering

Dilution per share to new investors	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would decrease (increase) our pro forma net tangible book deficit by $      , the pro forma as adjusted net tangible book deficit per share after this offering by $    per share and the dilution per share to new investors in this offering by $    , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        Assuming this offering had occurred on November 27, 2005, the following table summarizes the differences between the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by (i) our existing stockholders, (ii) shares issuable upon exercise of options and (iii) the new investors purchasing shares of common stock in this offering with respect to the number of shares of common stock purchased from us:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Shares issuable upon exercise of options
New investors in this offering

Total		100.0%			$100.0%

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) total consideration paid by new investors and the average price per share by $      , $      and $      , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting underwriting discounts and commissions and estimated expenses payable by us.

        The sale of            shares in this offering by the selling stockholders will cause the number of shares held by existing stockholders to be reduced to            shares or             % of the total number of shares outstanding after this offering. See "Principal and Selling Stockholders."

        As of November 27, 2005, there were 18,546,897 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $3.39 per share. To the extent that these options are exercised, there will be dilution to new investors of $            per share. See "Management—Compensation Pursuant to Plans and Other Arrangements."

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been developed by application of pro forma adjustments to the historical consolidated financial statements of Sealy Corporation appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the issuance of common stock in this offering and application of proceeds therefrom as described in "Use of Proceeds," as if each had occurred on November 27, 2005. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended November 27, 2005 gives effect to: (i) the amendment to the Sealy Mattress Company senior secured credit facilities that occurred on April 14, 2005; and (ii) the issuance of common stock in this offering and application of proceeds therefrom as described in "Use of Proceeds" as if they had each occurred on November 29, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what the results of operations or financial condition of Sealy Corporation would have been had the April 2005 credit facility amendment and this offering, including the application of the net proceeds as described in "Use of Proceeds," actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of Sealy Corporation for any future period or as of any future date.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Selected Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Sealy Corporation and related notes thereto appearing elsewhere in this prospectus.

 SEALY CORPORATION
Unaudited Pro Forma Condensed Consolidated Balance Sheet
November 27, 2005

	Historical	Adjustment for the Offering(1)		Pro Forma As Adjusted
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$36.6	$—	(2)	$36.6
Accounts receivable, net	175.4	—		175.4
Inventories	60.1	—		60.1
Assets held for sale	1.4	—		1.4
Prepaid expenses and other current assets	30.9	(1.9	)(3)	29.0

	304.4	(1.9)		302.5
Property, plant and equipment, at cost	328.9	—		328.9
Less accumulated depreciation	(160.9)	—		(160.9)

	168.0	—		168.0
Other assets:
Goodwill, net of accumulated amortization	384.6	—		384.6
Other intangibles—net of accumulated amortization	4.6	—		4.6
Debt issuance costs, net, and other assets	33.1	(1.4	)(4)	31.7

	422.3	(1.4)		420.9

	$894.7	$(3.3)		$891.4

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion—long-term obligations	$12.8	$—		$12.8
Accounts payable	119.6	(1.2	)(3)	118.4
Accrued incentives and advertising	38.0	—		38.0
Accrued compensation	44.1	—		44.1
Accrued interest	18.4	(1.2	)(2)	17.2
Other accrued expenses	47.4	(14.8	)(7)	32.6

	280.3	(17.2)		263.1
Long-term obligations, net	949.0	(119.5	)(5)	829.5
Other noncurrent liabilities	43.7	—		43.7
Deferred income taxes	12.3	0.5	(7)	12.8
Common stock and options subject to redemption	21.6	—		21.6
Stockholders' deficit	(412.2)	132.9	(6)	(279.3)

	$894.7	$(3.3)		$891.4

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

SEALY CORPORATION
Notes to Unaudited Pro Forma Condensed Consolidating Balance Sheet
(in millions)

(1)
The unaudited pro forma condensed consolidated balance sheet has been derived by the application of pro forma adjustments to the historical financial statements as of November 27, 2005. Such adjustments give effect to the issuance of common stock in this offering and the application of proceeds therefrom as set forth under "Use of Proceeds," as if the offering had occurred on November 27, 2005.

(2)
Reflects the impact on cash resulting from this offering as follows:

Sources:
Proceeds from this offering	$300.0

Uses:
Cash dividend payable to stockholders of record prior to offering date	$125.0
Redeem PIK notes	85.8
Redeem portion of outstanding 2014 notes	33.7
Fees and expenses associated with this offering	22.3
Management bonus*	17.3
Management Services Agreement termination fee	11.0
Redemption premium on 2014 notes	2.8
Accrued interest on 2014 notes	1.2
Redemption premium on PIK notes	0.9

Total uses of cash	$300.0

*
$17.3 million management bonus consists of $14.4 million cash bonus to be paid to members of management in lieu of exercising their registration rights, and approximately $2.9 million cash to be paid to tax jurisdictions on behalf of management stockholders expected to receive a share settlement of a portion of their vested options in connection with this offering. The total compensation expense related to the management bonus and share settlement is approximately $17.7 million, which includes a non-cash charge of approximately $0.4 million related to the fair value of the of equity received on the settlement of options (see Note 6). While individual members of management may elect not to waive their registration rights or to receive a share settlement for vested options, these pro forma adjustments assume full acceptance of both offers by all option holders.

(3)
Adjustment to remove existing deferred offering costs as follows:

Reduction in use of proceeds for costs previously paid	$0.7
Remaining costs included in accounts payable	1.2

$1.9

(4)
Reflects the write-off of deferred debt issuance costs in connection with this offering as follows:

Related to 2014 notes	$1.1
Related to PIK notes	0.3

$1.4

(5)
Reflects the repayment of indebtedness in connection with this offering as follows:

PIK notes	$85.8
2014 notes (see Note 2)	33.7

$119.5

(6)
Reflects the following adjustments to stockholders' deficit related to this offering:

Proceeds from this offering	$300.0
Less fees and direct expenses	(23.0)

Net proceeds from this offering	277.0
Cash dividend payable to stockholders of record prior to offering date	(125.0)
Additional equity from share settlement of stock options (see Note 2)	0.4
Excess tax benefit resulting from exercise of stock options	0.8
One-time charges:
Management bonus (see Note 2)	(17.7)
Management Services Agreement termination fee	(11.0)
Redemption premium on 2014 notes (see Note 2)	(2.8)
Write-off of debt issuance costs (see Note 4)	(1.4)
Redemption premium on PIK notes	(0.9)

Total one-time charges	(33.8)
Estimated tax benefits*	13.5

Total one-time charges, net of tax benefit	(20.3)

Total adjustments to stockholders' deficit related to this offering	$132.9

*
Based on one-time charges of $33.8 million multiplied by our statutory tax rate of 40%.

(7)
Reflects tax effects related to the offering at our statutory tax rate of 40% as follows:

Tax benefits associated with one-time charges (see Note 6)	$13.5
Deferred taxes associated with share settlement of stock options*	0.5
Excess tax benefit resulting from share settlement of stock options*	0.8

Decrease in income taxes payable included in other accrued expenses	$14.8

*
In addition to the one-time expense of approximately $3.3 million associated with the share settlement of stock options (see Note 2), we would receive an additional tax deduction of approximately $3.4 million arising from the excess of the fair value of the shares upon settlement over the exercise price of the options, resulting in an additional reduction in taxes currently payable of approximately $1.3 million. Of this amount, $0.5 million will be credited to deferred taxes related to stock compensation expense previously recognized on the options, and $0.8 million will be credited to additional paid in capital for the excess tax benefit.

 SEALY CORPORATION
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended November 27, 2005

	Historical	Adjustments for the Credit Facility Amendment(1)		Pro Forma As Adjusted to Reflect the Credit Facility Amendment	Adjustments for the Offering(1,5)		Pro Forma As Adjusted
Net Sales	$1,469.6	$—		$1,469.6	$—		$1,469.6
Cost of goods sold	818.0	—		818.0	—		818.0

Gross Profit	651.6	—		651.6	—		651.6
Selling, general and administrative expenses	456.3	—		456.3	(1.7	)(3)	454.6
Amortization of intangibles	0.5	—		0.5	—		0.5
Royalty income, net	(13.2)	—		(13.2)	—		(13.2)

Income from operations	208.0	—		208.0	1.7		209.7
Interest expense	79.6	(2.6	)(2)	77.0	(10.9	)(4)	66.1
Other expense, net	5.4	—		5.4	—		5.4

Income before income taxes	123.0	2.6		125.6	12.6		138.2
Income tax expense	54.5	1.0	(6)	55.5	5.0	(6)	60.5

Net income	$68.5	$1.6		$70.1	$7.6		$77.7

Earnings per share—Basic	$0.74			$0.76

Earnings per share—Diluted	$0.69			$0.71

Weighted average number of common shares outstanding:
Basic	92,661			92,661
Diluted	99,299			99,299

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

SEALY CORPORATION
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in millions)

(1)
The unaudited pro forma condensed consolidated statement of operations has been derived by the application of pro forma adjustments to the historical financial statements for the year ended November 27, 2005. Such adjustments give effect to the April 14, 2005 amendment to the senior secured credit facilities, and to the issuance of common stock offered hereby and the application of proceeds therefrom as set forth under "Use of Proceeds," as if all three transactions had occurred on November 29, 2004. Non-recurring charges related to the refinancing totaling $6.2 million are included in the historical results for fiscal 2005 and have not been removed for the pro forma presentation. Non-recurring charges related to the offering have been excluded (see Note 5).

(2)
Reflects the reduction in interest expense and amortization of deferred financing fees in connection with the senior secured credit facility amendment as follows:

Pro forma annual interest cost on the amended and restated senior secured term loan:
Average pro forma balance of $539.1 million at average Libor of 2.99% plus pro forma average applicable margin of 1.78%	$25.7
Pro forma amortization of deferred financing fees on additional senior secured term loans	0.3
Historical interest cost on senior secured term loans:
Average balance of $505.9 million average Libor of 3.16% plus average applicable margin of 1.92%	(25.7)
Historical interest cost on senior unsecured term loan:
Average balance of $100.0 million through April 14, 2005 at average Libor of 2.51% plus average applicable margin of 4.50%	(2.7)
Historical amortization of deferred financing fees on $100 million senior unsecured term loan	(0.2)

Net reduction in interest expense associated with the credit facility amendment	$(2.6)

(3)
Reflects net reduction of selling, general and administrative expenses resulting from the offering as follows:

Eliminate management fees upon termination of the Management Services Agreement (see Note 5)	$(2.1)
Non-cash compensation expense associated with stock options issued to management in connection with this offering*	0.4

Pro forma adjustment to selling, general and administrative expenses	$(1.7)

*
Stock based compensation expense is calculated in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, which has been adopted by us effective August 29, 2005, the beginning of the fourth quarter of fiscal 2005. Compensation expense of $0.4 million is based on the issuance of approximately 480,000 at-the-money options issued assuming aggregate offering proceeds of $350.0 million (consisting of $300 million primary and $50 million secondary offering proceeds) at an assumed price of $        per share, the midpoint of the range set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option in full, the number of options issued would increase to approximately 974,000 and the amount of the compensation expense would increase to $0.8 million based on aggregate offering proceeds of $402.5 million at an assumed price of $        per share, the midpoint of the range set forth on the cover page of this prospectus. We have elected to expense stock based compensation using the straight line method over the vesting period of the options, in this case sixty months.

(4)
Reflects the reduction in interest expense and amortization of deferred financing fees in connection with this offering as follows:

Pro forma annual interest cost at 8.25% on $33.7 million of 2014 notes to be repaid	$2.8
Pro forma annual amortization of deferred financing fees on $33.7 million of 2014 notes	0.1
Historical interest cost on PIK notes to be repaid: average balance of $79.7 million at 10%	8.0

Pro forma adjustment to interest expense associated with the offering	$10.9

(5)
The following non-recurring charges expected to be incurred in connection with this offering have been excluded from the pro forma presentation:

Management bonus	$17.7
Management Services Agreement termination fee	11.0
Redemption premium on 2014 notes	2.8
Write-off of debt issuance costs	1.4
Redemption premium on PIK notes	0.9

Total one-time charges expected to be associated with the offering	$33.8

(6)
Reflects income tax expense on the net pro forma adjustments to pre-tax income of our statutory tax rate of 40%.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents selected historical financial and other data about us. The selected historical financial data for the years ended and as of December 2, 2001, December 1, 2002, November 30, 2003; November 28, 2004 and November 27, 2005 are derived from our audited consolidated financial statements and the notes thereto. The financial statements for the year ended November 30, 2003 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and appear elsewhere in this prospectus. The financial statements for the two years ended November 27, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and appear elsewhere in this prospectus.

        The selected historical financial and other data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto, appearing elsewhere in this prospectus.

	Fiscal Year(1)
	2001	2002	2003	2004	2005
	(in millions, except per share data)
Statement of Operations Data:
Net sales(2)	$1,154.1	$1,189.2	$1,189.9	$1,314.0	$1,469.6
Cost of goods sold	668.6	679.7	695.1	740.1	818.0
Selling, general and administrative expenses	386.9	410.5	398.4	430.9	456.3
Other (income) expense	4.7	(0.8)	(9.5)	120.8	(12.7)

Income (loss) from operations(3)	93.9	99.8	105.9	22.2	208.0
Interest expense, net	78.0	72.6	68.5	72.7	79.6
Other (income) expense, net	24.4	3.1	0.9	(0.8)	5.4

Income (loss) before provision for income taxes	(8.5)	24.1	36.5	(49.7)	123.0
Provision for income tax expense	12.5	7.2	18.2	(9.6)	54.5

Income (loss) before cumulative effect of change in accounting principle	(21.0)	16.9	18.3	(40.1)	68.5
Cumulative effect of change in accounting principle, net of tax	(0.2)	—	—	—	—

Net income (loss)	(20.8)	16.9	18.3	(40.1)	68.5
Liquidation preference for common L&M shares	16.9	18.6	20.5	7.8	—

Income (loss) available to common shareholders	$(37.7)	$(1.7)	$(2.2)	$(47.9)	$68.5

Basic net income (loss) per share:
Net income (loss) per share	$(0.19)	$0.16	$0.17	$(0.40)	$0.74
Liquidation preference for common L&M shares	(0.15)	(0.17)	(0.19)	(0.08)	—

Income (loss) available to common shareholders	$(0.34)	$(0.01)	$(0.02)	$(0.48)	$0.74

Weighted average shares	108.5	108.0	108.7	99.1	92.7
Diluted net income (loss) per share:
Net income (loss) per share	$(0.19)	$0.16	$0.17	$(0.40)	$0.69
Liquidation preference for common L&M shares	(0.15)	(0.17)	(0.19)	(0.08)	—

Income (loss) available to common shareholders	$(0.34)	$(0.01)	$(0.02)	$(0.48)	$0.69

Weighted average shares	108.5	108.0	108.7	99.1	99.3
Balance Sheet Data (at end of period):
Current assets	$289.4	$292.0	$356.7	$300.0	$304.4
Total assets	903.1	904.9	959.1	898.5	894.7
Current liabilities	214.6	226.2	264.6	255.2	280.3
Long-term debt, net of current portion	748.3	719.9	699.6	1,043.6	949.0
Total debt	778.1	753.2	747.3	1,052.1	961.8
Common stock and options subject to redemption	—	—	—	—	21.6
Stockholders' deficit	(132.9)	(115.7)	(76.2)	(456.8)	(412.2)
Other Financial Data:
Depreciation & amortization	31.9	22.5	24.9	25.5	21.9
Capital expenditures	(20.1)	(16.8)	(13.4)	(22.8)	(29.4)
Cash flows provided by (used in):
Operating activities	11.3	100.3	87.1	43.5	135.0
Investing activities	(62.9)	(39.4)	0.6	(7.4)	(19.4)
Financing activities	45.5	(45.1)	(14.7)	(116.0)	(101.5)
EBITDA(4)	101.4	119.2	129.9	48.5	224.5
Adjusted EBITDA(4)	147.4	164.2	158.6	200.0	233.0

(1)
We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended December 1, 2002, November 30, 2003, November 28, 2004 and November 27, 2005 were 52-week years and the fiscal year ended December 2, 2001 was a 53-week year.

(2)
Information for periods prior to fiscal 2003 has been restated from previously published reports due to the adoption of EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product," as of March 4, 2002, reflecting a reclassification of such costs from selling, general and administrative costs to a reduction of net sales. There was no change to reported net income.

(3)
Also includes the following items to the extent applicable for the periods presented: recapitalization expense, stock based compensation, business closure charge, plant closing and restructuring charges, amortization of intangibles, asset impairment charge and net royalty income.

(4)
EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items and other adjustments, all of which are utilized in calculating covenant ratios and compliance under the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as alternatives to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. For instance, the indenture governing the 2014 notes and the agreement governing the senior secured credit facilities each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the 2014 notes would prohibit Sealy Mattress Company and its subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the 2014 notes, the ability of Sealy Mattress Company to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) before the cumulative effect of a change in accounting principle to EBITDA and EBITDA to Adjusted EBITDA for the years ended December 2, 2001, December 1, 2002, November 30, 2003, November 28, 2004 and November 27, 2005:

	Fiscal Year
	2001	2002	2003	2004	2005
	(in millions)
Net Income (loss) before cumulative effect of change in accounting principle	$(21.0)	$16.9	$18.3	$(40.1)	$68.5
Interest	78.0	72.6	68.5	72.7	79.6
Income Taxes	12.5	7.2	18.2	(9.6)	54.5
Depreciation and Amortization	31.9	22.5	24.9	25.5	21.9

EBITDA	$101.4	$119.2	$129.9	$48.5	$224.5

Adjustments to EBITDA(a):
Recapitalization expenses(b)	$—	$—	$—	$133.1	$—
New product introduction costs(c)	—	—	9.8	—	—
Management fees and consulting expense(d)	2.0	5.2	3.9	1.4	2.1
Facilties rationalization(e)	3.7	3.7	3.0	—	—
Write-off related to affiliates(f)	36.3	36.0	2.6	—	—
Stock based compensation(g)	(2.7)	0.9	1.3	—	—
A/R Process improvement costs(h)			2.2	—	—
Unusual relocation costs(i)		0.2	1.0	—	—
Deferred debt write-off(j)	—	—	2.5	—	—
Post-closing residual plant costs(k)	—	—	—	5.7	0.4
Bonus to option holders related to parent company financing transaction(l)	—	—	—	4.0	—
Bank refinancing charge(m)	—	—	—	—	6.3
Other (various)(n)	6.7	(1.0)	2.4	7.3	(0.3)

Adjusted EBITDA	$147.4	$164.2	$158.6	$200.0	$233.0

  (a)
  The indenture governing the senior subordinated notes and the agreement governing the senior secured credit facilities specifically identify the adjustments to be utilized for periods prior to the date such indebtedness was incurred in April 2004. The comparability of Adjusted EBITDA for periods prior to such date may therefore be limited.

  (b)
  For fiscal 2004, consists of one-time charges associated with the Recapitalization as follows: compensation expenses of approximately $53.8 million for the cash settlement and change in the measurement date for options that remained outstanding, management transaction bonuses and the cancellation of an executive's contract; $11.8 million for the write-off of debt issuance costs and premiums associated with debt extinguished in the transaction; $20.4 million for the payment of premium and consent fees associated with the repayment of the previous public debt: and $47.1 million primarily associated with advisory fees and expenses paid in connection with the merger and recapitalization.

  (c)
  For fiscal 2003, consists of one-time costs related to the launch of the new UniCased product including: (i) $5.4 million associated with price reduction programs related to close-outs of two-sided products (incremental compared to fiscal 2000-2002 average levels), (ii) $2.1 million related to an increase in unit labor costs due to labor inefficiencies surrounding the UniCased transition (incremental compared to fiscal 2002 levels), (iii) $0.6 million write-off of obsolete raw material inventory, (iv) $0.8 million one-time cost paid to a supplier to expedite materials for roll-out, (v) $0.7 million incremental new product promotion expense (incremental compared to fiscal 2002 levels) and (vi) $0.2 million write-off of research and development equipment.

  (d)
  For fiscal 2002, consists of (i) $2.0 million of fees paid to Bain Capital Management pursuant to a management agreement and (ii) other consulting fees incurred totalling $3.2 million. For fiscal 2003, consists of (i) $2 million fees paid to Bain Capital Management pursuant to a management agreement and (ii) $1.9 million paid to Bain Consulting for strategy consulting services. For fiscal 2004, consists of $1.4 million paid to KKR pursuant to a management agreement. For fiscal 2005, consists of $2.1 million paid to KKR pursuant to a management agreement.

  (e)
  For fiscal 2002, consists of (i) severance totalling $0.9 million, (ii) post closing costs totalling $0.4 million and (iii) write-down of facilities totalling $2.4 million. For fiscal 2003, consists of (i) $1.7 million of plant closure expenses for the Lake Wales, Taylor and Memphis facilities, (ii) a $0.3 million non-cash write-down related to our Albany facility and (iii) $1.0 million of environmental, pension costs and other on-going expenses associated with previous facilities closings.

  (f)
  For fiscal 2002, consists of (i) $22.6 million for bad debt charges associated with affiliates, (ii) $5.6 million equity loss from Malachi Mattress America, Inc. prior to sale, (iii) $2.0 million of costs associated with the sale of Malachi Mattress America, Inc. and (iv) $5.8 million business closure charge associated with American Mattress Centers. For fiscal 2003, consists of (i) a $1.8 million non-cash write-down of Western Mattress assets to net realizable value and (ii) a $0.8 million operating loss from Western Mattress.

  (g)
  Consists of $0.9 million expense in fiscal 2002 and $1.3 million expense in fiscal 2003 due to a change in the fair market value of securities of Sealy Corporation that were subject to a put option by an officer.

  (h)
  For fiscal 2003, consists of $2.2 million of expenses related to accounts receivable process improvement relating to external consultants costs and one-time internal costs such as travel and special bonuses.

  (i)
  Consists of a $0.2 million expense in 2002 and $1.0 million of expenses in fiscal 2003 representing management's estimate of the incremental amount of senior management relocation expenses considered to be non-recurring.

  (j)
  For fiscal 2003, consists of a $2.0 million write-off of previously deferred derivative losses and $0.5 million of deferred debt costs associated with early extinguishment of debt.

  (k)
  For fiscal 2004, consists of (i) a $0.6 million restructuring charge associated with the closing of the Randolph facility in May 2004, (ii) post-closure carrying costs of $1.5 million, $0.8 million, $0.6 million associated with the former Randolph, Memphis, and Lake Wales facilities, respectively, and (iii) $2.2 million of environmental, pension costs and other on-going expenses associated with previous facilities closings. For fiscal 2005, consists of (i) a $0.3 million additional impairment charge on the previously closed Memphis facility and (ii) $2.3 million of environmental, pension costs and other on-going expenses associated with previous facilities closings, and (iii) offset by $2.2 million of gains on the sale of previously closed facilities.

  (l)
  Consists of a one time management bonus paid to the holders of our stock options in lieu of the cash dividend which was paid to stockholders on July 16, 2004 (see Note 3 to our audited consolidated financial statements for the fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005, included elsewhere herein).

  (m)
  For fiscal 2005, consists of $6.2 million of expenses associated with the refinancing of Sealy Mattress Company's senior secured term loan in April 2005 and other debt extinguishment costs.

  (n)
  For fiscal 2002, consists of $1.2 million related to bankruptcy preference claims and unusual severance payments, offset by interest income of $2.2 million. For fiscal 2003, consists of $5.7 million related to consulting costs, bankruptcy preference claims, severance charges, and changes in certain accounting estimates associated with accrued compensated absences and reserves for workers compensation, offset by $1.7 million of gains associated with notes receivable and interest income of $1.6 million. For fiscal 2004, consists of: $6.9 million related to new product introduction costs, management services fees, and various contingencies; and $1.3 million adjustment related to the remaining difference between actual adjustments to EBITDA and Adjusted EBITDA as deemed by the senior secured credit agreement for the first quarter of fiscal 2004, and offset by $0.9 million of interest income. For fiscal 2005, consists of other immaterial adjustments.

  The following table reconciles EBITDA to cash flows from operations for the years ended December 2, 2001, December 1, 2002, November 30, 2003, November 28, 2004 and November 27, 2005:

	Fiscal Year
	2001	2002	2003	2004	2005
	(in millions)
EBITDA	$101.4	$119.2	$129.9	$48.5	$224.5
Adjustments to EBITDA to arrive at cash flow from operations:
Cumulative effect of change in accounting principle	0.2	—	—	—	—
Interest expense	(78.0)	(72.6)	(68.5)	(72.7)	(79.6)
Income taxes	(12.5)	(7.2)	(18.2)	9.6	(54.5)
Non-cash charges against (credits to) net income:
Equity in losses (income) of investees	4.0	5.6	—	—	—
Business closure and impairment charges	30.7	8.2	1.8	—	—
Deferred income taxes	(4.9)	(2.1)	(0.7)	(17.3)	9.6
Non-cash interest expense	20.2	22.1	9.6	6.0	12.1
Non-cash charges associated with the recapitalization	—	—	—	42.2	—
Other, net	(8.7)	(3.9)	(3.1)	2.2	6.6
Changes in operating assets & liabilities	(41.1)	31.0	36.3	25.0	16.3

Cash flow from operations	$11.3	$100.3	$87.1	$43.5	$135.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations with the "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial Data" and the audited historical and unaudited interim financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

        We believe we are the largest bedding manufacturer in the world, with a 20.7% domestic market share in 2004. Based on 2005 preliminary data from the International Sleep Products Association, we believe our market share in 2005 is comparable to 2004. We manufacture and market a complete line of bedding (innerspring and non-innerspring) products, including mattresses and box springs, holding leading positions in key market segments such as luxury bedding products and among leading retailers. According to Home Furnishing News in 2005, the Sealy brand ranked 15th among the top 150 home products brands. Our conventional bedding products include the Sealy, Sealy Posturpedic, Stearns & Foster and Bassett brands and accounted for approximately 88.9% of our total net sales for the year ended November 27, 2005. In addition to our innerspring bedding, we also produce a variety of visco-elastic (memory foam) and latex foam bedding products. Though sales of such products were not significant in 2005, we expect to experience growth in these product lines as we seek to strengthen our competitive position in the specialty bedding (non-innerspring mattress) market. We distinguish ourselves from our major competitors by maintaining our own component parts manufacturing capability and producing substantially all of our mattress innerspring requirements and approximately 48% of our box spring component parts requirements. We believe that our industry is resilient to economic downturns due partially to the large portion of purchases, approximately 70%, which are for mattress replacements. The growth of the bedding industry has been supported by economic and demographic factors such as increasing disposable income among the "baby boomer" segment of the population, an increase in the number of bedrooms per home and second home purchases, and growing awareness of the health benefits of quality sleep.

        In connection with the Recapitalization (as more fully described under "—Merger and Recapitalization" below), we repaid substantially all of our then-outstanding debt. Although we incurred substantially increased levels of debt, our cost of capital was reduced due to lower interest rates on the new debt compared with our earlier financing, and our total interest costs have remained comparable with those prior to the Recapitalization. Due to our strong operating cash flow since the Recapitalization, we have been able to repay approximately $210 million of Sealy Mattress Company's senior secured term loan significantly ahead of schedule. In addition, Sealy Mattress Company refinanced its senior secured credit facilities in April 2005 to borrow an additional $100 million, which was used to repay the $100 million outstanding under Sealy Mattress Company's senior unsecured term loan due April 6, 2013. Our strategy in 2006 will be to continue to deleverage our business through additional prepayments of our long-term debt as permitted by our senior credit agreements and our operating cash flow.

        In anticipation of this offering, on                        , 2006 we effected an approximately 1 for    reverse stock split of our outstanding shares of common stock. The purpose of the reverse stock split was to increase the effective per share price of our common stock to a more typical stock price level for a consumer products company of our size to go public. The reverse stock split did not affect our financial statements other than to the extent that it reduced the number of our outstanding shares and correspondingly increased per share information.

        In 2004, we successfully completed the rollout of our new single-sided, "no-flip" Sealy UniCased and Stearns & Foster TripLCased product lines in the United States, Canada, and Mexico, representing the broadest product redesign in our history. The manufacture and sale of these products for our Sealy Posturepedic lines began in mid-2003, followed by the introduction of the new Stearns & Foster lines in the first fiscal quarter of 2004. Our initial profitability from the sales of these new products was limited as we worked to gain manufacturing efficiency with the new designs and supported our customers' transition to the new products with price rollbacks. In 2004, with these issues substantially behind us, we began to realize the anticipated contribution of these products to our sales growth and profitability, which has continued through 2005. Our profitability has been further enhanced by rapid growth among our high-end price point ($1,000 and up) luxury bedding lines. Our shares of the Luxury and Ultra-Luxury product segments are greater than our overall market share, and our Stearns & Foster and Luxury Posturepedic lines directly target these segments.

        Late in the first fiscal quarter of 2005, we introduced our new TrueForm visco-elastic bedding product line to take advantage of the rapid growth of the specialty bedding category. This market, which includes latex foam, visco-elastic and air-adjustable mattress products, has experienced substantial growth both domestically and internationally. We believe that by successfully leveraging our strong brand advantage and our marketing and distribution capabilities, we have the potential to make significant gains in the specialty bedding category.

        Our industry continues to be challenged by the high cost of steel and petroleum products, which affect the cost of our steel innerspring and our polyurethane foam and polyethylene component parts. During fiscal 2005, the cost of these components has continued to remain elevated above their recent historical averages, and we expect this trend to continue into fiscal 2006. Through November 27, 2005, we have been able to successfully address these cost pressures though a price increase announced in May of 2004 and cost reduction efforts. As discussed below under "—Foam Material Supply Disruption" the effects of the recent Gulf Coast hurricanes caused significant temporary shortages which have had an adverse impact on the cost of foam materials used in the manufacture of our products. In response to these shortages, the higher worldwide prices of petroleum and petroleum-based products, and an expected increase in lumber prices as the demand for lumber increases to support the reconstruction of areas devastated by the Gulf Coast hurricanes, we announced on October 20, 2005 that we would raise prices across all of our product lines in the United States and Canada. The price increases vary by product line and mattress size and took effect November 14, 2005.

        Historically, the bedding industry has had limited exposure to competition from imports due to high shipping costs, short lead times, the large number of finished goods SKUs and the importance of brands. Furthermore, we also believe that the relatively low labor content of our domestically produced mattresses lessens any competitive advantage provided by lower Asian labor costs. Although Asian bedding manufacturers have begun to explore the feasibility of exporting their products into the United States, we do not expect that competition from Asian bedding imports will have a significant impact on our business. We believe that by focusing on further improvements in the efficiency of our supply chain, controlling costs, and continuing to invest in product innovation and our brands, we can ensure that our domestically produced products will remain competitive with Asian bedding imports.

        We have continued to see sales growth in our international operations over the last several years, with our foreign subsidiaries contributing 21.1% of our total revenues during fiscal 2005. However, our Brazilian subsidiary, contributing less than 1% of our revenues for fiscal 2005, has continued to perform below our expectations and has not yet achieved profitability. While we do not believe that we have suffered any impairment with respect to our investment in long-lived assets in Brazil, we will continue to monitor that operation closely as we evaluate our strategic alternatives in that market.

  Foam Material Supply Disruption

        The recent Gulf Coast hurricanes in late August and September of 2005 caused a significant temporary disruption to the productive capacity of facilities operated by certain suppliers of an essential raw material called TDI. This material is used to manufacture polyurethane foam, a material used in substantially all of our bedding products. As a result, there was a temporary foam shortage that affected North American manufacturers in the mattress, furniture, and automobile seating industries. Our principal foam supplier, which supplies substantially all of our foam requirements in the U.S. and Canada, gave notice that most types of foam they supply would be on temporary allocation, and we experienced some limited impact on production schedules across all of our North American mattress plants for approximately four weeks during the fourth quarter of fiscal 2005. By re-prioritizing our production and delivery schedules and utilizing our international operations to locate alternative sources of foam products, we were successful in limiting the impact of this disruption on our customers and our business. We were able to resume normal production schedules by October 17, 2005 and had resumed normal delivery schedules by October 27, 2005. The supply restrictions imposed by our supplier were removed during the first quarter of fiscal 2006. This disruption did not have a material impact on our results of operations for fiscal 2005 and did not effect the roll-out of our TrueForm product line or other specialty bedding offerings.

Critical Accounting Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States (US GAAP). The preparation of financial statements in accordance with US GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that our management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Our management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 1 to the consolidated financial statements included elsewhere in this prospectus. We believe the following accounting estimates are critical to understanding our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

        Cooperative Advertising, Rebate and Other Promotional Programs—We enter into agreements with our customers to provide funds to the customer for advertising and promotion of our products. We also enter into volume and other rebate programs with our customers whereby funds may be rebated to the customer. When sales are made to these customers, we record liabilities pursuant to these agreements. We periodically assess these liabilities based on actual sales and claims to determine whether all of the cooperative advertising earned will be used by the customer or whether the customers will meet the requirements to receive rebated funds. We generally negotiate these agreements on a customer-by-customer basis. Some of these agreements extend over several periods and are linked with supply agreements. Most of these agreements coincide with our fiscal year; however, our customers typically have ninety days following the end of a period to submit claims for reimbursement of advertising and promotional costs. Therefore, significant estimates are required at any point in time with regard to the ultimate reimbursement to be claimed by our customers. Subsequent revisions to such estimates are recorded and charged to earnings in the period in which they are identified. Costs of these programs totaled $220.8 million in 2005, of which $76.7 million associated with volume rebates, supply agreement amortization, slotting fees, end consumer rebates and other customer allowances was recorded as a reduction of sales and the remaining $144.1 million associated with cooperative advertising is recorded as selling, general and administrative expenses.

        Allowance for Doubtful Accounts—We actively monitor the financial condition of our customers to determine the potential for any nonpayment of trade receivables. In determining our reserve for bad debts, we also consider other general economic factors. Our management believes that our process of specific review of customers combined with overall analytical review provides an accurate evaluation of ultimate collectibility of trade receivables. We recorded a bad debt provision of $3.2 million, or approximately 0.2 percent of sales, in 2005.

        Warranties and Product Returns—Our warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products and a 20-year warranty period on our True Form visco-elastic product introduced late in the first fiscal quarter of 2005. Our policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded based on historical trends of warranty costs. Our estimate involves an average lag time in days between the sale of a bed and the date of its return applied to the current rate of warranty returns. Our accrued warranty liability totaled $14.3 million as of November 27, 2005. During fiscal 2004, we enhanced our data collection process with respect to warranty returns. This enhancement allows us to determine the age of the bed based on the manufacture date and allows us to specifically identify and track reasons for the return. This information has enabled us to refine the estimation process with respect to the estimated future warranty obligation and, more importantly, provides better management information with which we can isolate and remedy any causes for product defects. The implementation of this enhanced process resulted in a $2.7 million increase in our accrued warranty liability in fiscal 2004 due to a change in the estimate of the portion of returns attributable to warranties.

        Impairment of Goodwill—We perform an annual assessment of our goodwill for impairment as of the beginning of the fiscal fourth quarter. We base our assessment of recoverability on a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA). At least annually, or when events or circumstances indicate that their carrying value may not be recoverable from future cash flows, we assess our goodwill for impairment. The use of the EBITDA multiple is considered by our management to be the most meaningful measurement. The EBITDA multiple selected is based on comparison of other companies in the furnishings and consumer durable industry sectors. These comparable multiples have historically ranged from 5.0 to 9.6. We consider comparable factors in determining which multiple should be utilized. These factors include among others, company size, estimated market share or dominance, recent trends and forecasted results. Our 2005 test for impairment indicated that utilizing an EBITDA measure of less than 3.0 times would likely result in an indication of impairment requiring a further assessment of potential impairment. Should market factors or our performance result in either a lower valuation multiple or decreased EBITDA, impairment could result which may be material. The total carrying value of our goodwill at November 27, 2005 was $384.6 million.

        Income Taxes—We record an income tax valuation allowance when the realization of certain deferred tax assets, including net operating losses and capital loss carryforwards, is not likely. These deferred tax items represent expenses recognized for financial reporting purposes, which may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. Our net deferred tax assets at November 27, 2005 were $4.2 million, net of a $30.3 million valuation allowance. Significant judgment is also required in evaluating our federal, state and foreign tax positions and in the determination of our tax provision. Despite our belief that our tax return positions are fully supportable, we may establish and have established reserves when we believe that certain tax positions are likely to be challenged and we may not fully prevail in overcoming these challenges. We may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, our tax advisors, or resolution of issues in the courts. Our tax expense includes the impact of reserve provisions and changes to reserves that we consider appropriate, as well as related interest. Substantially all accruals for tax contingencies are included in other noncurrent liabilities.

Merger and Recapitalization

        On April 6, 2004, we completed a merger with an entity owned by affiliates of KKR whereby KKR acquired approximately 92% of our capital stock and the Rollover Stockholders retained approximately an 8% interest in our capital stock.

        In connection with the merger, we repaid substantially all of our then-outstanding debt and accrued interest as of April 6, 2004 totaling $751.1 million. Our capital stock outstanding immediately prior to the merger, except with respect to those shares to be retained by the Rollover Stockholders, was cancelled and exchanged for a right to receive aggregate cash consideration of approximately $740.5 million plus direct costs of $7.6 million.

        We issued new Class A common stock to KKR in exchange for cash in the amount of $436.1 million, and the Rollover Stockholders retained their Class A common stock in proportion to their respective ownership interests. Sealy Mattress Company issued new debt totaling $1.05 billion consisting of a new $125 million floating rate senior secured revolving credit facility with a six-year maturity (under which no amounts were drawn at the time of the Recapitalization), a new $560 million floating rate senior secured term loan facility with an eight-year maturity, $100 million under a floating rate senior unsecured term loan with a nine-year maturity, and $390 million aggregate principal amount of new 8.25% senior subordinated notes due June 2014. On September 29, 2004, Sealy Mattress Company completed an exchange offer whereby all of the senior subordinated notes were exchanged for publicly traded, registered securities with identical terms (other than certain terms relating to registration rights and certain interest rate provisions otherwise applicable to the original senior subordinated notes).

        Concurrent with the Recapitalization, the option agreements of three of our officers were amended to provide them with the right to put their vested shares held under their options back to us upon their retirement. We recorded an obligation of approximately $2.5 million to recognize the resulting obligation to repurchase vested shares under options held by these officers.

        In connection with the Recapitalization, we incurred costs and expenses totaling $177.1 million, including $36.4 million capitalized as deferred debt issuance costs to be amortized over the respective terms of the new debt, and $7.6 million of costs charged against additional paid-in capital associated with the repurchase of previously outstanding shares as noted above. The remaining $133.1 million of expenses resulted in a pre-tax charge against earnings for the year ended November 28, 2004, of which $132.7 million had been recognized during the six months ended May 30, 2004. Included in the charge were compensation expenses of approximately $53.8 million for the cash settlement and change in the measurement date for options that remained outstanding, management transaction bonuses and the cancellation of an executive's contract. Also included were $11.8 million for the write-off of debt issuance costs and premiums associated with debt extinguished in the transaction, and $20.4 million for the payment of premium and consent fees associated with the repayment of the previous public debt. The remaining charges represent other non-recurring charges primarily associated with advisory fees and expenses paid in connection with the Recapitalization. Of the total pre-tax charge of $133.1 million, approximately $42.2 million were non-cash charges. Cash costs and pre-tax expenses connected with the Recapitalization, including the payment of certain previously accrued expenses of approximately $1.1 million, totaled approximately $136.9 million.

Results of Operations

  Tabular Information

        The following table sets forth our summarized results of operations for fiscal years 2003, 2004 and 2005, expressed in millions of dollars as well as a percentage of each year's net sales:

	Fiscal year
	2003		2004		2005
	(in millions)
		(1)		(1)
Total net sales	$1,189.9	100%	$1,314.0	100%	$1,469.6	100%
Total cost of goods sold(2)	695.1	58.4	740.1	56.3	818.0	55.7

Gross Profit	494.8	41.6	573.9	43.7	651.6	44.3
Selling, general and administrative(2)	398.4	33.5	430.9	32.8	456.3	31.0
Recapitalization expense	—	—	133.1	10.1	—	—
Plant/Business closing and restructuring charges	1.8	0.2	0.6	—	—	—
Amortization of intangibles	1.1	0.1	1.2	0.1	0.5	0.0
Royalty income, net of royalty expense	(12.4)	(1.0)	(14.1)	(1.1)	(13.2)	(0.9)

Income from operations	105.9	8.9	22.2	1.7	208.0	14.2
Interest expense	68.5	5.8	72.7	5.5	79.6	5.4
Other (income) expense, net	0.9	0.1	(0.8)	(0.1)	5.4	0.4

Income (loss) before income taxes	36.5	3.1	(49.7)	(3.8)	123.0	8.4
Income taxes	18.2	1.5	(9.6)	(0.7)	54.5	3.7

Net income (loss)	$18.3	1.5%	$(40.1)	(3)%	68.5	4.7%

Effective tax rate	49.9%		19.4%		44.3%

(1)
Percentage of net sales

(2)
Included in our selling, general and administrative expenses for fiscal years 2003, 2004 and 2005 were $61.9 million, $68.9 million and $73.1 million, respectively, in shipping and handling costs associated with the delivery of finished mattress products to our customers, including approximately $6.7 million, $7.0 million, and $7.8 million, respectively, of costs associated with internal transfers between our plant locations. With respect to these costs, our cost of goods sold may not be comparable with that reported by other entities.

        The following table indicates the percentage distribution of our net sales in U.S. dollars throughout our international operations:

Geographic distribution of sales:

	Fiscal year
	2003	2004	2005
US Domestic	79.9%	78.9%	78.9%
International:
Canada	7.7	8.7	8.9
Europe	7.4	7.6	7.4
Other	5.0	4.8	4.8

Total	100.0%	100.0%	100.0%

        The following table shows our net sales and margin profitability for the major geographic regions of our operations, including local currency results for the significant international operations:

	Fiscal year
	2003		2004		2005
	(in millions)
Total Domestic (US Dollars):
Total net sales	$950.8	100%	$1,036.2	100%	$1,160.1	100.0%
Total cost of goods sold	543.7	57.2	564.7	54.5	622.7	53.7

Gross profit	407.1	42.8	471.5	45.5	$537.4	46.3
Total International (US Dollars):
Total net sales	239.1	100.0	277.8	100.0	309.5	100.0
Total cost of goods sold	151.4	63.3	175.4	63.1	195.3	63.1

Gross profit	87.7	36.7	102.4	36.9	114.2	36.9
Canada
(US Dollars):
Total net sales	92.0	100.0	114.5	100.0	130.6	100.0
Total cost of goods sold	55.5	60.3	68.7	60.0	76.3	58.4

Gross profit	36.5	39.7	45.8	40.0	54.3	41.6
(Canadian Dollars):
Total net sales	129.7	100.0	154.6	100.0	158.2	100.0
Total cost of goods sold	81.3	62.7	89.9	58.2	92.3	58.4

Gross profit	48.4	37.3	64.7	41.8	65.9	41.6
Europe:
(US Dollars):
Total net sales	88.1	100.0	100.5	100.0	109.0	100.0
Total cost of goods sold	57.4	65.2	66.4	66.1	75.0	68.8

Gross profit	30.7	34.8	34.1	33.9	34.0	31.2
(Euros):
Total net sales	76.1	100.0	81.6	100.0	86.8	100.0
Total cost of goods sold	50.6	66.5	53.8	65.9	59.7	68.8

Gross profit	25.5	33.5	27.8	34.1	27.1	31.2
Other International
(US Dollars):
Total net sales	59.0	100.0	62.8	100.0	69.9	100.0
Total cost of goods sold	38.5	65.3	40.3	64.2	44.0	62.9

Gross profit	$20.5	34.7%	$22.5	35.8%	$25.9	37.1%

  Year Ended November 27, 2005 Compared With Year Ended November 28, 2004

        Net Sales.    Net sales for the year ended November 27, 2005 were $1,469.6 million, an increase of $155.6 million, or 11.8% from the year ended November 28, 2004. Total domestic sales were $1,160.1 million for fiscal 2005 compared to $1,036.2 million for fiscal 2004. The domestic sales increase of $123.9 million was attributable to a 4.0% increase in volume and a 7.7% increase in average unit selling price. The increase in average unit selling price is due primarily to price increases announced in May 2004 to offset the effects of rising steel costs, and an improved sales mix from our new UniCased Posturepedic and TripLCased Stearns & Foster lines as well as our new visco-elastic and latex foam specialty bedding products. Also, net sales for the first quarter of 2004 were reduced by the effects of close-out pricing on existing products in conjunction with the roll-out of our new Stearns & Foster product lines. Total international sales were $309.5 million for fiscal 2005 compared to $277.8 million for fiscal 2004, an increase of $31.7 million, or 11.4%. This increase was significantly influenced by exchange rate fluctuations, most notably in our European and Canadian markets, where local currency sales gains of 6.4% and 2.3%, respectively, translated into gains of 8.5% and 14.1%, respectively, in U.S. dollars. Local currency sales gains in our Canadian market were driven by a 4.1% increase in average unit selling price resulting from price increases implemented in response to increased material costs and the successful introduction of our UniCased product line, partially offset by a 1.7% decrease in volume. Sales gains in the European market were primarily attributable to a 6.7% increase in volume, partially offset by a 0.3% decline in average unit selling price.

        Cost of Goods Sold.    Cost of goods sold for fiscal 2005, as a percentage of net sales, decreased 0.6 percentage points to 55.7%. Cost of goods sold for the domestic business, as a percentage of net sales, decreased 0.8 percentage points to 53.7%. This decrease (as a percentage of net sales) is due primarily to the increase in average unit selling price as discussed above and improved operating efficiencies, partially offset by increased material costs. On a per unit basis, material costs increased 15.1% relative to fiscal 2004 due primarily to increased steel and foam product costs as well as changes in the sales mix toward higher price-point products. Variable conversion costs, however, decreased 8.4% per unit, primarily due to increased manufacturing efficiency, lower health insurance costs, and lower product return costs. Warranty costs decreased approximately $4.4 million compared to the year ended November 28, 2004. Included in the fiscal 2004 provision is $2.7 million resulting from a change in estimate of the portion of product returns attributable to warranties and $1.1 million of other reserve adjustments associated with fiscal 2003. Excluding the effects of these changes, the provision decreased $0.6 million. This decrease is primarily due to improved quality control over the manufacturing processes which we believe will result in declining rates of future returns of products sold in fiscal 2005. This decrease is partially offset by a $0.8 million increase in the provision reflecting a change in estimate resulting from an increase in the average age of product returns, partially offset by an increase in the recoverable salvage value included in the warranty estimate. Cost of goods sold for the international business, as a percentage of net sales, was unchanged from fiscal 2004 at 63.1%. Higher material costs were substantially offset by increased average unit selling prices in Canada and improved product mix in Argentina.

        Selling, General, and Administrative.    Selling, general, and administrative expenses increased $25.4 million to $456.3 million for fiscal 2005 compared to $430.9 million for fiscal 2004. As a percentage of net sales, selling, general, and administrative expenses were 31.0% and 32.8% for the years ended November 27, 2005 and November 28, 2004. Contributing to the 1.8 percentage point decline was a $4.0 million net gain over fiscal 2004 related to foreign currency forward contracts, and $2.2 million of gains during fiscal 2005 on the disposal of assets held for sale. Advertising and promotional costs were also down 0.4 percentage points as a percent of sales. In addition, fiscal 2004 included a $4.0 million one time management bonus paid to the holders of Sealy Corporation's stock options in lieu of the cash dividend which was paid to stockholders in association with our parent company's issuance of additional debt and equity in July of 2004.

        Recapitalization Expense.    We incurred approximately $133.1 million of recapitalization expenses in the year ended November 28, 2004 in connection with our merger with affiliates of KKR, which was completed on April 6, 2004 (see Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus).

        Plant/Business Closure and Restructuring Charges.    Charges of $0.6 million were incurred in 2004 related to the closure of our Randolph, Massachusetts manufacturing facility. Such charges consist primarily of employee severance and retention payments. The land and building were sold during the first quarter of fiscal 2005, which resulted in a gain of approximately $0.2 million included in selling, general and administrative expenses. We do not expect to incur any additional charges related to this plant closure.

        Royalty Income, net of royalty expense.    Royalty income, net of royalty expense, for fiscal 2005 decreased $0.9 million from fiscal 2004, primarily due to higher royalty expense under the Pirelli licensing arrangement at our European subsidiary, where latex bedding is manufactured and sold under the Pirelli brand.

        Interest Expense.    Our interest expense in fiscal 2005 increased $6.9 million over fiscal 2004 primarily due to incurring a full year of interest expense associated with the PIK notes in 2005 versus the four and one-half months such notes were outstanding in fiscal 2004, $2.4 million of accelerated amortization of deferred debt costs due to pre-payment of debt in fiscal 2005 versus $1.2 million of such additional amortization incurred in fiscal 2004, and higher average debt levels resulting from the April 6, 2004 recapitalization as well as higher rates on the variable portion of our floating rate debt, partially offset by lower fixed interest rates. Our weighted average borrowing cost during fiscal 2005 was approximately 7.7% compared to approximately 7.6% for 2004. See also Note 2 to our Consolidated Financial Statements related to the recapitalization and its effects on our debt structure, as well as Note 6 to our Consolidated Financial Statements.

        Income Tax.    Our effective tax rate for fiscal 2005 and fiscal 2004 was 44.3% and 18.4%, respectively. Our effective income tax rate generally differs from the federal statutory rate due to the effects of certain foreign tax rate differentials and state and local income taxes. For fiscal 2005, the rate was significantly increased due to the provision of approximately $7.7 million of income taxes on foreign earnings repatriated to the United States during fiscal 2005 (see Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus). In fiscal 2004, the rate was affected by certain non-deductible expenses associated with the recapitalization.

  Fiscal Year Ended November 28, 2004 Compared With Year Ended November 30, 2003

        Net Sales.    Our total net sales for the year ended November 28, 2004 increased $124.1 million, or 10.4% from the year ended November 30, 2003. The domestic sales increase of $85.4 million, or 9.0%, from fiscal 2003 was attributable to a 1.6% increase in volume, which contributed approximately $15.2 million of the sales increase, and a 7.3% increase in average unit selling price. The increase in average unit selling price is due primarily to price increases announced in May 2004 to offset the effects of rising steel costs, accounting for approximately $32.0 million of the sales increase, and an improved sales mix from our new UniCased Posturepedic and TripLCased Stearns & Foster lines, approximately $34.1 million of the increase. Also, net sales for fiscal 2003 were reduced by the effects of price roll-backs on existing products in conjunction with the roll-out of our new product lines, an impact of approximately $5.4 million. Our total international sales increased $38.7 million, or 16.2%, over fiscal 2003. Sales improvements were further increased by favorable exchange rate fluctuations, most notably in our European and Canadian markets, where local currency sales gains of 7.2% and 19.2%, respectively, translated in to gains of 14.1% and 24.5%, respectively, in US dollars. Local currency gains in our Canadian market were driven by a 7.3% increase in average unit selling price resulting from the successful introduction of our UniCased product line, combined with an 11% increase in volume primarily attributable to market share gains with national retail accounts. Sales gains in the European market were primarily attributable to increased volume. Elsewhere, sales gains in our South American markets were slightly offset by continued weakness in Mexico.

        Cost of Goods Sold.    Our cost of goods sold for year ended November 28, 2004, as a percentage of net sales, decreased 2.1 percentage points compared to fiscal 2003. Cost of goods sold for our domestic business, as a percentage of net sales, decreased 2.7 percentage points. This decrease (as a percentage of net sales) is due primarily to the increase in average unit selling price as discussed above, partially offset by increased material costs. On a per unit basis, material costs increased 2.8% relative to fiscal 2003 due primarily to increased steel costs partially offset by material cost savings associated with the new one-sided mattress construction. In addition, variable conversion costs increased 0.5 percentage points primarily due to higher product return costs, partially offset by increased manufacturing efficiency. Product return costs associated with warranties increased $8.3 million in fiscal 2004 over fiscal 2003. This increase includes approximately $2.7 million resulting in a change in estimate of the portion of product returns attributable to warranties, $0.7 million due to a change in estimate related to the average age of warranty returns and $1.1 million of other reserve adjustments associated with 2003. Excluding the effects of these items, our warranty provision increased approximately $2.7 million over fiscal 2003 largely due to overall sales volume increases and increased sales of higher price-point products. In addition, the portion of our sales sold to our largest customers continues to increase. These customers typically purchase more of our higher end products. Our products, and we believe those of our competitors, with higher average unit selling prices are typically returned more frequently as retailers and end-user consumers have a higher expectation of quality standards for such products. While we did experience a slight increase in warranty returns during the transition from two-sided to one-sided mattresses, such increase was not material to warranty claim trends. In addition, we have not experienced a measurable increase in warranty claims as a result of the recent introduction of our visco-elastic product line. Although we anticipate that the future growth trend of the warranty reserve and related warranty expense will be consistent with our overall sales growth trend, should our sales mix of higher-end products increase this could result in increased warranty provisions. The warranty reserve could also be impacted by the introduction of new products. Recent product launches have not resulted in a significant change in the warranty trend. Fixed manufacturing costs increased 6.3% per unit primarily driven by increased incentive compensation, higher rent costs associated with our new Albany facility and higher supervisory costs. Cost of goods sold for our international business, as a percentage of net sales, decreased 0.2 percentage points. This decrease is primarily due to increased manufacturing efficiency in Canada associated with the new product lines and better product mix in Brazil and Argentina, partially offset by higher material costs in the European market.

        Selling, General, and Administrative.    Selling, general, and administrative expenses increased $32.5 million compared to the year ended November 30, 2003. As a percentage of net sales, selling, general, and administrative expenses decreased by 0.7 percentage points. Selling, general, and administrative expenses for 2004 include a $4.0 million (0.3% of net sales) one time management bonus paid to the holders of our stock options in lieu of the cash dividend which was paid to stockholders in association with our issuance of PIK notes (see Note 3 to our consolidated financial statements included elsewhere in this prospectus). Other increases include: $4.6 million (0.4% of net sales) higher incentive compensation over 2003 for our selling and administrative personnel resulting from improved performance against budgeted targets and approximately $2.5 million (0.2% of net sales) for higher incremental consulting fees associated with a new product development process and Sarbanes-Oxley compliance. These increases were offset in part by certain decreases which include: promotional, co-op advertising and national advertising, which as a percentage of net sales declined 0.8 percentage points from 2003, and bad debt expense, which declined to 0.2% of net sales in 2004 from 0.4% in 2003.

        Recapitalization Expense.    We incurred approximately $133.1 million of recapitalization expenses in the year ended November 28, 2004 in connection with the Recapitalization (see "—Merger and Recapitalization").

        Plant/Business Closure and Restructuring Charges.    Charges of $0.6 million were incurred in 2004 related to the closure of our Randolph, Massachusetts manufacturing facility. Such charges consist primarily of employee severance and retention payments. All restructuring costs related to this plant closure were paid as of November 28, 2004. The land and building were sold on December 10, 2004, which resulted in a gain in the first fiscal quarter of 2005 of approximately $0.2 million.

        Royalty Income, Net of Royalty Expense.    Our net royalty income for the year ended November 28, 2004 increased $1.7 million over the year ended November 30, 2003. Our net domestic royalty income and net international royalty income increased $0.9 million and $0.8 million over 2003, respectively.

        Interest Expense.    Our interest expense in 2004 increased $4.2 million over 2003, due to higher debt levels resulting from the April 2004 recapitalization and PIK notes issued on July 16, 2004, largely offset by the lower borrowing costs on our debt. Our weighted average borrowing cost during 2004 was approximately 7.6% compared to approximately 9.1% for 2003. We also incurred a $1.2 million charge to write off a portion of the previously capitalized debt issuance costs associated with the senior secured term loan due to unscheduled debt paydowns. See also the previous discussion in "—Merger and Recapitalization" related to the Recapitalization and its effects on our debt structure, as well as Note 7 to our consolidated financial statements included elsewhere in this prospectus.

        Income Tax.    Our effective income tax rate generally differed from the federal statutory rate due to the effects of certain foreign tax rate differentials and state and local income taxes. In 2004, the rate was also affected by certain expenses associated with the Recapitalization and loss carryforwards for which we do not expect a benefit. Our effective tax rate for the year ended November 28, 2004 was 19.4%. Our effective rate for the year ended November 30, 2003 was 49.9%. Our effective tax rate in 2003 differed from the federal statutory rate due to the effects of certain foreign tax rate differentials and state and local income taxes. Also, in 2003 the rate was affected by uncertainty surrounding the reclassification of certain capital loss carryforwards.

Liquidity and Capital Resources

        Our principal sources of funds are cash flows from operations and borrowings under our senior secured revolving credit facility. Our principal use of funds consists of operating expenditures, payments of principal and interest on our senior credit agreements, capital expenditures and interest payments on our outstanding senior subordinated notes. Capital expenditures totaled $29.4 million for the year ended November 27, 2005. We expect total fiscal 2006 capital expenditures to be approximately $53 million including approximately $20.5 million for additional production capacity in the United States and Europe. We believe that annual capital expenditure limitations in our current debt agreements will not significantly prevent us from meeting our ongoing capital needs. Our introductions of new products typically require us to make initial cash investments in inventory, promotional supplies and employee training which may not be immediately recovered through new product sales. However, we believe that we have sufficient liquidity to absorb such expenditures related to new products and that these expenses will not have a significant adverse impact on our operating cash flow. At November 27, 2005, we had approximately $74.1 million available under our revolving credit facility after taking into account letters of credit issued totaling $32.1 million. Our net weighted average borrowing cost was 7.7% and 7.6% for the years ended November 27, 2005 and November 28, 2004, respectively. The increase in our borrowing costs was primarily due to incurring a full year of interest expense on the PIK notes in fiscal 2005, versus the approximately four and one-half months such debt was outstanding in 2004, and increases in the variable component of our floating rate debt, which was partially offset by lower rates on our new debt as compared with that retired in the Recapitalization, and amendments to our senior credit facilities.

        Our ability to make scheduled payments of principal, or to pay the interest or liquidated damages, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the senior credit agreement, will be adequate to meet the future liquidity needs during fiscal 2006. We will be required to make scheduled principal payments of approximately $12.8 million during the next twelve months, substantially all of which is for debt owed by our international subsidiaries. However, as we continually evaluate our ability to make additional prepayments as permitted under our senior credit agreements, it is possible that we will make substantial prepayments on our senior debt during that time.

        While we believe that we will have the necessary liquidity through our operating cash flow and revolving credit facility for the next several years to fund our debt service requirements, capital expenditures and other operational cash requirements, we may not be able to generate sufficient cash flow from operations, realize anticipated revenue growth and operating improvements or obtain future borrowings under the senior credit agreements in an amount sufficient to enable us to do so. In addition, the expiration of the revolving credit facility in 2010, followed by the maturities of the senior and subordinated debt in the following years through 2015, will likely require us to refinance such debt as it matures. We may not be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

        The following table summarizes our changes in cash:

	Fiscal Year
	2003	2004	2005
	(in millions)
Statement of Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$87.1	$43.5	$135.0
Investing activities	0.6	(7.4)	(19.4)
Financing activities	(14.7)	(116.1)	(101.5)
Effect of exchange rate changes on cash	0.7	1.7	(0.3)

Change in cash and cash equivalents	73.7	(78.3)	13.8
Cash and cash equivalents:
Beginning of period	27.4	101.1	22.8

End of period	$101.1	$22.8	$36.6

*
2004 data includes the following amounts associated with the Recapitalization: Cash flows provided by (used in): operating activities $(90.9) million; investing activities $13.6 million; and financing activities $(35.6) million. See also Note 2 to our consolidated financial statements included elsewhere in this prospectus.

  Year Ended November 27, 2005 Compared With Year Ended November 28, 2004

        Cash Flows from Operating Activities.    Our cash flow from operations increased $91.5 million to $135.0 million for the year ended November 27, 2005 compared to $43.5 million for the year ended November 28, 2004. This improvement was primarily due to effects of the recapitalization on cash used in operating activities during the year ended November 28, 2004, which included approximately $90.9 million associated with recapitalization expenses, improved working capital management, and improved operating margins, partially offset by higher cash interest payments of approximately $13.8 million over fiscal 2004, and higher tax payments of approximately $34.2 million over fiscal 2004.

        Cash Flows from Investing Activities.    Our cash flows used in investing activities increased approximately $12.0 million to a net use of $19.4 million for the year ended November 27, 2005,

compared with a net use of $7.4 million for the year ended November 28, 2004. Cash flows related to investment in property, plant and equipment included purchases and disposal proceeds of $29.4 million and $10.0 million, respectively, for the year ended November 27, 2005, and $22.8 million and $1.8 million, respectively, for the year ended November 28, 2004. Disposal proceeds in fiscal 2005 primarily resulted from the sales of our Randolph, Massachusetts, Lake Wales, Florida, and Memphis, Tennessee plants, all of which were classified as assets held for sale on our balance sheet at November 28, 2004. Cash flows provided by investing activities during the 2004 period included $13.6 million of proceeds from the sale of a note receivable from an affiliate in connection with the recapitalization.

        Cash Flows from Financing Activities.    Our cash flow used in financing activities for the year ended November 27, 2005 decreased $14.5 million from the year ended November 28, 2004. In fiscal 2005, cash used for financing activities included $120.0 million in voluntary prepayments of our senior secured term debt, offset by $13.2 million of net borrowings under our revolving credit facility and $7.6 million of other borrowings, mostly by our European subsidiary. Net cash used for fiscal 2004 financing activities was primarily the result of $35.6 million of debt issuance costs resulting from the recapitalization that were not funded with recapitalization proceeds, plus the voluntary prepayment of $90.0 million of our senior secured term debt during the second half of the year, partially offset by borrowings under our revolving credit facility.

  Fiscal Year Ended November 28, 2004 Compared With Fiscal Year Ended November 30, 2003

        Cash Flows from Operating Activities.    Our cash flow from operations decreased $43.6 million to $43.5 million for the year ended November 28, 2004, compared to $87.1 million for the year ended November 30, 2003, primarily due to $90.9 million of cash expenses associated with the Recapitalization. Contributing to the improvement before the effect of the Recapitalization were higher operating margins, and improved working capital management. These improvements were partially offset by higher interest payments in the first six months of 2004, due in part to the payoff of debt in connection with the Recapitalization, and also to the prepayment of interest late in the 2002 fiscal year, thus lowering cash interest payments in 2003.

        Cash Flows from Investing Activities.    Our cash flows used in investing activities increased primarily due to $9.5 million of increased capital expenditures over 2003, partially offset by $1.5 million of higher net proceeds from the sale of property plant and equipment, $1.4 million of which was associated with the sale of our former Albany, New York facility. Also, in 2004, we collected a $13.6 million note receivable from a prior affiliate in connection with the Recapitalization, compared to $13.6 million received in 2003 on another affiliate note and investment.

        Cash Flows from Financing Activities.    Our cash flow used in financing activities increased $101.4 million from 2003, primarily due to the $90.0 million prepayment of our senior secured term loan funded primarily out of operating cash flow, whereas our debt repayments in 2003 had been substantially funded by the issuance of subordinated notes registered under the Securities Act of 1933. The net use of cash from financing activities associated with the Recapitalization was $35.6 million in 2004, primarily for debt issuance costs.

  Debt

        As part of the Recapitalization we incurred substantial debt, including new senior credit facilities consisting of a $125.0 million senior secured revolving credit facility with a six-year maturity, and a $560.0 million senior secured term loan facility with an eight-year maturity. We also borrowed $100 million under a senior unsecured term loan with a nine-year maturity, and issued $390 million aggregate principal amount of the 2014 notes. Since the recapitalization and through November 27, 2005, we repaid $210 million of the original $560.0 million outstanding under the senior secured term loan. By making such payments, we have effectively prepaid all principal payments due prior to the maturity of the loan in 2012. Most of the prepayments have been funded out of our operating cash flow, along with $18.8 million outstanding under the senior secured revolving credit facility at November 27, 2005. As of March 1, 2006, we had $23.7 million outstanding under the revolving credit facility.

        Borrowings under the new senior secured credit facilities bear interest at our choice of the Eurodollar rate or adjusted base rate, in each case, plus an applicable margin, subject to adjustment based on a pricing grid. Annually, we are required to make principal prepayments equal to 50% of excess cash flow for the preceding fiscal year, as defined in our senior secured credit agreement, subject to reductions to a lower percentage if certain performance targets are met. There will be no such required prepayment due in the first quarter of fiscal 2006 due to the $120 million of voluntary prepayments made during the year ended November 27, 2005.

        On April 14, 2005, we amended the senior secured credit agreement to provide for an additional $100 million of senior secured term borrowings. The proceeds from the additional borrowing were used to repay the $100 million outstanding under the senior unsecured term loan, effectively reducing the interest rate on this amount of debt by 275 basis points. The amendment also reduced the applicable interest rate margin charged on the senior secured term loan, provided certain financial leverage ratio tests are met. This amendment, along with a prior amendment on August 6, 2004, reduced the applicable margin by a total of 50 basis points. In addition, this amendment provides Sealy Mattress Company with greater flexibility to make dividend distributions to us, or to repay certain subordinated debt, provided certain leverage ratio tests and other conditions are met. The terms and conditions of the $125 million senior revolving credit facility were unchanged by the amendment. In connection with the amendment, we incurred a charge of $6.2 million during the nine months ended August 28, 2005, including a non-cash charge of $3.3 million for the write-off of deferred finance charges primarily related to the senior unsecured term loan, $2.0 million of prepayment penalties related to the senior unsecured term loan, and $0.9 million of related fees and expenses.

        On June 3, 2004, we entered into an interest rate swap agreement effective July 6, 2004, fixing the floating portion of the interest rate at 3.725% on $200 million of the outstanding balance under the senior secured term loan through November 2005, declining to $150 million through November 2007. To retain the designation of this swap as a hedging instrument, we must select the Eurodollar rate on the hedged portion of the senior secured term loan during the term of the swap.

        The 2014 notes consist of $389.5 million aggregate principal amount maturing June 15, 2014, bearing interest at 8.25% per annum payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004. On September 29, 2004, we completed an exchange offer whereby all of the 2014 notes were exchanged for publicly traded, registered securities with identical terms (other than certain terms relating to registration rights and certain interest rate provisions otherwise applicable to the original 2014 notes). We intend to use approximately $37.7 million of the proceeds of this offering to redeem a portion of the outstanding principal amount of the 2014 notes and pay accrued interest and a related redemption premium thereon. We may also, from time to time, repurchase outstanding 2014 notes on the open market for the purpose of retiring such notes. During the fourth quarter of fiscal 2005, we repurchased $0.5 million aggregate principal amount of the 2014 notes at a price of 101.625%.

        On July 16, 2004, we issued $75.0 million aggregate principal amount of senior subordinated pay-in-kind (PIK) notes and $47.5 million of common stock to certain institutional investors in transactions exempt from registration under the Securities Act of 1933. The PIK notes accrue interest in-kind at 10% per year, compounded semi-annually, and mature on July 15, 2015, following the maturities of substantially all other existing indebtedness of Sealy Mattress Company, including its senior secured credit facilities and 2014 notes. We intend to use approximately $86.7 million of the proceeds of this offering to redeem the outstanding principal amount of the PIK notes and pay accrued interest thereon and a related redemption premium.

        Our European subsidiary expects to obtain additional financing of approximately $3.4 million related to capital expenditures of approximately $5.5 million in fiscal 2006 for an additional latex production line needed to fulfill the order requirements of a significant new customer.

        At November 27, 2005 we were in compliance with the covenants contained within the credit agreements governing the senior secured credit facilities and the indenture governing the 2014 notes.

  Debt Covenants

        Our long-term obligations contain various financial tests and covenants. The senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing the 2014 notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. For additional information regarding the specific covenants and related definitions in the applicable debt agreements see "Description of Indebtedness."

        Certain covenants contained in the senior secured credit facilities and 2014 notes are based on what we refer to herein as "Adjusted EBITDA." In those agreements, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. Adjusted EBITDA is presented herein as it is a material component of these covenants. For instance, the indenture governing the 2014 notes and the agreement governing Sealy Mattress Company's senior secured credit facilities each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in Sealy Mattress Company's senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the 2014 notes would prohibit Sealy Mattress Company and its subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the 2014 notes, the ability of Sealy Mattress Company to pay dividends is restricted by formula based on the amount of Adjusted EBITDA. While the determination of "unusual items" is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.

        EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

        The following table sets forth a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the year ended November 27, 2005:

Year Ended November 27, 2005
(in millions)
Net Income (loss)	$68.5
Interest	79.6
Income Taxes	54.5
Depreciation and Amortization	21.9

EBITDA	$224.5
Management fees paid to KKR	2.1
Unusual items: Post-closing residual plant costs	0.4
Bank refinancing charge	6.3
Other (various)	(0.3)

Adjusted EBITDA	$233.0

        See "Summary—Summary Historical and Pro Forma Financial and Other Data" for a reconciliation of EBITDA to cash flows from operations. See also "Selected Historical Financial Data."

        As of and during the fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005 we were in compliance with the covenants contained within our debt instruments.

  Off-Balance Sheet Arrangements

        We occupy premises and utilize equipment under operating leases that expire at various dates through 2033. In accordance with generally accepted accounting principles, the obligations under those leases are not recorded on our balance sheet. Many of these leases provide for payment of certain expenses and contain renewal and purchase options. During the fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003, we recognized expenses of $19.0 million, $18.1 million, and $16.3 million, respectively.

        We are involved in a joint venture to develop markets for Sealy brand products in Asia. The joint venture is not considered to be a variable interest entity and is therefore not consolidated for financial statement purposes. We account for our interest in the joint venture under the equity method, and our net investment of $1.1 million is recorded in our balance sheet at November 27, 2005. We believe that any possible commitments arising from this joint venture will not be significant to our consolidated financial position or results of operations.

Contractual Obligations and Commercial Commitments

        As previously discussed, our debt at November 27, 2005 consists of $18.8 million outstanding under a $125 million senior secured revolving credit facility with a six-year maturity, $450 million outstanding under a senior secured term loan facility with an eight-year maturity, $389.5 million outstanding aggregate principal amount of senior subordinated notes due 2014, $85.8 million outstanding under our PIK notes, and an additional $17.7 million of other borrowings, most of which are owed by our international subsidiaries.

        We engage in various hedging activities in order to mitigate the risk of variability in future cash flows resulting from floating interest rates on our debt and projected foreign currency purchase requirements. Accordingly, we have entered into contractual arrangements for interest rate swaps and forward purchases of foreign currency. The related assets and liabilities associated with the fair value of such derivative instruments are recorded on our balance sheet. Changes in the fair value of these derivatives are recorded in our income statement, except for those associated with our interest rate swap agreement which has been designated as a cash flow hedge for accounting purposes.

        Significant judgment is required in evaluating our federal, state and foreign tax positions and in the determination of our tax provision. Despite our belief that our tax return positions are fully supportable, we have established reserves where we believe that certain tax positions are likely to be challenged and we may not fully prevail in overcoming these challenges. Because we are not currently undergoing examinations of any of our corporate income tax returns by tax authorities, we believe that it is unlikely that an audit could be initiated which would result in assessment and payment of taxes related to these positions during 2006. We also cannot predict when or if any other future tax payments related to these tax positions may occur.

        Our contractual obligations and other commercial commitments as of November 27, 2005 are summarized below (in thousands):

Contractual Obligations	2006	2007	2008	2009	2010	After 2011	Total Obligations
Principal maturities of long-term debt	$12,769	$1,093	$937	$620	$19,439	$926,886	$961,744
Projected interest on long-term debt (1)	60,365	59,626	59,611	59,590	58,869	282,492	580,553
Projected cash flows from derivatives (2)	1,068	(1,322)	(354)		—	—	(608)
Operating leases (3)	9,203	9,065	5,966	4,354	3,753	14,952	47,293
Purchase commitments related to capital expenditures (4)	3,485	—	—	—	—	—	3,485

Total	$86,890	$68,462	$66,160	$64,564	$82,061	$1,224,330	$1,592,467

Other Commercial Commitments	2006	2007	2008	2009	2010	After 2011	Total Commitments
Standby Letters of Credit(5)	$32,140	—	—	—	—	—	$32,140

(1)
$269 million of our outstanding debt at November 27, 2005 is subject to floating interest rates. Interest payments are projected based on rates in effect at November 27, 2005 assuming no variable rate fluctuations going forward. Projected interest payable after 2010 includes $133.6 million accruing on our PIK notes after November 27, 2005 and payable upon the maturity of the PIK notes in 2015.

(2)
Net cash payments (receipts) on our hedging instruments consist of the projected net settlements of our interest rate swaps as of November 27, 2005 based on the projected interest rates used to value the swaps on that date. Also included are projected net payments to settle foreign currency forward purchase contracts of $0.3 million, based upon the fair value settlement position of those contracts at November 27, 2005.

(3)
Obligations under operating leases include only projected payments under current lease terms, excluding renewal options and assuming no exercise of any purchase options.

(4)
We have made firm purchase commitments of approximately $3.5 million (approximately 3.0 million Euro) as of November 27, 2005 related to the installation of a second latex production line at our European subsidiary.

(5)
We issue letters of credit in the ordinary course of business primarily to back our various obligations under workers compensation and other insurance programs, environmental liabilities, and open positions on certain of our derivative instruments. These obligations will renew automatically on an annual basis unless cancelled per our instructions.

        As discussed in Note 12 to our consolidated financial statements included elsewhere in this prospectus, we have a $4.8 million long-term obligation arising from an underfunded pension plan. Future minimum pension funding requirements are not included in the schedule above as they are not available for all periods presented. During fiscal 2006, we estimate that we will make approximately $2.1 million in contributions to the plan. In fiscal 2005, we contributed $0.9 million into the plan.

        We have an obligation to repurchase equity securities of certain of our executives upon their retirement. The value of the obligation is determined based on a formulated estimate of our book value per share. Future payments associated with this obligation are not included in the schedule above as their timing and amount is contingent upon when the executives retire and the number of underlying shares owned by the executives at that time. At November 27, 2005, we had a noncurrent liability on our balance sheet of $3.2 million for this obligation.

        Only agreements to purchase goods or services with fixed or minimum obligations are included in the schedule above. It does not include normal purchases which are made in the ordinary course of business.

Foreign Operations and Export Sales

        We own three manufacturing facilities in Canada, and one each in Mexico, Argentina and Brazil. In addition, we own Sapsa Bedding S.A.S., a leading European manufacturer of latex bedding products in Europe, with headquarters in Italy and manufacturing operations in France and Italy. In 2000, we formed a joint venture with our Australian licensee to import, manufacture, distribute and sell Sealy products in South East Asia. We operate a South Korean sales office and use a contract manufacturer to help service the South Korean market. We also export products directly into many small international markets, and have license agreements in Thailand, Japan, the United Kingdom, Spain, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, the Bahamas and the Dominican Republic.

Impact of Recently Issued Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued FAS 151, "Inventory Costs, an amendment of ARB No. 43 Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. We will adopt this statement as of the beginning of fiscal 2006, and do not expect it to have a material impact on our financial position or results of operations.

        In December 2004, the FASB issued FAS 123 (Revised), "Share-Based Payment" ("FAS 123R") which replaces FAS 123 and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). This statement requires compensation costs relating to share-based payment transactions to be recognized in financial statements based upon the fair value of the award. FAS 123R eliminates the option to account for the cost of stock-based compensation using the intrinsic value method as allowed under APB 25. We adopted the provisions of FAS 123R as of August 29, 2005, the first day of the fourth quarter of fiscal 2005. There was no material impact on our results of operations with regard to existing option awards outstanding on the date of adoption. We will recognize compensation expense if and when new awards are granted, in accordance with the standard. In connection with its adoption of FAS 123R, we have reclassified as temporary equity amounts previously included in additional paid in capital that are associated with outstanding shares and options which, under the terms of management shareholder agreements, are potentially redeemable in certain circumstances outside of our control.

        In December 2004, the FASB issued FAS 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29" which amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement became effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement has had no impact on the our financial position or results of operations.

        In May 2005, the FASB issued FAS 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." This statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition guidance specific to any newly adopted pronouncement. This statement also addresses the reporting of the correction of an error in previously issued financial statements, which requires similar retrospective adjustment. Changes in accounting estimates continue to be reported in the period of the change and any future periods affected. This statement will become effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. We will adopt this statement as of the beginning of fiscal 2007.

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"). This interpretation clarifies the term "conditional asset retirement obligation" as used in FAS 143 and provides additional guidance on the timing and method for the recognition and measurement of such conditional obligations. FIN 47 becomes effective for fiscal years ending after December 15, 2005. We will adopt FIN 47 as of the beginning of fiscal 2006 and we are assessing the potential impact of its adoption.

General Business Risk

        Our customers include furniture stores, specialty sleep shops, department stores, membership warehouse clubs, contract customers and other stores. In the future, these retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products. These retailers are also subject to changes in consumer spending and the overall state of the economy both domestically and internationally. Any of these factors could have a material adverse effect on our business, financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

  Foreign Currency Exposures

        Our earnings are affected by fluctuations in the value of our subsidiaries' functional currency as compared to the currencies of our foreign denominated purchases. Foreign currency forward, swap and option contracts are used to hedge against the earnings effects of such fluctuations. The result of a uniform 10% change in the value of the U.S. dollar relative to currencies of countries in which we manufacture or sell our products would not be material to our earnings or financial position. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar.

        To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, we have instituted a forecasted cash flow hedging program. We hedge portions of our purchases denominated in foreign currencies with forward and option contracts. At November 27, 2005, we had forward contracts to sell a total of 12.0 million Canadian dollars with expiration dates ranging from December 15, 2005 through November 15, 2006. At November 27, 2005, the fair value of our net obligation under the forward contracts was $0.3 million. We do not designate our foreign currency hedges for accounting purposes, therefore all changes in fair value are charged to earnings.

  Interest Rate Risk

        As more fully discussed in Note 10 to our consolidated financial statements included elsewhere in this prospectus, we had entered into two interest rate swap agreements associated with debt existing prior to the Recapitalization. Although the related debt was repaid in connection with the Recapitalization, the related swaps remain in effect and are scheduled to expire in December 2006. Because the first swap converted a portion of our floating rate debt to a fixed rate and a subsequent swap effectively re-established a floating rate on the same debt, the effect of the two instruments on both cash flows and earnings is largely off-setting. The combined fair value carrying amount of these swap instruments at November 27, 2005 and November 28, 2004 was a net obligation of $1.9 million and $4.3 million, respectively.

        We had also entered into an interest rate cap agreement associated with previous debt that caps the floating rate on the debt at 8% through June 2005. The agreement also remains in effect following the repayment of the related debt. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of this instrument is not material.

        On June 3, 2004, we entered into an interest rate swap agreement effective July 6, 2004 effectively fixing the floating portion of the interest rate at 3.725% on $200 million of our outstanding balance under the senior secured term loan through November 2005, declining to $150 million through November 2007. The fair value of this swap instrument was an asset of $2.8 million at November 27, 2005 and an obligation of $2.0 million at November 28, 2004.

        A 10% increase or decrease in market interest rates that affect our interest rate derivative instruments would not have a material impact on our earnings during the next fiscal year.

        Based on the unhedged portion of our variable rate debt outstanding at November 27, 2005, a 12.5 basis point increase or decrease in variable interest rates would have an approximately $0.3 million dollar impact on our annual interest expense.

  Commodity Price Risks

        The cost of our steel innerspring and our polyurethane foam and polyethylene component parts are impacted by volatility in the price of steel and petroleum. We expect the cost of the components to remain elevated above their recent historical averages throughout 2006. Through November 27, 2005, we have been able to successfully address these cost pressures through a price increase announced in May of 2004 and November of 2005 and through cost reduction efforts. As discussed above under "—Foam Material Supply Disruption" the effects of the recent Gulf Coast hurricanes caused significant temporary shortages which have had an adverse impact on the cost of foam materials used in the manufacture of our products. In response to these shortages, the higher world-wide prices of petroleum and petroleum-based products, and an expected increase in lumber prices as the demand for lumber increases to support the reconstruction of areas devastated by the Gulf Coast hurricanes, we announced on October 20, 2005 that we would raise prices across all of our product lines in the United States and Canada to offset rising costs of raw materials used in the manufacture of our bedding products. The price increases vary by product line and mattress size and took effect November 14, 2005. We do not engage in commodity hedging programs.

BUSINESS

Our Company

        We believe we are the largest bedding manufacturer in the world. Based on figures obtained from an International Sleep Products Association report, we are also the leading bedding manufacturer in the United States with a wholesale domestic market share of approximately 20.7% in 2004, approximately 38% greater than that of our next largest competitor. Based on preliminary data from the International Sleep Products Association, we believe our market share in 2005 was comparable to 2004.

        We manufacture and market a complete line of bedding products, including mattresses and mattress foundations. Our conventional (innerspring) bedding products are manufactured and marketed under our highly recognized Sealy, Sealy Posturepedic, Stearns & Foster and Bassett brand names. In addition, we manufacture and market specialty (non-innerspring) visco-elastic and latex bedding products under the TrueForm, SpringFree, Stearns & Foster, reflexions, Carrington Chase, MirrorForm and Pirelli brand names, which we sell into the rapidly growing and profitable specialty bedding category in the United States and internationally.

        We believe that our Sealy brand name has been the number one selling brand in the domestic bedding industry for over 25 years and our Stearns & Foster brand name is one of the leading brands devoted to the fast-growing luxury segment of the industry. We believe going to market with the best selling and most recognized brand in the domestic bedding industry (Sealy), one of the leading luxury brands (Stearns & Foster), and differentiated specialty bedding offerings give us a competitive advantage and strengthen our relationships with our customers by allowing us to offer sleep solutions to a broad group of consumers.

        We are a Delaware corporation that was organized in 1984. During the past years, our business has developed through, among other things, expanded international operations and introduction of new products, such as our one-sided bedding systems and new bedding products for the specialty bedding category. On April 6, 2004, we completed a merger with an entity owned by affiliates of KKR on April 6, 2004 whereby KKR acquired approximately 92% of our capital stock and the Rollover Stockholders retained approximately an 8% interest in our capital stock.

Products

        We offer a complete line of innerspring bedding products in sizes ranging from twin to king size, selling at retail price points from under $300 to approximately $5,000 per queen set domestically. While we sell products at all retail price points, we focus our product development and sales efforts toward mattress and box spring sets which sell at retail price points above $750 domestically. We believe that higher priced segments of the market offer faster growth and greater profitability. For fiscal 2005, we derived approximately 68% of our total domestic sales from products with retail price points of $750 and above, with our sales in this market segment having increased by 16% over the past two years.

        In 2004, we successfully completed the rollout of our new proprietary single-sided Sealy Posturepedic UniCased, and Stearns & FosterTripLCased product lines in the United States, Canada, and Mexico. These technologically advanced, one-sided bedding systems represent the broadest redesign in our history and are the result of significant customer and market research and extensive product research and development efforts. During the fiscal years ended 2005, 2004 and 2003, we recorded expense in selling, general and administrative of approximately $4.3 million, $3.2 million, and $2.4 million, respectively on our research and development activities. Our customers benefit from the features embodied in our one-sided UniCased product line, including consistent edge-to-edge comfort, proper neck and spine orthopedic support and long-lasting durability, providing what we believe to be an exceptional overall sleep experience and superior value to our customers. We believe these new product lines have yielded a higher average unit selling price as a result of this superior value for customers, as well as a shift in product mix to higher price points. In addition to our standardized manufacturing process, our proprietary product lines have been designed for a reduced degree of manufacturing complexity which has contributed to a reduction in material waste, improved manufacturing efficiency and lower net investment in working capital.

        We also produce a variety of visco-elastic (memory foam) and latex foam bedding products for the specialty bedding category. The specialty bedding category, which includes air-adjustable mattress products, has experienced substantial growth. We believe that by successfully leveraging our strong premium brand positions, our existing relationships with customers, our marketing and distribution capabilities and our development capabilities and latex manufacturing technology, we have the potential to make significant gains in the specialty bedding category. Late in the first quarter of 2005, we introduced our new Sealy Posturepedic TrueForm visco-elastic bedding product line to take advantage of the rapid growth of the specialty bedding category. We have experienced additional growth in the specialty bedding category in 2005 with the roll out of the TrueForm product and the introduction of additional specialty bedding offerings to strengthen our competitive position. The International Sleep Products Association reported that domestic specialty bedding category sales grew in 2005 by 29.8% over 2004 sales, based on a sample of leading manufacturers. During fiscal 2005, our domestic specialty bedding sales grew 130% over fiscal 2004 sales and our fiscal 2004 domestic specialty bedding sales grew 49% over our fiscal 2003 sales.

        We are planning significant product introductions over the next year as a result of extensive market and consumer research and new Federal flame retardent standards. In the fourth fiscal quarter of 2005 we began to introduce a new line of Stearns & Foster branded mattresses and boxsprings and the SpringFree latex mattress. During the first half of our fiscal year 2006 we expect to introduce a new line of Sealy Posturepedic branded mattresses and boxsprings.

Customers

        We serve domestically a large and well-diversified base of approximately 2,900 customers representing approximately 7,000 outlets, including furniture stores, specialty bedding stores, department stores and national mass merchandisers. Our five largest customers accounted for approximately 24.3% of our net sales for fiscal 2005 and no single customer represented more than 10.0% of our net sales for this period. Our extensive customer relationships, large and well-trained sales force, leading brand names and broad portfolio of product offerings have contributed to a leading market share among the top 25 domestic bedding retailers by wholesale dollars, a group that is growing faster than the broader market.

        We believe our sales force is the largest and best trained in the domestic bedding industry, as evidenced by our high market share among our major retail accounts, new account growth and strong customer retention rates. Our sales strategy supports strong retail relationships through the use of cooperative advertising programs, in-store product displays, sales associate training and a focused national advertising campaign to support our multiple brand platforms. A key component of our sales strategy is the leveraging of our portfolio of multiple leading brands across the full range of retail price points to capture and retain long-term customer relationships.

Sales and Marketing

        Our sales depend primarily on our ability to provide quality products with recognized brand names at competitive prices. Additionally, we work to build brand loyalty with our end-use consumers, principally through targeted national advertising and cooperative advertising with our dealers, along with superior "point-of-sale" materials designed to emphasize the various features and benefits of our products which differentiate them from other brands.

        Our national account and regional account sales forces are organized along customer lines, and our field sales force is generally structured based on regions of the country and districts within those regions. We have a comprehensive training and development program for our sales force, including our University of Sleep curriculum, which provides ongoing training sessions with programs focusing on advertising, merchandising and sales education, including techniques to help analyze a dealer's business and profitability.

        Our sales force emphasizes follow-up service to retail stores and provides retailers with promotional and merchandising assistance, as well as extensive specialized professional training and instructional materials. Training for retail sales personnel focuses on several programs, designed to assist retailers in maximizing the effectiveness of their own sales personnel, store operations, and advertising and promotional programs, thereby creating loyalty to, and enhanced sales of, our products.

Operations

        We manufacture and distribute products to our customers primarily on a just-in-time basis from our network of 29 company-operated bedding and component manufacturing facilities located around the world. We manufacture most conventional bedding to order and have adopted just-in-time inventory techniques in our manufacturing process to more efficiently serve our dealers' needs and to minimize their inventory carrying costs. Most bedding orders are scheduled, produced and shipped within five days of receipt. We believe there are a number of important advantages to this operating model such as the ability to provide superior service and uniform products to regional, national and global accounts, a significant reduction in our required inventory investment and geographical proximity to an overwhelming majority of our customers which enables short delivery times and increased consistency of service. These operating capabilities, and the attendant ability to serve our customers, provide us with a competitive advantage.

        We believe we are the only national, vertically integrated manufacturer of both innerspring and box spring components. We distinguish ourselves from our major competitors by maintaining our own component parts manufacturing capability and producing substantially all of our mattress innerspring requirements and approximately 48% of our box spring component parts requirements. This vertical integration lessens our reliance upon certain key suppliers to the innerspring bedding manufacturing industry, and provides us with a competitive advantage in the following ways:

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  providing a procurement advantage by lessening our reliance upon given suppliers and thus increasing our flexibility in purchasing;

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  providing a production cost advantage via cost savings directly related to the components produced in-house; and

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  improving our ability to innovate product designs, and decreasing time to market with respect to these new products.

        We also have a low cost continuous latex production capability in our European operations. Given the continuing growth of the specialty bedding category, we believe we are well positioned to offer differentiated, low cost products.

Suppliers

        We are dependent upon a single supplier for certain key structural components of our new UniCased line of mattresses. Such components are purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary design exclusive to the supplier. We have incorporated the UniCased method of construction into substantially all of our Sealy brand products, and have also incorporated similar construction into some Stearns & Foster branded products. Under the terms of the supply agreement, we have committed to make minimum purchases of the components totaling $70 million through 2006. As of November 27, 2005, we had exceeded the cumulative minimum purchase commitment. We have been developing alternative sources of supply from which to acquire similar component parts which meet the functional requirement of our products, and expect to have multiple suppliers for these components by the end of 2006. We purchase approximately 52% of our Sealy and Stearns & Foster box spring parts from a single third-party source and manufacture the remainder of these parts. Except for our dependence regarding certain structural components for the UniCased mattresses, we do not consider ourselves to be dependent upon any single outside vendor as a source of supply to our conventional bedding business, and we believe that sufficient alternative sources of supply for the same, similar or alternative components are available.

International

        We derived approximately 21% of our fiscal 2005 net sales internationally, primarily from Canada and Europe. In Canada, we are the leading bedding manufacturer with a wholesale market share of approximately 18.4% in 2004 according to Furniture/Today. Our European business sells finished mattresses in the European retail market, as well as OEM latex components to manufacturers worldwide. We believe that we are the only major U.S. bedding manufacturer with a substantial company-owned international presence, which we believe provides an attractive growth opportunity not readily available to our primary competitors. We also generate royalties by licensing our brands, technology and trademarks to other manufacturers, including twelve international independent licensees.

        We have wholly owned subsidiaries in Canada, Mexico, Puerto Rico, Brazil, France, Italy and Argentina, which have marketing and manufacturing responsibilities for those markets. We have three manufacturing facilities in Canada and one each in Mexico, Puerto Rico, Argentina, Brazil, France and Italy which comprise all of the company-owned manufacturing operations outside of the U.S. at November 27, 2005. In 2000, we formed a joint venture with our Australian licensee to import, manufacture, distribute and sell Sealy products in Southeast Asia. Except for our European subsidiaries, which manufacture mostly latex foam products, the remainder of our international subsidiaries manufacture and sell primarily conventional innerspring bedding.

        We utilize licensing agreements in certain international markets. Licensing agreements allow us to reduce our exposure to political and economic risk abroad by minimizing investments in those markets. Twelve foreign license agreements exist, which provide exclusive rights to market the Sealy brand in Thailand, Japan, the United Kingdom, Spain, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, Bahamas and the Dominican Republic. We operate a sales office in South Korea and use a contract manufacturer to service the South Korean market. In addition, we ship products directly into many small international markets.

U.S. Bedding Industry

General

        The U.S. bedding industry generated wholesale revenues of approximately $5.8 billion during calendar 2004 according to the International Sleep Products Association. Based on a sample of leading mattress manufacturers, including Sealy, the International Sleep Products Association estimates that wholesale revenues for these manufacturers increased approximately 11.6% in 2005. The U.S. bedding industry has historically displayed healthy revenue growth, driven by both growing unit demand and rising average unit selling prices. From 1984 to 2004, the International Sleep Products Association estimates that the U.S. bedding industry has grown revenues at a compound annual growth rate of approximately 6.3%, driven by compounded growth in units of 2.6% and compounded growth in average unit selling price of 3.6%. During this 20 year period, there has been just one year in which industry revenues declined (by 0.3% in 2001). This stability and resistance to economic downturns is partially due to replacement purchases, which account for an estimated 70% of bedding industry sales. In 2004, the International Sleep Products Association estimates industry revenues grew by 12.1% as compared to 2003, reflecting the strongest growth in 20 years for the industry.

        The growth of the U.S. bedding industry has been supported by demographic and economic factors that favor the ongoing growth of consumer spending on mattresses. The demographic factors include the following:

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  Rapid growth in the 39-57 year-old segment of the population, the largest and fastest growing segment of the population according to the U.S. Census Bureau, a group that tends to have more discretionary income and purchase a disproportionate share of bedding products relative to the general population;

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  Growth in the size of homes, which increased from an average of approximately 1,725 square feet in 1983 to approximately 2,320 square feet in 2003, and the number of bedrooms in homes in the last 20 years, according to the National Association of Home Builders;

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  A general trend toward ownership of second homes (which increased 16% in 2004 according to National Association of Realtors);

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  Increasing consumer awareness of the health benefits of better sleep, as evidenced by a study conducted by the Better Sleep Council in March 2004, in which 90% of all respondents reported that a good mattress was essential to health and well being; and

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  A general increase over time in consumers' willingness to "trade up" and purchase higher quality, higher priced products in the U.S. mattress industry.

        The economic factors supporting strong mattress sales include the following:

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  Compelling economics for retailers, as bedding tends to have profit margins, high inventory turns and return on inventory investment characteristics that are attractive for retailers and superior to most other home furnishing categories according to National Home Furnishings Association 2005 Retail Performance Report; and

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  Ongoing investment by bedding manufacturers in focused trade spending which supports retailer-directed advertising of bedding products and consumer awareness of new product introductions and higher-end mattresses.

        We believe we are well-positioned to take advantage of two areas where bedding industry dynamics have been particularly favorable for growth: mattress sales at the premium end of the market (that is, greater than $1,000 per set) and sales of queen and king size mattresses. According to the International Sleep Products Association, mattress units sold in the United States at retail price points of at least $1,000, as a percentage of total mattress units sold, rose from 15.5% in 2000 to 24.3% in 2004. Additionally, queen and king size mattress units sold in the United States, as a percentage of total mattress units sold, rose from 43.3% in 2000 to 46.4% in 2004, according to the International Sleep Products Association. We have a relatively higher market share in these categories compared to our overall domestic market share.

        The specialty bedding category, which represents non-innerspring bedding products including visco-elastic (memory foam) and latex foam, air-adjustable and other mattress products represented approximately 19.4% of the overall U.S. mattress market in 2004 according to the International Sleep Products Association. Also according to the International Sleep Products Association, the specialty bedding category has recently experienced substantial growth, with domestic specialty bedding category sales growing in 2005 by 29.8% over 2004 sales, based on a sample of leading manufacturers including Sealy.

Other Market Attributes

        There are over 700 conventional bedding manufacturers in the United States according to the 2002 U.S. Census Bureau, but three companies (including Sealy) accounted for approximately 49.2% of the bedding industry's wholesale revenues for 2004, based on figures obtained from International Sleep Products Association and Furniture/Today publications (Sealy's wholesale domestic market share in 2004 was 20.7%). The remainder of the domestic bedding market primarily consists of hundreds of smaller independent local and regional manufacturers. The bedding industry is characterized by the following attractive attributes:

        Limited Exposure to Asian Imports.    Due to the short lead times demanded by mattress retailers, the limited inventories carried by retailers, the customized nature of each retailer's product lines, the high shipping costs, the relatively low domestic direct-labor content in mattresses and the importance of brands to consumers, the U.S. bedding industry faces limited competition from imported products. The top eight Asian importers accounted for less than 2% of the U.S. market in 2004, according to the International Trade Administration. This is an attractive aspect of the U.S. bedding industry, and contrasts positively with many other U.S. consumer goods categories.

        Diversity of Distribution Channels.    Industry sales occur primarily in furniture stores, department stores and specialty sleep shops. These retailers are, in many cases, increasing floor allocations and devoting more resources to growing the bedding category within their stores due to the high profitability and minimal inventory requirements of the category. There is limited exposure to mass merchants which have traditionally accounted for a small percentage of domestic bedding industry sales due to the floor space, sales support and home delivery requirements of the category. This diversification of distribution channels and low exposure to mass merchants is an attractive aspect of the U.S. bedding industry.

        Large Manufacturers Are Gaining Share.    While there are over 700 bedding manufacturers in the United States, over the last eight years the three largest innerspring bedding manufacturers in the United States have been gaining market share from smaller competitors, based on figures obtained from International Sleep Products Association and Furniture/Today publications. We believe that this market share trend is likely to continue as large, national manufacturers such as Sealy can offer retailers sales, service and profit opportunities that are superior to those offered by regional and local competitors.

Our Competitive Strengths

        We believe that the following competitive strengths contribute to our leading market position, differentiate us from our competition and will drive our future growth:

Leading brand names

        We believe that our Sealy, Sealy Posturpedic and Stearns & Foster brands give us a competitive advantage by allowing us to distinctly target different segments of the marketplace.

        Our reputation for quality has been built over the last 120 years. Our Sealy brand, which accounted for approximately 74.8% of our total domestic net sales in fiscal 2005, is the best-selling and most recognized brand in the U.S. bedding industry. The Sealy brand enjoys the highest consumer recognition in the industry, achieving an unaided awareness score of almost twice that of our nearest competitor based upon an independent Gallup 2004 consumer study. According to this survey, among consumers, Sealy has the highest brand awareness for mattresses, particularly among adults with above average household income. According to Home Furnishing News in 2005, the Sealy brand ranked 15th among the top-150 home products brands overall. Our premium Stearns & Foster brand name, which accounted for approximately 16.4% of our total domestic net sales in fiscal 2005, is one of the leading brand names devoted predominantly to the growing luxury segment based on figures obtained from Furniture/Today publications.

Leading market positions and unparalleled scale

        We believe that we are the largest bedding manufacturer in the world and, as such we have significant competitive advantages in both revenue generation and operational efficiencies. In the U.S. bedding market, our brands have held the leading market share position for over 25 years and we continue to be the largest manufacturer with a wholesale market share of approximately 20.7% in 2004, approximately 38% larger than our nearest competitor. In the Canadian bedding market, we also enjoy the leading market position with an approximate 18.4% share in 2004.

        Our sales efforts benefit from our large scale, with our sales personnel covering a broad range of customers in geographically diverse locations. With separate staffs focused on field sales and national accounts, we have the breadth to cover a large number of regional customers while maintaining focus on key national accounts. Similarly, the size and structure of our sales force allows us to pursue profitable share gain with smaller dealers without sacrificing service to our larger accounts.

        To our knowledge, Sealy is the only mattress manufacturer with a national network of retail sales specialists who service large national retail chains. Our retail sales specialists are knowledgeable regarding the national retail chains which they serve on a dedicated basis, are trained in consultative selling, and regularly work on the retailers' floors on weekends which is when the majority of mattress sales take place. Sealy is one of the few manufacturers which has the sales force and scope to cover every geographic region in the U.S. and a corporate campus training program that trains our sales specialists as well as our customers' own retail sales associates.

        Our large scale manufacturing presence, consisting of 29 company-operated bedding and component manufacturing facilities located around the world, also affords us several distinct advantages. With our broad geographic coverage, we offer just-in-time delivery to better service our accounts, while reducing our inventory requirements. We also leverage our large scale and geographic presence to optimize our operating performance through shorter lead times, reduced delivery distances and alliances in many of our key supply categories that help us reduce cost, improve service and reduce our working capital investment. Also, to our knowledge, Sealy is the only mattress manufacturer in the world with a state of the art regulatory testing lab enabling us to proactively address local, state and federal regulations regarding flammability and other safety issues.

        Our scale also provides us with a procurement advantage. Our size and platform uniformity allow our suppliers to provide long continuous runs of products and raw materials. Our dedicated supply chain management team provides us with flexibility, negotiating expertise, and leverage, which in turn, often provides Sealy with unique components, research and development resources provided by suppliers and commensurate cost savings. Sealy also negotiates with its vendors on behalf of its licensees, which provides us with additional bargaining strength with respect to procurement and uniformity of product from licensee to licensee.

        As discussed previously, we believe that Sealy is the only national, vertically integrated manufacturer of both inner spring and box spring components. Our vertical integration and large scale provide us with competitive advantages in procurement and production costs, which enhance our profitability, and our ability to innovate and more rapidly move new product designs from concept to market.

Breadth of product offering

        We have unmatched breadth and scope in our mattress products and product lines, as demonstrated by our Sealy, Sealy Posturepedic, Stearns & Foster, Bassett, reflexions, TrueForm, SpringFree,

MirrorForm and Pirelli brands portfolio in the respective U.S., Mexico, South America, Canada and Europe markets. The various products span retail price points from under $300 per queen set on our promotional line to approximately $5,000 per queen set on our premium offering. Our extensive offering of products and brand names provide retailers with a single source for a full line of conventional and specialty products for their customers, and allow those retailers carrying an extended line of our products the beneficial opportunity to "up-sell" customers to higher price point selections within the Sealy portfolio.

Attractive cash flow generation

        Our strong operating margins, relatively low capital expenditures and low working capital requirements all result in attractive cash flow generation, allowing for debt paydown, reinvestment in research and development and additional growth opportunities for our company.

Experienced and committed management team

        Led by David McIlquham since 2002, our management team has on average been with Sealy for over 11 years and has been responsible for driving revenue growth and margin expansion through the launch of Sealy's new UniCased one-sided products and specialty bedding offerings, the strategic realignment of our sales force, the strengthening of our retailer relationships and the implementation of improved financial controls as well as sales and operational measurement tools. Our management team committed approximately $25 million of equity to the Recapitalization (as defined herein), with equity ownership being expanded in the transaction to include 99 members of management. See "Summary—The Recapitalization and Other Recent Transactions."

Our Strategy

        We intend to profitably grow our business through the following strategic initiatives:

Drive product innovation

        We believe ongoing product innovation is central to increasing market share and driving revenue growth in our industry. With respect to Sealy's ability to introduce new products, we have recently enhanced our new product development capabilities by instituting a cross-functional product development process and substantially increasing our investment in consumer research and analysis. The combination of this research-based approach to satisfying customer needs and the collaborative input of our sales, marketing, research and development, engineering, purchasing, finance and manufacturing departments into the new product design process will maximize our potential for successful new product introductions over time.

        In 2004, we successfully completed the rollout of our new single-sided, proprietary Sealy Posturepedic UniCased and Stearns & Foster TripLCased product lines in the United States, Canada and Mexico, representing the broadest product redesign in our history. The manufacture and sale of these products for our Sealy Posturepedic lines began early in 2003, followed by the introduction of the new Stearns & Foster lines in the first quarter of 2004. The introduction of our new product lines contributed to the 9.0% increase in our domestic net sales in fiscal 2004 (comprised of a 1.6% increase in our domestic unit sales and a 7.3% increase in our domestic average unit selling price), and the 12.0% increase in our domestic net sales in fiscal 2005 (comprised of a 4.0% increase in our domestic unit sales and a 7.7% increase in our domestic average unit selling price).

        In the first half of 2005, we introduced our new Sealy Posturepedic TrueForm and MirrorForm visco-elastic bedding products to take advantage of the rapid growth of the specialty bedding category. This market, which includes latex foam, visco-elastic and air-adjustable mattress products, has experienced substantial growth both domestically and internationally. We believe that by successfully leveraging our strong brand advantage and our marketing and distribution capabilities, we have the potential to make significant gains in the specialty bedding category, which according to consumer and market research, will continue to be a significant segment of the market.

        Sealy is planning significant product introduction over the next year. In the fourth fiscal quarter of 2005 we began to introduce a new line of Stearns & Foster branded mattresses and boxsprings and SpringFree latex mattresses. In the second quarter of fiscal year 2006 we expect to introduce a new line of Sealy Posturpedic branded mattresses and boxsprings. These products will incorporate the features that we determined were most desired by the consumer during our intensive market and consumer research over the last twelve months. These product introductions, which will be designed for global distribution, will also provide an opportunity to decrease our average manufacturing cost per unit, via design-for-manufacturing principles, the opportunity to leverage our purchasing scale and an intent to simplify the number of stock keeping units and assembly components manufactured.

Increase market share with new and existing customers

        We expect to continue to drive market share gains through strategically positioning our products in customer outlets, increasing product turnover and growth in our existing retailer customer base and adding new customers. We have developed a comprehensive set of metrics designed to enable precise measuring and reaction to slot productivity and incremental slot velocity on the retailer floor, which we believe will assist retailers in driving sales of our products.

Maximize leading position in most attractive market segments and improve product mix

        We continue to focus our sales, marketing and product development efforts by targeting the fastest growing and most profitable categories of the bedding market. With approximately 77 million "baby boomers" reaching their peak spending years and a growing awareness among consumers of the benefits of quality sleep, customer demand for higher-end mattresses has increased. We have a relatively higher market share in the greater than $1,000 retail price point segment compared to our overall domestic market share. We expect that the combination of these factors and our substantial presence in the higher end of the market will aid our future growth.

        In addition, we will continue to focus on the specialty bedding category by continuing to introduce innovative visco-elastic and latex products. We believe our leading position with bedding retailers and in the higher-priced segment of the market will provide us the opportunity to gain share in this growing specialty bedding category.

Maintain our position as a leading supplier to the largest bedding retailers

        Our extensive customer relationships, large and well-trained sales force, leading brand names and broad portfolio of product offerings have contributed to what we believe to be a leading market share among the top 25 domestic bedding retailers by wholesale dollars, a group that is growing faster than the broader market. We seek to maximize this market share position and expect to benefit as more of our top customers grow at a faster rate than the overall market in the retail sector. In support of this goal, our industry leading sales force will continue to service these accounts and seek incremental business.

Increase our profit margins

        We intend to continue to increase our profit margins over time. We seek to accomplish this in the following principal ways:

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  by designing our new product lines for maximum manufacturing efficiency, yielding productivity improvements;

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  through our ongoing implementation of more efficient manufacturing techniques as well as other, discrete cost reduction initiatives;

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  by using management metrics to benchmark our manufacturing performance on key measures and drive comparative best-practices across our manufacturing base;

  •
  through increased focus on higher margin premium and specialty bedding categories; and

  •
  by leveraging our fixed cost base.

        Our new product lines will be designed by a cross-functional team to ensure the optimum manufacturing performance and profit potential of our new product lines. For example, the rollout of our one-sided products has enhanced our manufacturing efficiency and increased our profitability. Our new UniCased lines were engineered to optimize our manufacturing capabilities, with reduced design and production complexity that has decreased production costs. Across all products, the transition to a one-sided design has led to a significant reduction in the number of panel and border fabric SKUs, which has improved material yield, lowered labor costs per unit and lowered levels of working capital.

        We have also undertaken a series of cost savings initiatives that we believe will continue to improve our profitability beyond the benefit of new product rollouts. We are streamlining our manufacturing operations by transitioning from a batch manufacturing process to a cellular manufacturing model and applying lean manufacturing principles. We are also seeking to optimize our existing manufacturing infrastructure through manufacturing network optimization, expanded in-house supply of certain components, and regional logistics, material and supply management.

        Finally, we have recently implemented a comprehensive set of management metrics that provides extensive and timely data and analysis to support the management of our manufacturing operations. This enables comparative benchmarking and institutionalization of manufacturing best-practices across our 17 domestic mattress manufacturing facilities and will enable management to drive ongoing improvements in manufacturing costs, productivity and service levels, ultimately benefiting our overall profitability level. We also believe that this metrics system will help our customers sell additional Sealy product to their customers, through more precise measuring and reaction to slot productivity and incremental slot velocity on the retail floor, and more focused marketing (including national, regional, direct and point of sale materials), which we believe will ultimately benefit Sealy and all of its partners (both retailers and suppliers) in increasing sales, profitability and productivity.

Leverage our domestic capabilities worldwide

        We also plan to grow our international business through market-oriented strategies. In Canada, where we have the leading market share position, we also intend to expand our presence by executing a strategy which is similar to that utilized in the U.S. market. In Europe, we seek to gain share from regional competition in a fragmented market by leveraging our sales, marketing and manufacturing expertise. In Mexico, Argentina and Brazil, we plan to profitably grow our positions by leveraging our sales, marketing and product development capabilities. In addition, we anticipate further growth from international licensees.

Other Company Information

Licensing

        At November 27, 2005, there were 18 separate license arrangements in effect with six domestic and twelve foreign independent licensees. Sealy New Jersey (a bedding manufacturer), Klaussner Corporation Services (a furniture manufacturer), Kolcraft Enterprises, Inc. (a crib mattress manufacturer), Pacific Coast Feather Company (a pillow, comforter and mattress pad manufacturer), Chairworks Manufacturing Group Limited (an office seating manufacture), and KCB Enterprises (a futon manufacturer) are the only domestic manufacturers that are licensed to use the Sealy trademark, subject to the terms of license agreements. Pacific Coast Feather also has a license to use the Stearns & Foster brand on certain approved products. Under license agreements between Sealy New Jersey and us, Sealy New Jersey has the perpetual right to use certain of our trademarks in the manufacture and sale of Sealy brand and Stearns & Foster brand products in selected markets in the United States.

        Of our 300 worldwide trademarks, we believe that our Sealy, Posturepedic, Stearns & Foster marks and affiliated logos (the Sealy script, the "butterfly logo" and the Stearns & Foster "seal") are the most well-known. We have registered those marks in over 90 countries.

        We have approximately 260 worldwide patents, of which the patents and pending patent applications relating to our UniCased technology, along with those patents that protect our proprietary spring and coil designs, are believed by us to be our most valuable. These patents, having been just recently issued or still pending, afford us multiple years of continuing protection of certain mattress designs. We have filed for patent protection for the core UniCased technology in 13 countries to date and expect similar competitive benefits from the issuance of those patents in those countries. The patents covering our proprietary spring and coil designs also provide Sealy with a competitive advantage in the U.S. and in other countries where we have a presence, and these patents have a remaining enforceable period of at least 14 years.

        Our licensing group generates royalties by licensing Sealy brand technology and trademarks to manufacturers located throughout the world. We also provide our licensees with product specifications, quality control inspections, research and development, statistical services and marketing programs. In the fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003, the licensing group as a whole generated gross royalties of approximately $16.0 million, $15.6 million and $13.7 million, respectively.

Warranties & Product Returns

        Sealy, Stearns & Foster and Bassett bedding offer limited warranties on our manufactured products. The periods for "no-charge" warranty service vary among products. Prior to fiscal year 1995, such warranties ranged from one year on promotional bedding to 20 years on certain Posturepedic and Stearns & Foster bedding. All currently manufactured Sealy Posturepedic models, Stearns & Foster bedding, Bassett and some other Sealy-brand products offer a 10-year non-prorated warranty service period. Our TrueForm visco elastic line of bedding, introduced late in the first fiscal quarter of 2005, carries a 20 year warranty. In fiscal 2000, we amended our warranty policy to no longer require the mattress to be periodically flipped. We also accept, upon occasion, other returns from some of our customers as an accommodation.

Trademarks and Licenses

        We own thousands of trademarks, tradenames, service marks, logos and design marks, including Sealy, Stearns & Foster and Posturepedic. We also license the Bassett and Pirelli tradenames in various territories under certain long term agreements. With the exception of the Sealy New Jersey license, the domestic licenses are predominantly trademark licenses. Also, with the exception of the New Jersey license (which is of perpetual duration), each domestic license is limited by a period of years, all of which are for a length of five years or less.

        Our licenses include rights for the licensees to use trademarks as well as current proprietary or patented technology utilized by us. We also provide our licensees with product specifications, quality control inspections, research and development, statistical services and marketing programs. Only the New Jersey, Australia and Jamaican licenses are of perpetual duration, while the other licenses are for a set duration or are indeterminate in length and subject to reasonable notice provisions. All licenses have provisions for termination for cause (such as bankruptcy, misuse of the mark or violation of standards), approval of marketing materials, audit rights and confidentiality of proprietary data.

        The following items referred to in this prospectus are trademarks which are federally registered (or for which registrations have been applied) in the United States and elsewhere pursuant to applicable intellectual property laws and are the property of Sealy Corporation or its subsidiaries: Sealy, Sealy Posturepedic, Trueform, MirrorForm, reflexions, UniCased and TripLCased. The following items referred to in this prospective are trademarks which are federally registered in the United States and elsewhere pursuant to applicable intellectual property laws and are licensed for certain purposes to Sealy Corporation and its subsidiaries but are the property of the indicated entity: Bassett (owned by Bassett Furniture Co.) and Pirelli (owned by Pirelli SpA).

Employees

        As of November 27, 2005 we had 6,208 full-time employees. Approximately 70% of our employees at our 25 North American plants are represented by various labor unions with separate collective bargaining agreements. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. We consider our overall relations with our work force to be satisfactory. We have only experienced one work stoppage in the last ten years due to labor disputes. Due to the ability to shift production from one plant to another, these lost workdays have not had a material adverse effect on our financial results. We have not encountered any significant organizing activity at our non-union facilities in that time frame. Our current collective bargaining agreements, which are typically three years in length, expire at various times beginning in 2006 through 2007. As of November 27, 2005, our domestic manufacturing plants employed 862, 1,252 and 634 employees covered under collective bargaining agreements expiring in fiscal 2005, 2006 and 2007, respectively. At our international facilities, there were 564, 717, 688, 564 and 808 employees covered under collective bargaining agreements expiring in fiscal 2006, 2007, 2008, 2009 and 2010, respectively.

Seasonality/Other

        Our third fiscal quarter sales are typically 10% to 15% higher than other fiscal quarters. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

        Most of our sales are by short term purchase orders. Since the level of production of products is generally promptly adjusted to meet customer order demand, we have a negligible backlog of orders. Most finished goods inventories of bedding products are physically stored at manufacturing locations until shipped (usually within 5 days of accepting the order). See "Risk Factors—Risks Related to Our Business—We may experience fluctuations in our operating results due to seasonality, which could make sequential quarter to quarter comparison an unreliable indication of our performance."

Competition

        The bedding industry is highly competitive and we encounter competition from many manufacturers in both domestic and foreign markets. According to data compiled by the U.S. Census Bureau, there are over 700 manufacturers of mattresses and box springs in the U.S. conventional bedding industry and these manufacturers principally compete by developing new products and distributing these new products in retail outlets. While many bedding manufacturers, including Sealy, offer multiple types of bedding products, some of our competitors focus on single product types. The single product focus of these competitors presents them with a competitive advantage, particularly in the specialty bedding market, but we believe going to market with the best selling and most recognized brand in the domestic bedding industry (Sealy) and differentiated specialty bedding offerings give us a competitive advantage. We, together with Simmons Company and Serta, Inc., collectively accounted for approximately 49.2% of wholesale revenues in 2004, based on figures obtained from International Sleep Products Association and Furniture/Today industry publications.

Regulatory Matters

        Our conventional bedding product lines are subject to various federal and state laws and regulations relating to flammability and other standards. We believe that we are in material compliance with all such laws and regulations, including the new California flame retardant regulations related to manufactured mattresses and box springs which became effective January 1, 2005, and new Federal flame retardant standards which will become effective July 1, 2007. We do not expect the impact of those regulations to be significant to our results of operations or financial position.

        Our principal waste products in North America are foam and fabric scraps, wood, cardboard and other non-hazardous materials derived from product component supplies and packaging. We also periodically dispose (primarily by recycling) of small amounts of used machine lubricating oil and air compressor waste oil. In the United States, we are, generally, subject to federal, state and local laws and regulations relating to environmental health and safety, including the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation and Liability Act. In our facilities in Argentina, France and Italy, we also manufacture foam. We believe that we are in material compliance with all applicable international, federal, state and local environmental statutes and regulations. Except as set forth in "—Legal Proceedings" below, compliance with international, federal, state or local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, should not have any material effect upon our capital expenditures, earnings or competitive position. We are not aware of any pending federal environmental legislation which would have a material impact on our operations. Except as set forth in "—Legal Proceedings" below, we have not been required to make and do not expect to make any material capital expenditures for environmental control facilities in the foreseeable future.

Properties

        Our principal executive offices are located on Sealy Drive at One Office Parkway, Trinity, North Carolina, 27370. Corporate and administrative services are provided to us by Sealy, Inc. (our wholly-owned subsidiary).

        We administer our component operations at our Rensselaer, Indiana facility. Our leased facilities are occupied under operating leases, which expire from fiscal 2006 to 2033, including renewal options.

        The following table sets forth certain information regarding manufacturing and distribution facilities operated by us at January 31, 2006:

Location		Approximate Square Footage	Title
United States
Arizona	Phoenix	76,000	Owned(a	)
California	Richmond	238,000	Owned(a	)
	South Gate	185,000	Owned(a	)
Colorado	Colorado Springs	70,000	Owned(a	)
	Denver	92,900	Owned(a	)
Florida	Orlando	97,600	Owned(a	)
Georgia	Atlanta	292,500	Owned(a	)
Illinois	Batavia	212,700	Leased
Indiana	Rensselaer	131,000	Owned(a	)
	Rensselaer	124,000	Owned(a	)
Kansas	Kansas City	102,600	Leased
Maryland	Williamsport	144,000	Leased
Minnesota	St. Paul	93,600	Owned(a	)
New York	Green Island	257,000	Leased
North Carolina	High Point	151,200	Owned(a	)
Ohio	Medina	140,000	Owned(a	)
Oregon	Portland	140,000	Owned(a	)
Pennsylvania	Clarion	85,000	Owned(a	)
	Delano	143,000	Owned(a	)
Texas	Brenham	220,000	Owned(a	)
	North Richland Hills	124,500	Owned(a	)
Canada
Alberta	Edmonton	144,500	Owned(a	)
Quebec	Saint Narcisse	76,000	Owned(a	)
Ontario	Toronto	80,200	Leased
Argentina	Buenos Aires	85,000	Owned
Brazil	Sorocaba	92,000	Owned
Puerto Rico	Carolina	58,600	Owned(a	)
Italy	Silvano d'Orba	170,600	Owned(a	)
France	Saleux	239,400	Owned
Mexico	Toluca	157,100	Owned

		4,224,000

(a)
We have granted a mortgage or otherwise encumbered our interest in this facility as collateral for secured indebtedness.

        In addition to the locations listed above, we maintain additional warehousing facilities in several of the states where our manufacturing facilities are located. We consider our present facilities to be generally well maintained and in sound operating condition.

Legal Proceedings

        We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. We and one of our subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, we and our subsidiary agreed to conduct soil and groundwater remediation at the property. We sold the property in 1997 and retained primary responsibility for the required remediation. We have completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and have concluded a pilot test of the groundwater remediation system. During 2005, with the approval from the New Jersey Department of Environmental Protection, we removed and disposed of sediment in Oakeys Brook adjoining the site. We have recorded a liability of $2.0 million ($2.5 million prior to discounting at 4.50%) for the estimated future costs associated with completing this remediation project, and it is reasonably possible that up to an additional $0.2 million may be incurred to complete the project.

        We are also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although we are conducting the remediation voluntarily, we obtained Connecticut Department of Environmental Protection approval of the remediation plan. We have completed essentially all soil remediation under the remediation plan and are currently monitoring groundwater at the site. We have identified cadmium in the groundwater at the site and intend to address that during fiscal 2006. We have recorded a liability of approximately $0.8 million associated with the additional work and ongoing monitoring. We believe the contamination at the site is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

        We removed three underground storage tanks previously used for diesel, gasoline, and waste oil from our South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, we have been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor groundwater at the site.

        While uncertainty exists as to the ultimate resolution of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, we believe that the accruals recorded are adequate and do not believe the resolution of these matters will have a material adverse effect on our financial position or future operations; however, in the event of an adverse decision by one or more of the governing environmental authorities or if additional contamination is discovered, these matters could have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        Our directors, executive officers and certain key employees, and their ages as of the date of this prospectus, are as follows:

Name	Age	Position
David J. McIlquham	51	Chairman, President, Chief Executive Officer and Director
Jeffrey C. Claypool	58	Senior Vice President, Human Resources
Lawrence J. Rogers	57	President, Sealy International Group
Kenneth L. Walker	57	Senior Vice President, General Counsel and Secretary
James B. Hirshorn	39	Senior Executive Vice President—Finance, Operations and Research and Development and Director
Jeffrey C. Ackerman	42	Executive Vice President and Chief Financial Officer
Bruce G. Barman	60	Senior Vice President, Research and Development
Alfred R. Boulden	59	Senior Vice President, Field Sales
Charles L. Dawson	49	Senior Vice President, National Accounts
G. Michael Hofmann	47	Senior Vice President, Operations
Philip Dobbs	44	Senior Vice President, Marketing
Steven Barnes	45	Director
Brian F. Carroll	34	Director
James W. Johnston	59	Director
Dean B. Nelson	46	Director
Paul Norris	58	Director
Scott M. Stuart	46	Director

        The present principal occupations and recent employment history of each of the executive officers, key employees and directors listed above is as follows:

        David J. McIlquham.    Mr. McIlquham, age 51, has been Chief Executive Officer since April 2002 and has been President since February 2001. He was elected Chairman of our board of directors in April 2004. He had been Chief Operating Officer from February 2001 to April 2002. Prior to that, he had been Corporate Vice President, Sales and Marketing since September 1998 and was Corporate Vice President, Marketing since joining us in 1990 until 1998. He has been a director since April 2002.

        Jeffrey C. Claypool.    Mr. Claypool, age 58, has been Senior Vice President, Human Resources since joining us in September 1991.

        Lawrence J. Rogers.    Mr. Rogers, age 57, has been the President of the Sealy International Group since January 2001. Prior to that, Mr. Rogers was Corporate Vice President and General Manager, International since February 1994. Since joining us in 1979, Mr. Rogers has served in numerous other capacities within our operations, including President of Sealy of Canada.

        Kenneth L. Walker.    Mr. Walker, age 57, has been Senior Vice President, General Counsel and Secretary since joining us in May 1997.

        James B. Hirshorn.    Mr. Hirshorn, age 39, has been Senior Executive Vice President—Finance, Operations and Research and Development since July 2005. Prior to that, Mr. Hirshorn was Executive Vice President and Chief Financial Officer since November 2002. From 1999 until joining our company, Mr. Hirshorn was a Vice President with Bain Capital Inc., an investment and leveraged buyout firm. From 1993 until 1999, he held various positions with Bain & Company Inc., a consulting firm. Mr. Hirshorn has been a director of our company since April 2004.

        Jeffrey C. Ackerman.    Mr. Ackerman, age 42, has been Executive Vice President, Chief Financial Officer since joining us in January 2006. From 1997 until joining us, Mr. Ackerman was a Vice President, Finance with Dade Behring, Inc., a medical diagnostics company.

        Bruce G. Barman.    Mr. Barman, age 60, has been Senior Vice President, Research and Development, since joining us in 1995.

        Alfred R. Boulden.    Mr. Boulden, age 59, has been Senior Vice President, Field Sales since August 2001. Since joining us in 1991, Mr. Boulden has served in numerous sales positions.

        Charles L. Dawson.    Mr. Dawson, age 49, has been Senior Vice President, National Accounts since August 2001. Since joining us in 1986, Mr. Dawson has served in numerous sales positions.

        G. Michael Hofmann.    Mr. Hofmann, age 47, has been Senior Vice President, Operations since October 2002. From 1982 until joining our company, Mr. Hofmann was with Hill-Rom Company, a medical equipment manufacturing division of Hillenbrand Industries, serving as its Vice President, Global Engineering from 2001 through 2002, and its Vice President and General Manager, Europe Capital Business Unit from 1995 through 2000.

        Philip Dobbs.    Mr. Dobbs, age 44, has been Senior Vice President, Marketing since March 2005. From 2002 until joining our company, Mr. Dobbs was with Cadbury Schweppes, a chewing gum, mint and throat drop manufacturer, serving as its Vice President of Marketing. From 2000 through 2001, he served as Managing Director and President of Heinz Pet Food for HJ Heinz.

        Steven Barnes.    Mr. Barnes, age 45, is a Managing Director at Bain Capital Partners, an investment and leveraged buyout firm, and has been affiliated with Bain since 1988. Since 1988, he has been involved with various leveraged acquisitions and has served in various leadership positions with its portfolio companies, including CEO of Dade Behring, a medical diagnostics company, President of Executone Business Solutions, a provider of communication products and services, and President of The Holson Burnes Group, a manufacturer of picture frames, framed art and photo albums. Mr. Barnes presently serves on several boards including Unisource, SigmaKalon, Buhrmann NV and the Board of Overseers of Children's Hospital in Boston. Prior to 1988, Mr. Barnes was with PricewaterhouseCoopers, where he worked in the Mergers and Mergers Support Group. He has been a director of our company since March 2001.

        Brian F. Carroll.    Mr. Carroll, age 34, has been a member of KKR since January 2006 and before that, an executive of KKR since July 1999. From September 1997 to June 1999, Mr. Carroll earned an M.B.A. at Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, he was an executive of KKR. His primary responsibilities at KKR have been identifying potential acquisition opportunities for private equity funds managed by KKR & Co., negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisition. Mr. Carroll is also a member of the Board of Directors of Rockwood Specialties Group, Inc. He has been a director of our company since April 2004.

        James W. Johnston.    Mr. Johnston, age 59, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. He is a director of Pilot Therapeutics Holdings, Inc. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1992 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. He has been a director of our company since March 1993.

        Dean B. Nelson.    Mr. Nelson, age 46, has been Chief Executive Officer of Capstone Consulting LLC, a strategic consulting firm, since March 2000. He is also Chairman of the Board and a director of PRIMEDIA Inc., a targeted media company. He is also a director of Yellow Pages Group, a provider of search directories. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

        Paul Norris.    Mr. Norris, age 58, has been the non-executive Chairman and director of W.R. Grace & Co., a specialty chemicals and materials company, since May 2005, and has performed advisory services for KKR since May 2005. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). He has been a director of our company since January 2006.

        Scott M. Stuart.    Mr. Stuart, age 46, has been a founding partner of Sageview Capital since November 2005, and from 1996 through 2005 was a Member of KKR and had worked for KKR since 1986. His primary responsibilities at KKR have been identifying potential acquisition opportunities for private equity funds managed by KKR & Co., negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisition. He is also a member of the Board of Directors of The Boyds Collection, Ltd. Mr. Stuart received his B.A. in English Literature from Dartmouth College and his M.B.A. from Stanford University. He has been a director of our company since April 2004.

Board of Directors

  Composition of the Board of Directors

        Our board of directors currently consists of eight directors. Under the stockholders' agreement we entered into with KKR in connection with the Recapitalization, KKR has the right to designate a director to our board of directors so long as they own at least 10% of our outstanding common stock. In addition, so long as the Rollover Stockholders hold at least 5% of our outstanding common stock, for the first two years after the Recapitalization, Bain Capital shall have, pursuant to the stockholders agreement, the right to designate one member of our board of directors. See "Certain Relationships and Related Party Transactions—Stockholders Agreements."

        We intend to avail ourselves of the "controlled company" exception under the New York Stock Exchange rules, which eliminate the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members and consisting of at least three members within one year of the offering. Our board of directors has determined that Mr. Barnes is an independent director within the meaning of applicable NYSE listing standards and provisions of the Exchange Act.

  Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Messrs. Barnes, Carroll and Norris. Our board has determined that Mr. Barnes is an independent director for purposes of audit committee service within the meaning of applicable NYSE listing standards and applicable provisions of the Exchange Act. In addition to Mr. Barnes, we plan to nominate a second new independent member to the audit committee within 90 days following the consummation of this offering and a third new independent member within one year thereafter to replace existing members so that all of our audit committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under the New York Stock Exchange rules. In addition, one of them will be determined to be an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        Our audit committee will be responsible for the following:

  •
  selecting the independent auditors,

  •
  approving the overall scope of the audit,

  •
  assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements,

  •
  annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm,

  •
  discussing the annual audited financial and quarterly statements with management and the independent auditor,

  •
  discussing earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies,

  •
  discussing policies with respect to risk assessment and risk management,

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor,

  •
  reviewing with the independent auditor any audit problems or difficulties and managements' response,

  •
  setting clear hiring policies for employees or former employees of the independent auditors,

  •
  handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, and

  •
  reporting regularly to the full board of directors.

        Our board of directors will update its written charter for the audit committee which will be available on our website.

        Compensation Committee.    Our compensation committee currently consists of Messrs. Carroll and Stuart. Our compensation committee is responsible for the following:

  •
  reviewing key employee compensation policies, plans and programs,

  •
  reviewing and approving the compensation of our executive officers,

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers,

  •
  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters,

  •
  administration of stock plans and other incentive compensation plans, and

  •
  such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        Our board of directors will adopt a written charter for the compensation committee which will be available on our website.

        Nominating and Corporate Governance Committee.    Immediately prior to the closing of this offering, we will form a nominating and corporate governance committee that will consist of                        . The nominating and corporate governance committee will be responsible for the following:

  •
  developing and recommending criteria for selecting new directors,

  •
  screening and recommending to the board of directors individuals qualified to become executive officers,

  •
  overseeing evaluations of the board of directors, its members and committees of the board of directors, and

  •
  handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

        Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website.

        Compensation Committee Interlocks and Insider Participation.    The compensation levels of our executive officers are currently determined by our compensation committee as described above. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Director Compensation

        Prior to this offering, we reimbursed all directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, prior to 2005, Mr. Johnston received an annual retainer of $30,000, reduced by $1,000 for each board meeting not attended, plus $1,000 ($1,250 if he was committee Chairman) for each board of directors committee meeting attended if such meeting was on a date other than a board meeting date. In 2005, each of our non-management directors received $12,500 per fiscal quarter for their service as a director of the Company. In 2006, directors will receive a retainer of $40,000 per year plus $1,500 for each board meeting attended in person and $500 for each telephonic board meeting attended. The board committee members will receive additional annual retainer of $16,000 for the Chairman of the audit committee, $4,000 for other committee chairs, $4,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members will also be paid $1,000 for each meeting attended in person and $500 per telephonic meeting attended. All fees are paid on a quarterly basis. The directors may elect to defer all or a portion of these fees into stock appreciation units. For 2005, each of the directors has elected to do so.

Executive Compensation

        The following table sets forth the compensation for our chief executive officer and each of our four most highly compensated executive officers for their services during fiscal years 2003, 2004 and 2005. In this prospectus, we refer to these five executive officers as the named executive officers.

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(a)		Restricted Stock Award($)	Securities Underlying Options(b)		All Other Compensation(d)
David J. McIlquham Chairman, President and CEO	2005 2004 2003	$ $ $	621,250 575,417 518,750	$ $ $	745,104 542,293 186,775	$ $ $	— 1,030,794 —	— — —	— 4,586,667 —	(c)	$ $ $	30,522 1,869,538 23,389
James B. Hirshorn Senior Executive VP—Finance, Operations and Research and Development	2005 2004 2003	$ $ $	370,497 336,917 325,000	$ $ $	308,163 211,703 78,000	$ $ $	— 397,495 68,137	— — —	— 1,433,567 873,100	(c) (c)	$ $ $	29,737 1,066,779 —
Lawrence J. Rogers President International Bedding Group	2005 2004 2003	$ $ $	303,468 293,282 284,217	$ $ $	187,208 160,482 40,587	$ $ $	— 126,974 —	— — —	— 457,823 —	(c)	$ $ $	29,265 3,202,409 21,752
Jeffrey C. Claypool Sr. VP Human Resources	2005 2004 2003	$ $ $	254,932 246,340 238,280	$ $ $	178,408 135,442 50,040	$ $ $	— 63,486 —	— — —	— 332,911 —	(c)	$ $ $	24,585 2,000,340 17,941
Philip Dobbs Senior Vice President Marketing	2005 2004 2003	$ $ $	195,347 — —	$ $ $	231,759 — —	$ $ $	57,961 — —	— — —	386,100 — —	(c)	$ $ $	1,724 — —

(a)
Represents amounts paid on behalf of each of the named executive officers for the following two respective categories of other annual compensation: (i) relocation expenses incurred and (ii) option dividend bonus paid on behalf of the named executive officers. Amounts for each of the named executive officers for each of the two respective preceding categories is as follows: Mr. McIlquham: (2005-$0, $0; 2004-$0, $1,030,794; 2003-$0, $0); Mr. Hirshorn: (2005-$0, $0; 2004-$0, $397,495; 2003-$68,137); Mr. Rogers: (2005-$0, $0; 2004-$0 $126,974; 2003- $0, $0;); Mr. Claypool: (2005-$0, $0; 2004-$0, $63,486; 2003-$0, $0); Mr. Dobbs: (2005-$57,961, $0; 2004-$0, $0; 2003-$0, $0).

(b)
All option share amounts for prior years presented have been adjusted to reflect the 2004 stock split of approximately 3.49 shares to one.

(c)
The named executive officers have ten-year non-qualified stock options to acquire shares of our Class A Common Stock at or above the then current fair market value as follows: April 11, 2002 200,000 options at $5.00 and 200,000 options at $2.50 to Mr. McIlquham; July 9, 2002 15,000 options to Mr. Claypool and 27,000 options to Mr. Rogers, each at $5.00; January 16, 2003 250,000 options to Mr. Hirshorn at $5.00; July 20, 2004, 4,586,667 options to Mr. McIlquham, 457,823 options to Mr. Rogers, 1,433,567 options to Mr. Hirshorn and 332,911 options to Mr. Claypool, each at $4.39 April 6, 2005; 386,100 options to Mr. Dobbs at $6.25.

(d)
Represents amounts paid on behalf of each of the named executive officers for the following five respective categories of compensation: (i) company premiums for life and accidental death and dismemberment insurance (ii) company premiums for long-term disability benefits, (iii) company contributions to our defined contribution plans, (iv) stock option payouts (associated with the Recapitalization) and (v) transaction bonus (associated with the Recapitalization). Amounts for each of the named executive officers for each of the five respective preceding categories is as follows: Mr. McIlquham: (2005-$2,014, $1,088, $27,450, $0, $0; 2004-$1,916, $1,088, $24,000, $1,320,534, $522,000; 2003-$1,651 $1,088 $20,650 $0, $0); Mr. Hirshorn: (2005-$1,200, $1,087, $27,450, $0, $0; 2004-$1,122, $1,078, $24,000; $820,879, $219,700; 2003-$903, $867, $11,375 $0, $0); Mr. Rogers (2005-$982, $1,088, $24,000, $0, $0; 2004-$977, $939, $23,463 $2,912,398, $264,632; 2003-$947, $910, $19,895 $0, $0); Mr. Claypool: (2005-$825, $816, $22,944, $0, $0; 2004-$821, $788, $19,707, $1,756,718, $222,306; 2003-$658, $603, $16,680, $0, $0); Mr. Dobbs (2005-$867, $857, $0, $0, $0).

Option Grants in Last Fiscal Year

	Individual Grants(a)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(b)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
David J. McIlquham Chairman, President and CEO	—	—%	$—	—	—	—
James B. Hirshorn Senior Executive Vice President—Finance, Operations and Research and Development	—	—%	$—	—	—	—
Lawrence J. Rogers President International Bedding Group	—	—%	$—	—	—	—
Jeffrey C. Claypool Sr. VP Human Resources	—	—%	$—	—	—	—
Phillip Dobbs Sr. VP Marketing	386,100	58.2%	$6.25	4/6/15	1,517,373	3,845,556

(a)
All stock options described above relate to options to purchase shares of Class A common stock. All grants were issued as "New Options" under the terms described for such under "—Compensation Pursuant to Plans and Other Arrangements," below.

(b)
Potential Realizable Value is based on certain assumed rates of appreciation from the option exercise price since the board of directors determined that the stock's then fair market value was equal to or less than such option exercise price. These values are not intended to be a forecast of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the SEC, Potential Realizable Value is based upon the exercise price of the options.

Long-Term Incentive Plan Awards

        During fiscal year 2005, no named executive officer received any award under long-term incentive plans.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End/Option Values

			Number Of Securities Underlying Unexercised Options At FY-End(#)		Value Of Unexercised In-the-money Options At FY-End($)(b)
Name	Shares Acquired On Exercise(#)	Value Realized
			Exercisable	Unexercisable(a)	Exercisable	Unexercisable
David J. McIlquham Chairman, President and CEO	—	—	3,406,948	2,851,202
James B. Hirshorn Senior Executive Vice President—Finance, Operations and Research and Development	—	—	1,189,308	888,816
Lawrence J. Rogers President International Bedding Group	—	—	378,454	285,263
Jeffrey C. Claypool Sr. VP Human Resources	25,000	106,000	203,386	207,470
Phillip Dobbs Sr. VP Marketing	—	—	64,457	321,643

(a)
Includes options exercisable within 60 days after November 27, 2005.

(b)
Options are in-the-money if the fair market value of the Class A common stock exceeds the exercise price. There was no public trading market for our common stock as of November 27, 2005. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options has been calculated using an assumed value of $                      per share, the mid-point of the range set forth on the cover page of this prospectus.

Compensation Pursuant To Plans and Other Arrangements

        Rollover Options and New Options-2004 Stock Option Plan.    All outstanding options, whether or not vested, to purchase our common stock, other than certain options held by members of management that those members elected to rollover, which we refer to as Rollover Options, were canceled and converted into a right to receive cash consideration upon the completion of the Recapitalization. The Rollover Options, which had an aggregate initial intrinsic value of $24.6 million, represent options to purchase shares of our Class A common stock. In July 2004, we granted to these members of management new options to purchase our Class A common stock, or New Options, in an amount based on a multiple of the value of the member's Rollover Options. The New Options were granted under a stock option plan established after the completion of the Recapitalization that provides for the grant of cash and cashless exercise stock options, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the human resources committee of our board of directors or certain of the committee's designees. Twenty million shares of our Class A common stock are available for grants under the plan. The exercise price for the New Options is the per share transaction value of the common stock in the Recapitalization reduced by the effect of the dividend we paid in July 2004.

        As of March 1, 2006, there were 12,421,761 shares underlying the current outstanding stock options granted under Sealy's 2004 Stock Option Plan. There were 7,509,647 shares reserved for future grants under this plan. As of March 1, 2006, there are 6,047,984 shares underlying the current outstanding "rolled over" stock options that were granted under Sealy's 1998 Stock Option Plan. There are no further shares reserved for grants under the 1998 Stock Option Plan.

        The New Options were granted in part as "time options," which vest and become exercisable ratably on a monthly basis over the first five years following the date of grant, and granted in part as "performance options," which vest and become exercisable over the five fiscal years through fiscal year 2008 upon the achievement of certain EBITDA performance targets, and in any event by the eighth anniversary of the date of grant.

        All Rollover Options and New Options, and any common stock for which such options are exercised, are governed by a management stockholders' agreement and a sale participation agreement, which together provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal for us at any time after the fifth anniversary of purchase and prior to a registered public offering of our common stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to the Rollover Options and New Options and any common stock for which such options have been exercised;

  •
  "piggyback" registration rights on behalf of the members of management; and

  •
  "tag-along" rights on behalf of the members of management and "drag-along" rights for KKR.

        Executive Put Options.    Concurrent with the Recapitalization, Messrs. Barman, Claypool and Rogers were given options to sell their shares of our stock back to us upon their retirement. The sales price per share is based on a formula which takes into account changes in our equity since the Recapitalization, including, among other things, consolidated net income, additional capital contributions, and capital distributions.

        Executive Employment Agreements.    On January 14, 2005, Mr. McIlquham entered into an amended employment agreement with us as Chief Executive Officer. That agreement has a perpetual two-year term and provides for an annual base salary of $625,000, subject to annual increase by our board of directors plus a performance bonus between zero and one hundred twenty percent of his base salary. In addition, nine of our other employees, including Lawrence J. Rogers, James B. Hirshorn, Jeffrey C. Claypool and Charles L. Dawson, have entered into employment agreements that provide, among other things, a perpetual one-year employment term thereafter (two year in the case of Mr. Hirshorn), during which such employees will receive base salary (not less than their current salary) and a performance bonus between zero and seventy percent of their base salary (between zero and eighty percent for Mr. Hirshorn) and substantially the same benefits as they received as of the date of such agreements. For the fiscal year ending November 27, 2005, the compensation committee of the our Board of Directors determined that the bonuses to be paid pursuant to those employment agreements were to be based 70% on the our achievement of an Adjusted EBITDA target and 30% on our achievement in net debt reduction. Each such target represented an improvement over our prior year performance.

        Upon written notice, we may terminate any of these agreements for cause upon immediate notice thereof, or upon the death or disability of the employee. In the event we terminate an agreement for any reason other than cause, death or disability, the employee will be entitled for one year thereafter (two years in the cases of Mssrs. McIlquham and Hirshorn) to continue to receive his annual base salary (at the highest rate in effect during the past year), participate in our annual bonus plan and receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment. If at any time our Executive Severance Benefit Plan would provide better cash severance benefits to the employee than the foregoing severance provisions, the employee may elect to receive such better cash severance benefits in lieu thereof, while continuing to receive any other benefits available under the agreement. These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

        Deferred Compensation Agreements.    On December 18, 1997, two current employees, including Lawrence J. Rogers, entered into deferred compensation agreements with us pursuant to which such employees elected to defer an aggregate $188,212 of compensation, which was paid out as part of the Recapitalization on April 6, 2004.

        Severance Benefit Plans.    Effective December 1, 1992, we established the Sealy Executive Severance Benefit Plan, or the Executive Severance Plan, for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year's salary and a maximum of two-year's salary under the Executive Severance Plan. However, if a participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the participant's base compensation for the corresponding period from the participant's new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

        We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and record the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

        In addition, certain executives and other employees are eligible for benefits under our severance benefit plans and certain other agreements, which provide for cash severance payments equal to their base salary and, in some instances, bonuses (from periods ranging from two weeks to two years) and for the continuation of certain benefits. In July of 2002, our board of directors provided 12 company employees with a waiver of our stock repurchase right and a cashless exercise program (utilizing stock owned for at least six months) for stock acquired under our stock option program, if the employee's employment with us terminates as the result of death, disability or retirement.

        Management Incentive Plan.    We provide performance-based compensation awards to executive officers and key employees for achievement each year as part of a bonus plan. Such compensation awards are a function of individual performance and corporate results. The qualitative and quantitative criteria will be determined from time to time by our board of directors and currently include such factors as EBITDA and net debt level.

        Sealy Corporation 1998 Stock Option Plan.    In order to provide additional financial incentives for certain of our employees, such employees were granted options to purchase additional Class A common stock of Sealy Corporation pursuant to the Sealy Corporation 1998 Stock Option Plan. Such options vested and became fully exercisable upon the Recapitalization. Those options will now expire on April 6, 2014 or provided that if an employee's employment with us is terminated, then the exercise period of all such employee's vested options under the 1998 Stock Option Plan will be reduced to a period ending no later than six months after such employee's termination.

        Sealy Corporation Bonus Plan.    The Sealy Corporation Bonus Plan (the "Bonus Plan") became effective on December 1, 1996 and was implemented to both attract and retain employees while also motivating them to better achieve the Company's financial goals through rewards for contributions to the success of the company. The Bonus Plan is administered by our board of directors, although the board may delegate its rights and duties under the plan to our Human Resources Committee. The board is empowered to establish administrative rules, determine employee eligibility, set awards to be made under the plan, and modify the plan to deal with unusual or unanticipated events. All determinations of the board as to the interpretation of the Bonus Plan are final and binding on all plan participants.

        Participants in the Bonus Plan are selected each fiscal year by the board from salaried employees. The board assigns participants to the following general groupings by position: Selected Senior Company Executives, Senior Company Executives, Corporate and Regional Vice Presidents, Other Senior Management, Plant Managers and Sales Managers, Other Middle Management, Plant Controllers, Senior Professional and Supervisors, and Selected Exempt Employees.

        Bonus awards under the Bonus Plan are based on the degree to which the financial performance of the Company, its plants, regions and selected subsidiaries meet their goals established for each fiscal year. Individual awards are based on the business segment (i.e., corporate, division, plant and/or region) to which participants are assigned. Each year, three goal levels are set for each business segment: minimum, target and maximum. If goals of a given business segment are achieved, bonuses, as a percentage of a plan participant's base salary, are paid to the plan participant employed in the relevant segment.

        Generally, a Bonus Plan participant must be employed on November 30 of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such year. Bonuses are paid in a single lump sum on January 31st immediately following the end of the applicable fiscal year or, if later, promptly following the completion of the outside audit of our financial statements. The board may amend, terminate or otherwise modify the Bonus Plan at any time.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

        Our bylaws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that our certificate of incorporation, bylaws and insurance are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

About Our Sponsor

        Founded in 1976 by Jerome Kohlberg, Henry Kravis and George Roberts. KKR is a private equity firm specializing in leveraged buyouts, with offices in New York, Menlo Park and London. Over the past 29 years, KKR has raised over $25 billion in private equity funds and invested over $21 billion of equity in 140 transactions with a total value of approximately $185 billion.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2006, and as adjusted to reflect the             shares of our common stock offered hereby, by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  each selling stockholder;

  •
  our chief executive officer and our four other named executive officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the 92,807,392 shares of common stock outstanding as of March 1. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

	Beneficial Ownership of Common Stock
				Common Stock Beneficially Owned After this Offering Without Over-Allotment		Common Stock Beneficially Owned After this Offering With Over-Allotment
	Common Stock Beneficially Owned Prior to this Offering		Common Stock Being Sold in this Offering
Name of Beneficial Owner
	Number	%	Number	Number	%	Number	%
5% Stockholders and Other Selling Stockholders:
KKR Millenium GP LLC(1)	74,706,938	80.5%
Northwestern Mutual Life Insurance Company(2)	5,703,454	6.1%
BCP V Grantor Trust, L.P.(3)	1,618,336	1.7%
Bain Capital Partners V, L.P.(3)	991,323	1.1%
BCIP Associates(3)	650,930	*
BCIP Trust Associates, L.P.(3)	189,099	*
BancBoston Capital Inc.(4)	226,891	*
CIBC WG Argosy Merchant Fund 2, L.L.C.(5)	612,607	*
Co-Investment Merchant Fund, LLC(6)	60,444	*
Co-Investment Merchant Fund 3, LLC(7)	7,623	*
Harvard Private Capital Holdings, Inc.(8)	1,134,457	1.2%
JPMorgan Partners (BHCA), L.P.(9)	1,361,350	1.5%
Teachers Insurance and Annuity Association of America(10)	2,851,727	3.1%
Directors and Executive Officers:
Steven Barnes(3)	3,449,688	3.7%
Brian F. Carroll(1)	74,706,938	80.5%
James W. Johnston	6,844	*		6,844	*	6,844	*
Dean B. Nelson	—	*
Paul Norris	—	*
Scott M. Stuart	—	*
Jeffrey C. Claypool(11)	236.106	*		236.106	*	236.106	*
Phillip Dobbs(11)	89,506	*		89,506	*	89,506	*
James B. Hirshorn(11)	1,217,976	1.3%		1,217,976%		1,217,976%
David J. McIlquham(11)	3,506,123	3.8%		3,506,123%		3,506,123%
Lawrence J. Rogers(11)	389,020	*		389,020	*	389,020	*
All directors and executive officers as a group (17 persons)	85,922,464	92.6%

*
Less than 1%.

(1)
Shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by KKR Millennium Fund L.P., through its investment vehicle, Sealy Holding LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Carroll is a director of Sealy Corporation and a member of KKR. He disclaims beneficial ownership of any Sealy Corporation shares beneficially owned by KKR. KKR Millennium GP LLC received the shares to be offered for resale in the Merger. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between KKR and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(2)
Northwestern Investment Management Company, LLC ("NIMC"), a wholly-owned company of Northwestern Mutual Life Insurance Company ("NMLI"), the selling stockholder, is one of the investment advisors for NMLI with respect to the shares of common stock owned by NMLI. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power and investment power with respect to such shares. David A. Barras is a portfolio manager for NIMC and manages the portfolio which holds such shares. Northwestern Mutual Life Insurance Company received the shares to be offered for resale pursuant to our July 16, 2004 issuance of PIK notes and common stock to institutional investors. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization—Issuance of PIK Notes and Common Stock." For a description of material relationships between NMLI and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of The NMLI is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(3)
Shares shown as beneficially owned by Mr. Steven Barnes reflect the aggregate number of shares of common stock held, or beneficially held, by BCP V Grantor Trust, L.P. ("BCP Trust"), Bain Capital Partners V, L.P. ("BCPV"), BCIP Trust Associates, L.P. ("BCIP Trust") and BCIP Associates ("BCIP"). Mr. Barnes is a Managing Director of Bain Capital Investors, LLC, the sole general partner of BCPV, and is a limited partner of BCPV, the sole general partner of BCP Trust Accordingly, Mr. Barnes may be deemed to beneficially own shares owned by BCPV and BCP Trust. In addition, Mr. Barnes is a general partner of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Mr. Barnes disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Bain Capital Fund V, L.P. (Fund V), BCPV, BCIP Trust and BCIP were stockholders prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." On December 30, 2005, Fund V transferred its shares of common stock to its affiliates, BCPV and BCP Trust. For a description of material relationships between Bain and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of Mr. Barnes is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(4)
Represents shares of common stock beneficially owned by BancBoston Capital Inc. ("BBC"). Voting and disposition power with respect to the shares of common stock to be offered hereunder requires the unanimous consent of Maia Heymann, Edward McCaffrey and either Jeffrey Atkins or Ann O'Brien. Each disclaims beneficial ownership of the shares of common stock. BancBoston Investments Inc. ("BBI") has shared voting and investment power with respect to shares of common stock as a result of BBI's ownership of BBC. Bank of America Corporation ("BAC") may be deemed to have shared voting and investment power with respect to shares of common stock by virtue of its ownership of BBI. BancBoston Capital Inc. was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between BancBoston Capital Inc. and us over the last three years, see "Certain Relationships and Related Party Transactions" and "Underwriting." The address of BancBoston Capital Inc. is 100 Federal Street, 19th Floor, Boston, Massachusetts 02110.

(5)
CIBC, Inc. and Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler are Managing Members of CIBC WG Argosy Merchant Fund 2, L.L.C. and share power to vote and dispose of the shares. Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler disclaim beneficial ownership of such shares. CIBC WG Argosy Merchant Fund 2, L.L.C. was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between CIBC WG Argosy Merchant Fund 2, L.L.C. and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of CIBC WG Argosy Merchant Fund 2, L.L.C. is 622 Third Avenue, 35th Floor, New York, New York 10017.

(6)
Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler are Managing Members of Co-Investment Merchant Fund, LLC and share power to vote and dispose of the shares. Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler disclaim beneficial ownership of such shares. Co-Investment Merchant Fund, LLC was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between Co-Investment Merchant Fund, LLC and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of Co-Investment Merchant Fund, LLC is 622 Third Avenue, 35th Floor, New York, New York 10017.

(7)
Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler are Managing Members of Co.-Investment Merchant Fund 3, LLC and share power to vote and dispose of such shares. Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler disclaim beneficial ownership of such shares. Co-Investment Merchant Fund 3, LLC was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between Co-Investment Merchant Fund 3, LLC and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of Co-Investment Merchant Fund 3, LLC is 622 Third Avenue, 35th Floor, New York, New York 10017.

(8)
Michael Eisenson, Tim Palmer, Mark Rosen and Michael Thonis, each a Managing Director of Charlesbank Capital Partners, LLC, the Investment Advisor to Harvard Private Capital Holdings, Inc., share voting power and investment control over the shares. Harvard Private Capital Holdings, Inc. was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between Harvard Private Capital Holdings, Inc. and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of Charlesbank Capital Partners, LLC is 600 Atlantic Avenue, 26th Floor, Boston, MA 02210.

(9)
The general partner of J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA") is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Jeffrey C. Walker is the President of JPMP Capital. Each of JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by JPMP BHCA. Mr. Walker by virtue of his position and responsibilities with JPMP Capital Corp. may be deemed, pursuant to Rule 13d-3 under the Exchange Act to be the beneficial owner of the shares held by JPMP BHCA. The foregoing shall not be an admission that such persons are the beneficial owners of the shares held by JPMP BHCA and each disclaims any such beneficial ownership to the extent that it exceeds such person's pecuniary interest in the shares held by JPMP BHCA, if any. Each of JPMP BHCA, JPMP MFM, JPMP Capital and Mr. Walker are members of the private equity business unit of JPM Chase. J.P. Morgan Partners (BHCA), L.P. was a stockholder prior to the Recapitalization. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization." For a description of material relationships between J.P. Morgan Partners (BHCA), L.P. and us over the last three years, see "Certain Relationships and Related Party Transactions" and "Underwriting." The address of J.P. Morgan Partners (BHCA), L.P. is 1221 Avenue of the Americas, New York, New York 10020.

(10)
In accordance with the New York State Insurance Law, the Board of Trustees of Teachers Insurance and Annuity Association of America ("TIAA") approves every investment (including dispositions of previously-made investments) made by TIAA. As permitted under the Bylaws of TIAA, approvals for certain transactions have been delegated to the Investment Committee of the Board of Trustees and in certain cases, senior officers of TIAA, all subject to formal approval by the Board of Trustees. Loren Archibald, a senior officer of TIAA, is a manager of the portfolio which includes the shares of common stock offered by TIAA and registered hereunder, and Mr. Archibald has authority to approve the dispositon of such shares. Mr. Archibald disclaims beneficial ownership of the shares of common stock offered by TIAA and registered hereunder. TIAA received the shares to be offered for resale pursuant to our July 16, 2004 issuance of PIK notes and common stock to institutional investors. See "Summary—The Recapitalization and Other Recent Transactions—The Recapitalization—Issuance of PIK Notes and Common Stock." For a description of material relationships between TIAA and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of TIAA is 730 Third Avenue, New York, New York 10017.

(11)
Shares shown as beneficially owned reflect shares of our common stock underlying exercisable stock options held by such individual.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreements

  With Rollover Stockholders

        In connection with the Recapitalization, we entered into a stockholders agreement with KKR and the Rollover Stockholders that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of common stock, in addition to other shareholding matters.

        Under the stockholders agreement, for the first two years after the Recapitalization, the Rollover Stockholders are restricted from transferring, other than to their respective affiliates or members who agree to become parties to the agreement, their respective shares of our common stock. Furthermore, after such two-year period, for three additional years thereafter, any proposed transfers of our common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) will be subject to a right of first refusal by KKR. If we sell or issue to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock or options warrants or other rights to acquire common stock, the Rollover Stockholders are allowed to participate on a proportionate basis.

        The stockholders agreement grants to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its shares of our common stock. In connection with such transfers, a Rollover Stockholder may sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decides to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders may be required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of our common stock. Certain minority investors transferred shares of our stock to members of such minority investors who agreed, pursuant to a joinder agreement executed in September 2004, to be bound by the terms of the stockholders agreement.

        In addition to the transferability restrictions discussed above, provided the Rollover Stockholders hold at least 5% of our outstanding common stock, for the first two years after the Recapitalization, Bain Capital shall have, pursuant to the stockholders agreement, the right to designate one member of our board of directors. Steven Barnes is Bain Capital's current board designee.

  With Institutional Investors

        In connection with our issuance and sale of PIK notes and common stock to institutional investors on July 16, 2004, we entered into a Stockholders Agreement with KKR and The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC, which we refer to collectively as the Minority Investors. Under this agreement, the Minority Investors were granted certain "tag-along," and "drag-along" rights with respect to private sales of our shares by KKR. The Minority Investors were also granted "piggyback" registration rights with respect to any proposed public offering of our shares that includes shares held by KKR.

Registration Rights Agreement

        In connection with the Recapitalization, we entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with us in the event that we register common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. We are required to pay registration expenses in the event we register shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with the Recapitalization, we allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan. Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under our 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. Under the management stockholder's agreement, Members may not, absent a change of control of us, transfer any shares of common stock until five years after the Recapitalization, except for the following:

  •
  certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment;

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  sales pursuant to an effective registration statement where the Member has exercised its "piggyback" registration rights granted under the management stockholder's agreement; and

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  "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement. In addition to these restrictions, if at any time after the five-year period and prior to a qualified public offering the Member receives a third-party offer to purchase his or her stock, we have a right of refusal to purchase such shares on the same terms and conditions as set forth in the offer. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter.

        In connection with this offering, certain members of management will receive a transaction-related bonus of $17.3 million. See "Use of Proceeds."

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with the Recapitalization. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior to the fifth anniversary of the first public offering of our common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options that is proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Management Services Agreement with KKR

        In connection with the Recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and will receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. In fiscal 2005, we paid KKR approximately $2.1 million in advisory fees (exclusive of the $25 million transaction fee). We are required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We believe that the terms of the management services agreement are no less favorable to Sealy Mattress Company than those that Sealy Mattress Company could have obtained from unaffiliated third parties. In connection with this offering, KKR and Sealy Mattress Company have agreed to terminate the management services agreement for an aggregate consideration to KKR of $11.0 million.

Transactions with Bain Capital and Affiliates

        We previously contributed cash and other assets to Mattress Holdings International LLC, or MHI, a company which was controlled by an affiliate of our previous largest stockholder, Bain Capital Fund V, L.P. or Bain Capital, in exchange for a non-voting interest. The equity ownership of MHI was transferred from Bain Capital to us in November 2002. In 1999, MHI, indirectly through a Bain Capital controlled holding company, acquired a minority interest in Mattress Holdings Corporation, or MHC. MHC owns an interest in Mattress Discounters Corporation, or Mattress Discounters, a domestic mattress retailer.

        In October 2002, Mattress Discounters filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. At the time Mattress Discounters filed for bankruptcy protection, we had recorded in our financial statements a $12.5 million participation in Mattress Discounters' banking facility and $16.0 million in trade receivables. As part of the approved bankruptcy settlement, we received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. Other entities affiliated with Bain also received a minority interest in Mattress Discounters. Sealy consummated the sale to MHC of the $12.9 million note and the equity interest that the Company received in the Mattress Discounters bankruptcy, as well as MHI's equity interest in MHC for $13.6 million. As a result of these transactions, we no longer have any direct interest in Mattress Discounters other than trade receivables in the normal course of business. In addition, as a result of the acquisition by KKR on April 6, 2004, Bain Capital relinquished its controlling interest in us and Mattress Discounters ceased to be considered an affiliate of our subsequent to that date. Fiscal year 2004 sales and cost of sales to Mattress Discounters during its period of affiliation with us up to April 6, 2004 are reported in the statement of operations as sales and cost of sales to affiliate. We believe that the terms on which mattresses were supplied to Mattress Discounters while it was an affiliate were not materially different than those that might reasonably be obtained in a comparable transaction on an arm's length basis from a person that is not an affiliate or related party.

        In addition, during the fiscal year ended November 28, 2004, we paid $0.5 million to Bain Capital affiliates for management fees.

Transactions with Capstone

        For the fiscal year ended November 28, 2004 and November 27, 2005, we incurred costs of $2.0 million and $1.4 million, respectively, for consulting services provided by Capstone Consulting LLC. These services were related to establishing sales and marketing metrics and various strategic and marketing initiatives. The chief executive officer of Capstone Consulting LLC, Dean Nelson, also serves on our board of directors. The ongoing provision to us of consulting services by Capstone remains at our discretion. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties.

DESCRIPTION OF INDEBTEDNESS

Senior Subordinated PIK Notes

        On July 16, 2004, Sealy Corporation issued $75.0 million aggregate principal amount of senior subordinated pay-in-kind (PIK) notes, which we refer to as the PIK notes, and $47.5 million of common stock to certain institutional investors in transactions exempt from registration under the Securities Act of 1933. The PIK notes accrue interest in-kind at 10% per year, compounded semi-annually and mature on July 15, 2015, following the maturities of substantially all other existing indebtedness of Sealy Mattress Company, including its senior secured credit facilities, senior unsecured term loan and senior subordinated notes.

        We may redeem the PIK notes at our option at any time, in whole or in part, at an initial price of 105% of the principal amount thereof plus all accrued interest not previously paid in cash, which price declines to 102.5% after the first anniversary of issue, 101% after the second anniversary of issue and 100% after the third anniversary of issue. At any time prior to the third anniversary of issue, we may also use the proceeds of an equity offering to redeem any or all of the PIK notes at our option at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash. In addition, upon a change of control of us and the repayment of Sealy Mattress Company's senior secured credit facilities, holders of the PIK notes will be able to require us to repurchase the PIK notes at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash. The terms of the PIK notes include covenants and events of default similar to those contained in Sealy Mattress Company's 8.25% senior subordinated notes due 2014.

        We intend to use approximately $86.7 million of the proceeds of this offering to redeem the outstanding principal amount of the PIK notes in full and pay accrued interest thereon and a related redemption premium at 1% of the principal amount thereof.

Senior Secured Credit Facilities

        We have $473.7 million outstanding, as of March 1, 2006, under the senior secured credit facilities.

        On the closing date of the Recapitalization, Sealy Mattress Company and Sealy Canada, Ltd./Ltee (as the Canadian Borrower) entered into new senior secured credit facilities with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners, and the lenders signatory thereto. JPMorgan Chase Bank, N.A. acts as administrative agent and Goldman Sachs Credit Partners L.P. acts as syndication agent and General Electric Capital Corporation and Royal Bank of Canada act as co-documentation agents. The senior secured credit facilities initially consisted of a $125.0 million senior secured revolving credit facility with a six-year maturity and a $560.0 million senior secured term loan facility with an eight-year maturity. On August 6, 2004 the senior secured credit facilities were amended and restated to refinance the senior secured term loans, reduce the applicable interest rate margin charged under the senior secured term loans and make certain other modifications to the terms of the original credit agreement.

        On April 14, 2005, the senior secured credit facilities were again amended and restated pursuant to an amended and restated credit agreement, which we refer to as the Amended and Restated Agreement, and now consist of:

  •
  a $125.0 million senior secured revolving credit facility with a six-year maturity; and

  •
  a $565.0 million senior secured term loan facility with an eight-year maturity.

        The Amended and Restated Agreement permits Sealy Mattress Company to incur up to $100.0 million of additional term loans or revolving credit loans in the future, subject to certain conditions, although none of the lenders under the Amended and Restated Agreement are obligated to make such additional credit available to Sealy Mattress Company.

        Since the Recapitalization and through March 1, 2006, we repaid $210 million of the original $560.0 million outstanding under our senior secured term loan. The additional $100 million borrowing was used for the repayment of the outstanding senior unsecured term loan. The Amended and Restated Agreement reduced the applicable interest rate margin charged under the senior secured term loan and provided Sealy Mattress Corporation with greater flexibility to make dividend distributions to us and to repay certain subordinated debt, provided that certain leverage ratio tests and other conditions are met. In particular, the Amended and Restated Agreement allows the repayment of up to $125.0 million of subordinated debt and the payment of dividend distributions to us of up to the greater of $50.0 million or 50% of consolidated net income minus certain cash dividends paid by Sealy Mattress Corporation, provided such leverage ratio tests and other conditions are met. The terms and conditions of the senior secured revolving facility were unchanged by the Amended and Restated Agreement.

        Security and guarantees.    Sealy Mattress Company's obligations under the Amended and Restated Agreement are unconditionally and irrevocably guaranteed jointly and severally by the Sealy Mattress Company's current and future domestic subsidiaries (other than certain non-significant subsidiaries) and by Sealy Mattress Corporation. Sealy Corporation is not a guarantor under the Amended and Restated Agreement.

        Sealy Mattress Company's obligations under the Amended and Restated Agreement, and the guarantees of those obligations, are secured by substantially all of Sealy Mattress Company's and Sealy Mattress Corporation's assets and substantially all of the assets of each of Sealy Mattress Company's current and future domestic subsidiaries, including but not limited to:

  •
  a first priority pledge of 100% of Sealy Mattress Company's capital stock and 100% of the capital stock of each of Sealy Mattress Company's current and future domestic subsidiaries; and

  •
  a first priority security interest in 65% of the capital stock of each direct foreign subsidiary of Sealy Mattress Company.

        Interest rates and fees.    Borrowings under the Amended and Restated Agreement bear interest as follows:

  •
  Revolving credit facility: initially (a) in the case of loans with an interest rate based on the applicable base rate (or ABR), the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, and, after completion of one full fiscal quarter after the closing of the Amended and Restated Agreement, such applicable margins will be subject to reduction if we attain certain leverage ratios; and

  •
  Term loan facility: (a) in the case of loans with an interest rate based on the ABR, the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, and such applicable margins are based on certain leverage ratios.

        The Amended and Restated Agreement also provides for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility at a rate initially equal to 1/2 of 1% per annum. After the completion of one full fiscal quarter after the closing of the Amended and Restated Agreement, such commitment fee will be subject to reduction if we attain certain leverage ratios.

        Scheduled amortization payments and mandatory prepayments.    The term loan facility provides for quarterly amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof beginning January 6, 2007, with the balance of the facility to be repaid at final maturity.

        The Company has applied its prepayments towards payment of the principal amount so that no further principal payments are due until maturity.

        In addition, the Amended and Restated Agreement requires us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales or other dispositions by Sealy Mattress Company or its subsidiaries;

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  25% of excess cash flow (as defined in the Amended and Restated Agreement), subject to reductions to a lower percentage if we achieve certain performance targets; and

  •
  100% of the net proceeds of certain debt issuances by Sealy Mattress Company or its subsidiaries.

        Voluntary prepayments.    The Amended and Restated Agreement provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/ reduction amounts.

        Covenants.    The Amended and Restated Agreement contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the Amended and Restated Agreement include, among other things, limitations (each of which are subject to customary exceptions for financings of this type) on our ability to:

  •
  declare dividends and make other distributions;

  •
  redeem and repurchase our capital stock;

  •
  prepay, redeem and repurchase the notes;

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  make loans and investments (including acquisitions);

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  incur additional indebtedness;

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  grant liens;

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  enter into sale-leaseback transactions;

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  modify the terms of the notes;

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  restrict dividends from our subsidiaries;

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  enter into new lines of business;

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  recapitalize, merge, consolidate or enter into acquisitions;

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  sell our assets; and

  •
  enter into transactions with our affiliates.

        The Amended and Restated Agreement also contains the following financial covenants:

  •
  a maximum net leverage ratio;

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  a minimum interest coverage ratio; and

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  a maximum capital expenditure limitation.

        Adjusted EBITDA is used to determine compliance with the total leverage and financial covenant ratios contained in Sealy Mattress Company's credit agreement and with other financial covenant ratios contained in the indenture governing Sealy Mattress Company's 8.25% senior subordinated notes due 2014. The calculation of Adjusted EBITDA in this prospectus is in accordance with the definitions contained in the credit agreement and the indenture governing Sealy Mattress Company's senior subordinated notes.

        Adjusted EBITDA is defined to be:

  •
  net income (loss) plus interest, taxes, depreciation and amortization; plus

  •
  extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges); non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA (as such term is defined in Sealy Mattress Company's credit agreement) to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); losses on asset sales; restructuring charges or reserves (including costs related to closure of facilities); in the case of any period that includes a period ending during the fiscal year ended November 28, 2004, expenses incurred in connection with the recapitalization, the credit agreement and the transactions related thereto, to the extent deducted in determining Consolidated Earnings (as such term is defined in Sealy Mattress Company's credit agreement); any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction; any fees and expenses related to permitted acquisitions; any deduction for minority interest expense; the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR and certain historical items specified as "EBITDA Add-Backs" in Sealy Mattress Company's credit agreement; less

  •
  extraordinary gains and non-recurring gains; non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and gains on asset sales.

        In addition, under the terms of the credit agreement, Adjusted EBITDA shall be deemed to be $49,900,000, $47,300,000 and $47,500,000, respectively, for the fiscal quarters ended August 31, 2003, November 30, 2003 and February 29, 2004.

        Events of Default.    The Amended and Restated Agreement contains certain customary events of default (subject to grace periods, as appropriate) including among others:

  •
  nonpayment of principal or interest;

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  breach of the financial, affirmative or negative covenants;

  •
  material breach of the representations or warranties;

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  cross-default and cross-acceleration to other material indebtedness;

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  bankruptcy or insolvency;

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  material judgments entered against our parent, us or any of our subsidiaries;

  •
  certain ERISA violations;

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  actual or asserted invalidity of the security documents or guarantees associated with the new senior secured credit facilities; and

  •
  a change of control (as defined in the new senior secured credit facilities).

Senior Unsecured Term Loan

        In addition to entering into the senior secured credit facilities, on the closing date of the Recapitalization Sealy Mattress Company entered into a $100.0 million senior unsecured term loan facility with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners. Sealy Mattress Company used the proceeds of the additional $100.0 million of borrowings under the amended senior secured term loan in April 2005 to repay the senior unsecured term loan in full.

2014 Notes

        Sealy Mattress Company issued $390.0 million aggregate principal amount of 8.25% senior subordinated notes due 2014 in connection with the Recapitalization. On September 29, 2004, Sealy Mattress Company completed an exchange offer whereby all of the original senior subordinated notes were exchanged for publicly traded, registered securities with identical terms (other than certain terms relating to registration rights and certain interest rate provisions otherwise applicable to the original senior subordinated notes), which we refer to as the 2014 notes. The 2014 notes mature on June 15, 2014 and bear interest at 8.25% per annum payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004. During the fourth quarter of fiscal 2005, we repurchased $0.5 million aggregate principal amount of the 2014 notes at a price of 101.625%.

        Guarantees.    All payments on the 2014 notes are jointly and severally guaranteed on a senior subordinated unsecured basis by Sealy Mattress Corporation, and all of Sealy Mattress Company's existing domestic restricted subsidiaries.

        Redemption.    Prior to June 15, 2009, Sealy Mattress Company may redeem the 2014 notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make-whole premium. Sealy Mattress Company may also redeem any of the 2014 notes at any time on or after June 15, 2009, in whole or in part, at specified redemption prices, plus accrued and unpaid interest and special interest, if any, to the date of redemption. In addition, prior to June 15, 2007, Sealy Mattress Company may redeem up to 40% of the aggregate principal amount of the 2014 notes at a redemption price equal to 108.25% of the aggregate principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of redemption, with the net proceeds of certain equity offerings, provided at least 60% of the aggregate principal amount of the exchange notes remains outstanding immediately after such redemption. Upon a change of control, Sealy Mattress Company will be required to make an offer to purchase each holder's 2014 notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

        Covenants.    The indenture governing the 2014 notes contains covenants that, among other things, limit Sealy Mattress Company's ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies; and

  •
  engage in transactions with affiliates.

        Events of Default.    The indenture governing the 2014 notes contains customary events of default, in each case, with customary and appropriate grace periods and thresholds, including, but not limited to:

  •
  nonpayment of principal or interest;

  •
  violation of covenants;

  •
  cross default or cross acceleration;

  •
  failure to pay final judgments;

  •
  certain liquidation, insolvency and bankruptcy events; and

  •
  actual or asserted invalidity of guarantee agreement of any significant subsidiary.

        Upon the occurrence of an event of default under the indenture, the trustee or the holders holding at least 30% in aggregate principal amount of the then outstanding 2014 notes will be able to declare the principal, premium, if any, interest and any other obligations on the then outstanding 2014 notes to be due and payable immediately.

        Approximately $37.7 million of the proceeds of this offering will be used to redeem a portion of the outstanding principal amount of the 2014 notes and pay accrued interest and a related redemption premium thereon. See "Use of Proceeds."

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is anticipated to be in effect upon the closing of this offering. We also refer you to our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorization Capitalization

        Our authorized capital stock consists of:

  •
  shares of Class A common stock, par value $.01 per share, of which 92,807,392 shares are issued and outstanding as of March 1, 2006, and;

  •
  50,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding.

        Immediately following the closing of this offering, there are expected to be                 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

  Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters submitted for action by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

        Dividend Rights.    Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. The senior secured credit facilities and indenture governing the 2014 notes impose restrictions on our ability to declare dividends on our common stock.

        Liquidation Rights.    Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

        Other Matters.    Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock, including the shares of common stock offered in this offering, are fully paid and non assessable.

  Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

Authorized but Unissued Capital Stock

        The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock were listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Statute

        We have opted out of Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the "interested stockholder."

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock.

Transfer Agent and Registrar

                        is the transfer agent and registrar for our common stock.

Listing

        Our common stock has been approved for listing on the New York Stock Exchange under the symbol "ZZ," subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately            million shares of common stock. In addition, options to purchase an aggregate of approximately            shares of our common stock will be outstanding as of the closing of this offering. Of these options,             will have vested at or prior to the closing of this offering and approximately            will vest over the next three years. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. Additionally, the           shares offered under our directed share program will be freely tradable without restriction or further registration under the Securities Act beginning 25 days after the date of this prospectus. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below.

        The restricted shares and the shares held by our affiliates will be available for sale in the public market as follows:

  •
  shares will be eligible for sale at various times beginning 90 days after the date of this prospectus pursuant to Rules 144 and 701; and

  •
  shares subject to the lock-up agreements will be eligible for sale at various times beginning 180 days after the date of this prospectus pursuant to Rules 144 and 701.

        All of the management stockholders are subject to a management stockholders agreement that restricts transfers of stock for a period of five years beginning in April 2004; provided, however, that the management stockholders may transfer shares pursuant to certain exceptions, including the sale of shares of common stock pursuant to an effective registration statement under the Securities Act.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, including an affiliate of ours, who has beneficially owned shares of our common stock for at least one year, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, as shown by the most recent report or statement by us, which percentage will be approximately             million shares immediately after completion of the offering; and

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding (a) the date on which notice of sale is filed on Form 144 with respect to such sale or (b) if no notice of sale is required, the date of the receipt of the order or the date of execution, as applicable.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

        Certain of our current employees who acquired their shares in connection with awards pursuant to our 1998 and 2004 stock option plans, which are written compensatory plans, are entitled to rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these stockholders, whether or not they are an affiliate of ours, are permitted to sell the shares subject to Rule 701 without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell their Rule 701 shares without complying with the volume, notice or public information requirements of Rule 144 described above.

Lock-Up Agreements

        We have agreed not to offer or sell, dispose of or hedge any shares of our common stock during the 180-day period following the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances, without the prior written consent of Citigroup Global Markets Inc., except we may issue, and grant options to purchase, shares of common stock under our employee benefit plans referred to in this prospectus. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 180-day period described above.

        Our directors and officers, the selling stockholders, KKR and certain other institutional investors have agreed that they will not, directly or indirectly, offer or sell, dispose of or hedge any shares of our common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances, without the prior written consent of Citigroup Global Markets Inc. Citigroup Global Markets Inc. may, in their sole discretion, release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. Citigroup Global Markets Inc. has advised us that there are no specific criteria for the release of the lock-up agreements, and that they cannot in advance determine the circumstances under which a release might be granted. Any release will depend on the facts and circumstances existing at the time. Among the factors that Citigroup Global Markets Inc. may consider in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of the common stock, historical trading volumes of the common stock and whether the person seeking the release is an officer, director or affiliate of Sealy.

        Citigroup Global Markets Inc. has further advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

        The 180-day restricted period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        The percentage of outstanding and issuable shares that will be subject to lock-up agreements is      % and      %, respectively.

Registrations on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 2004 stock option plan. This registration statement is expected to be filed shortly after the date of this prospectus and will be effective upon filing. As a result, after the effective date of this Form S-8 registration statement, shares issued pursuant to our 2004 stock option plan, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

        As of March 1, 2006, 12,421,761 shares of common stock were reserved pursuant to our 2004 stock option plan for future issuance in connection with the exercise of outstanding options awarded under this plan, and options with respect to 4,752,548 of these shares will be vested as of March 1, 2006. In addition to the vested options as of March 1, 2006, additional options to purchase approximately 3,074,881 shares of common stock will vest on or prior to March 1, 2009.

Registration Rights

        For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see "Certain Relationships and Related Party Transactions."

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock purchased for cash in this offering that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        This summary is not intended to be construed as legal advice. If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

  Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

  Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

        Sealy Corporation, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
SunTrust Capital Markets, Inc.
Ferris, Baker Watts, Incorporated

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Sealy Corporation and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by Sealy Corporation

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Sealy Corporation and its officers and directors, the selling stockholders, KKR and certain other institutional investors have agreed with the underwriters not to offer or sell, dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, subject to certain exceptions, during the period from the date of this prospectus continuing through the date

180 days after the date of this prospectus, subject to certain exceptions, except with the prior written consent of Citigroup Global Markets Inc.

        The 180-day restricted period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Sealy Corporation and the representatives of the underwriters. In determining the initial public offering price of the shares, the underwriters will consider prevailing market conditions, Sealy Corporation's historical performance, estimates of Sealy's business potential and earnings prospects, an assessment of Sealy Corporation's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Sealy Corporation's common stock has been approved for listing on the New York Stock Exchange under the symbol "ZZ," subject to official notice of issuance.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Sealy Corporation's common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000, as amended (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA would not apply to the company; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the representatives and may also be made available on websites maintained by other underwriters. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

        At Sealy Corporation's request, the underwriters have reserved up to            shares of common stock for sale at the initial public offering price to persons who are directors, officers or specified employees or who are otherwise associated or affiliated with us or our principal stockholder through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. Sealy Corporation has agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. Individuals who purchase shares in the directed share program will be subject to a 25 day lockup period. However, with respect to any shares purchased in the directed share program, (a) our officers, directors and selling stockholders will remain subject to the 180 day lockup period from the date of this prospectus, as described above, and (b) certain members of our management who entered into a Management Stockholder's Agreement described under "Certain Relationships and Related Party Transactions—Management Stockholder's Agreement" will remain subject to the transfer restrictions set forth therein.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        Sealy Corporation estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions and expenses discussed below, which will be reimbursed by the underwriters, will be approximately $5,000,000.

        Sealy Corporation and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        J.P. Morgan Partners (BHCA), L.P., an affiliate of J.P. Morgan Securities Inc., currently owns approximately 1.5% of Sealy Corporation's common stock. J.P. Morgan partners (BHCA), L.P. will participate in this offering as a selling stockholder and following the completion of this offering, J.P. Morgan Partners (BHCA), L.P. will own    % of Sealy Corporation's common stock (    % if the underwriters' option to purchase additional shares is exercised in full). Additionally, BancBoston Capital Inc., an affiliate of Banc of America Securities LLC, currently owns approximately 0.2% of Sealy Corporation's common stock. BancBoston Capital Inc. will participate in this offering as a selling stockholder and following the completion of this offering, BancBoston Capital Inc. will own    % of Sealy Corporation's common stock (    % if the underwriters' option to purchase additional shares is exercised in full).

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Sealy Corporation and its affiliates and subsidiaries, for which they have received, or will receive, customary fees and expenses. An affiliate of J.P. Morgan Securities Inc. acts as joint lead arranger, joint bookrunner and administrative agent under the senior secured credit facilities, for which it has received, and will receive, customary fees and expenses. An affiliate of J.P. Morgan Securities Inc. currently holds approximately $25 million of the borrowings outstanding under the senior secured credit facilities. An affiliate of J.P. Morgan Securities Inc. was also a counterparty to an interest rate swap agreement entered into by a subsidiary of Sealy Corporation in June 2004, for which it received customary compensation. Additionally, in April 2004, J.P. Morgan Securities Inc. acted as an initial purchaser in the offering of the 2014 notes, which it purchased at a discount. An affiliate of Banc of America Securities LLC was a counterparty to Sealy in certain treasury management and derivatives transactions, for which it received customary compensation. An affiliate of Wachovia Capital Markets, LLC provides Sealy with certain treasury services, for which it receives customary compensation.

        The underwriters will reimburse Sealy Corporation for expenses incurred for certain advisory services relating to market strategies and valuation considerations provided to Sealy Corporation by an independent consultant that is not affiliated with Sealy Corporation or any of the underwriters in connection with this offering. The amount of reimbursement will not exceed $400,000.

LEGAL MATTERS

        The validity of our common stock offered hereby and other legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP and Latham & Watkins LLP, members of their respective families, related persons and others have an indirect interest, through limited partnerships that are investors in the KKR Millennium GP LLC, in less than 1% of Sealy Corporation's common stock.

EXPERTS

        The consolidated financial statements as of and for the years ended November 27, 2005 and November 28, 2004 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards No. 123(R), "Share-Based Payment") and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements as of November 30, 2003 and for the year ended November 30, 2003 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included copies of these documents as exhibits to our registration statement.

        You may review a copy of the registration statement, including exhibits to the registration statement, without charge, and may obtain copies at prescribed rates, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

        Upon the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the address set forth above. We also intend to provide our stockholders with annual reports containing financial information statements audited by our independent auditors and to make our public filings available free of charge at our Internet website, located at http://www.sealy.com. The information and content on our website are not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
   Sealy Corporation:

        We have audited the accompanying consolidated balance sheets of Sealy Corporation and subsidiaries (the "Company") as of November 27, 2005 and November 28, 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. Our audits also included the financial statement schedules listed in the accompanying index. These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. The financial statements and financial statement schedule of Sealy Corporation for the year ended November 30, 2003, were audited by other auditors whose report, dated February 10, 2004, expressed an unqualified opinion on those financials statements and financial statement schedule and included an explanatory paragraph that described the adoption of the provisions of Statement of Financial Accounting Standards No. 142 effective the beginning of the year ended December 1, 2002.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sealy Corporation and subsidiaries as of November 27, 2005 and November 28, 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Notes 1 and 3 to the financial statements, in fiscal 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment".

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
   Stockholders of Sealy Corporation:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Sealy Corporation and its subsidiaries (the "Company") at November 30, 2003 and the results of their operations and their cash flows for the year ended November 30, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement Schedule II—Consolidated Valuation and Qualifying Accounts listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 5 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 142 effective the beginning of the year ended December 1, 2002.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina
February 10, 2004

 SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

	November 27, 2005	November 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$36,554	$22,779
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2005—$20,409; 2004—$14,776)	175,414	172,829
Inventories	60,141	51,923
Assets held for sale	1,405	8,983
Prepaid expenses and other current assets	14,320	18,713
Deferred income taxes	16,555	24,792

	304,389	300,019

Property, plant and equipment—at cost:
Land	11,671	11,887
Buildings and improvements	89,140	86,125
Machinery and equipment	218,898	203,678
Construction in progress	9,226	8,229

	328,935	309,919
Less accumulated depreciation	160,958	145,740

	167,977	164,179

Other assets:
Goodwill	384,646	387,508
Other intangibles—net of accumulated amortization (2005—$4,755; 2004—$4,658)	4,559	4,555
Debt issuance costs, net, and other assets	33,116	42,242

	422,321	434,305

Total Assets	$894,687	$898,503

See accompanying notes to consolidated financial statements.

 SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

	November 27, 2005	November 28, 2004
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion-long-term obligations	$12,769	$8,542
Accounts payable	119,558	96,566
Accrued expenses:
Customer incentives and advertising	37,958	35,829
Compensation	44,138	37,142
Interest	18,414	27,366
Other	47,429	49,759

	280,266	255,204

Long-term obligations, net of current portion	948,975	1,043,587
Other noncurrent liabilities	43,659	45,774
Deferred income taxes	12,356	10,707
Commitments and contingencies	—	—
Common stock and options subject to redemption	21,654	—
Stockholders' deficit:
Preferred stock, $0.01 par value; Authorized 50,000 shares; Issued, none	—	—
Common stock, $0.01 par value; Authorized 150,000 shares; Issued (2005—92,798 including 346 classified above as subject to redemption; 2004—92,487)	925	925
Additional paid-in capital	365,677	386,453
Accumulated deficit	(781,463)	(849,942)
Accumulated other comprehensive income	2,638	5,795

	(412,223)	(456,769)

Total Liabilities and Stockholders' Deficit	$894,687	$898,503

See accompanying notes to consolidated financial statements.

 SEALY CORPORATION

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended
	November 27, 2005	November 28, 2004	November 30, 2003
Net sales—Non-affiliates	$1,469,574	$1,306,990	$1,157,887
Net sales—Affiliates	—	7,030	31,973

Total net sales	1,469,574	1,314,020	1,189,860

Cost and expenses:
Cost of goods sold—Non-affiliates	817,978	736,074	676,414
Cost of goods sold—Affiliates	—	4,035	18,693

Total cost of goods sold	817,978	740,109	695,107

Gross profit	651,596	573,911	494,753
Selling, general and administrative (including provisions for bad debts $3,231, $3,149, and $5,047, respectively)	456,281	430,883	398,400
Recapitalization expense	—	133,134	—
Plant/Business closing and restructuring charges	—	624	1,825
Amortization of intangibles	566	1,208	1,103
Royalty income, net of royalty expense	(13,220)	(14,171)	(12,472)

Income from operations	207,969	22,233	105,897
Interest expense	79,564	72,731	68,525
Other (income) expense, net	5,353	(861)	907

Income (loss) before income taxes	123,052	(49,637)	36,465
Income tax expense (benefit)	54,573	(9,570)	18,196

Net income (loss)	68,479	(40,067)	18,269
Liquidation preference for common L & M shares	—	7,841	20,458

Net income (loss)	$68,479	$(47,908)	$(2,189)

Earnings (loss) per common share—Basic:
Net earnings (loss) Basic	$0.74	$(0.40)	$0.17
Liquidation preference for common L&M shares	—	(0.08)	(0.19)

Net earnings (loss) available to common shareholders—Basic	$0.74	$(0.48)	$(0.2)

Earnings (loss) per common share—Diluted:
Net earnings (loss) Basic	$0.69	$(0.40)	$0.17
Liquidation preference for common L&M shares	—	(0.08)	(0.19)

Net earnings (loss) available to common shareholders—Diluted	$0.69	$(0.48)	$(0.2)

Weighted average number of common shares outstanding:
Basic	92,661	99,145	108,686
Diluted	99,299	99,145	108,686

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements of Stockholders' Deficit

(in thousands, except per share amounts)

		Class L		Class M		Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Comprehensive Income (Loss)	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount
Balance at December 1, 2002	$17,535	5,389	$15	5,630	$16	52,459	$150	49,034	$140	$146,140	$(219,766)	$(13,064)	$(29,371)	$(115,740)

Net income	18,269	—	—	—	—	—	—	—	—	—	18,269	—	—	18,269
Foreign currency translation adjustment	17,616	—	—	—	—	—	—	—	—	—	—	—	17,616	17,616
Excess of additional pension liability over unrecognized prior service cost	(1,711)	—	—	—	—	—	—	—	—	—	—	—	(1,711)	(1,711)
Amortization of dedesignated cash flow hedge	3,291	—	—	—	—	—	—	—	—	—	—	—	3,291	3,291
Write-off of dedesignated cash flow hedge	2,010	—	—	—	—	—	—	—	—		—	—	2,010	2,010
Exercise of stock options	—	—	—	—	—	856	3	—	—	100	—	—	—	103

Balance at November 30, 2003	$39,475	5,389	$15	5,630	$16	53,315	$153	49,034	$140	$146,240	$(201,497)	$(13,064)	$(8,165)	$(76,162)

Net loss	(40,067)	—	—	—	—	—	—	—	—	—	(40,067)	—	—	(40,067)
Foreign currency translation adjustment	11,388	—	—	—	—	—	—	—	—	—	—	—	11,388	11,388
Excess of additional pension liability over unrecognized prior service cost	(140)	—	—	—	—	—	—	—	—	—	—	—	(140)	(140)
Amortization of dedesignated cash flow hedge	595	—	—	—	—	—	—	—	—	—	—	—	595	595
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	(508)	—	(508)
Change in fair value of cash flow hedge	(626)	—	—	—	—	—	—	—	—	—	—	—	(626)	(626)
Exercise of stock options	—	—	—	—	—	503	2	—	—	570	—	—	—	572
Effects of recapitalization:
Treasury stock repurchase, including direct costs	—	(5,389)	(15)	(5,630)	(16)	(45,745)	(131)	(49,034)	(140)	(153,038)	(608,378)	13,572	—	(748,146)
Issuance of common stock	—	—	—	—	—	87,210	929	—	—	435,121	—	—	—	436,050
Stock compensation related to rollover of options	—	—	—	—	—	—	—	—	—	24,571	—	—	—	24,571
Write-off of dedesignated cash flow hedge	2,743	—	—	—	—	—	—	—	—		—	—	2,743	2,743
Issuance of officers' equity put option	—	—	—	—	—	—	—	—	—	(2,496)	—	—	—	(2,496)
Cancellation of former officer's equity put option	—	—	—	—	—	—	—	—	—	6,699	—	—	—	6,699
Issuance of common stock	—	—	—	—	—	10,854	109	—	—	47,252	—	—	—	47,361
Treasury stock repurchase and cancellation	—	—	—	—	—	(13,650)	(137)	—	—	(68,113)	—	—	—	(68,250)
Dividend paid	—	—	—	—	—	—	—	—	—	(50,353)	—	—	—	(50,353)

Balance at November 28, 2004	$(26,107)	—	$—	—	$—	92,487	$925	—	$—	$386,453	$(849,942)	$—	$5,795	$(456,769)

Net income	68,479	—	—	—	—	—	—	—	—	—	68,479	—	—	68,479
Foreign currency translation adjustment	(4,921)	—	—	—	—	—	—	—	—	—	—	—	(4,921)	(4,921)
Excess of additional pension liability over unrecognized prior service cost	(475)	—	—	—	—	—	—	—	—	—	—	—	(475)	(475)
Change in fair value of cash flow hedge	2,239	—	—	—	—	—	—	—	—	—	—	—	2,239	2,239
Exercise of stock options	—	—	—	—	—	288	3	—	—	257	—	—	—	260
Excess tax benefit on options exercised	—	—	—	—	—	—	—	—	—	88	—	—	—	88
Directors' deferred stock compensation	—	—	—	—	—	—	—	—	—	400	—	—	—	400
Issuance of common stock	—	—	—	—	—	23	—	—	—	130	—	—	—	130
Transfer of temporary equity subject to redemption	—	—	—	—	—	—	(3)	—	—	(21,651)	—	—	—	(21,654)

Balance at November 27, 2005	$65,322	—	$—	—	$—	92,798	$925	—	$—	$365,677	$(781,463)	$—	$2,638	$(412,223)

See accompanying notes to consolidated financial statements.

 SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

	Year Ended
	November 27, 2005	November 28, 2004	November 30, 2003
Cash flows from operating activities:
Net income (loss)	$68,479	$(40,067)	$18,269
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,873	25,367	24,902
Non-cash charges related to debt extinguishments	3,400	—	—
Impairment charges	—	—	1,825
Deferred income taxes	9,610	(17,253)	(718)
Non-cash interest expense:
Discount (premium) on Senior Subordinated Notes, net	—	(227)	15
Senior Subordinated PIK Notes	7,974	2,792	—
Junior Subordinated Note	—	—	4,742
Amortization of debt issuance costs and other	4.122	3,387	4,814
Non-cash charges associated with recapitalization:
Stock based compensation	—	24,571	—
Write off of deferred debt charges	—	14,377	—
Other	—	3,279	—
Other, net	3,216	2,227	(3,134)
Changes in operating assets and liabilities:
Accounts receivable	(2,585)	(10,087)	5,753
Inventories	(8,218)	(2,510)	4,020
Prepaid expenses and other current assets	5,556	594	(2,332)
Accounts payable	22,992	11,088	16,388
Accrued expenses	1,217	19,719	7,761
Other liabilities	(2,664)	6,207	4,757

Net cash provided by operating activities	134,972	43,464	87,062

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,354)	(22,773)	(13,291)
Cash received from affiliate notes and investments	—	13,573	13,611
Proceeds from sale of property, plant and equipment	9,979	1,768	257

Net cash provided by (used in) investing activities	(19,375)	(7,432)	577

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization:
Proceeds from issuance of common stock	—	436,050	—
Treasury stock repurchase	—	(748,146)	—
Proceeds from issuance of new long-term obligations	—	1,050,000	—
Repayment of existing long-term debt	—	(737,128)	—
Debt issuance costs	—	(36,403)	—
Repayments of long-term obligations	(120,642)	(90,000)	—
Issuance of public notes	—	—	51,500
Issuance of Senior Subordinated PIK Notes	—	75,000	—
Repayments of long-term obligations	—	—	(62,237)
Proceeds from the issuance of common stock	478	47,361	103
Net borrowings on revolving credit facilities	13,171	5,000	—
Treasury stock repurchase, including direct expenses	—	(68,250)	—
Dividends paid	—	(50,353)	—
Other borrowings	7,624	1,953	1,098
Other	(2,154)	(1,105)	(5,119)

Net cash used in financing activities	(101,523)	(116,021)	(14,655)

Effect of exchange rate changes on cash	(299)	1,668	673

Change in cash and cash equivalents	13,775	(78,321)	73,657
Cash and cash equivalents:
Beginning of period	22,779	101,100	27,443

End of period	$36,554	$22,779	$101,100

Supplemental disclosures:
Taxes paid (net of tax refunds $168, $2,292 and $512 in fiscal 2005, 2004 and 2003, respectively)	$40,683	$6,440	$22,382
Interest paid	$76,421	$62,635	$50,211

See accompanying notes to consolidated financial statements.

 SEALY CORPORATION

Notes To Consolidated Financial Statements

Note 1:    Significant Accounting Policies

        Significant accounting policies used in the preparation of the consolidated financial statements are summarized below.

  Business

        Sealy Corporation and subsidiaries (the "Company"), is engaged in the consumer products business and manufactures, distributes and sells conventional bedding products including mattresses and box springs, as well as specialty bedding products which include latex and visco elastic mattresses. The Company's products are manufactured in a number of countries in North and South America and Europe. Substantially all of the Company's trade accounts receivable are from retail businesses.

  Basis of Presentation

        On April 6, 2004, the Company completed a merger with affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR") whereby KKR acquired 92% of the Company's capital stock. Certain of the Company's previous stockholders, including affiliates of Bain Capital, LLC and others, retained an 8% interest in the Company's stock. The merger was accounted for as a recapitalization. See Note 2 for further details on the recapitalization. Subsequent to the recapitalization, the Company contributed all of its 100% interest in Sealy Mattress Company to a newly formed subsidiary holding company, Sealy Mattress Corporation, which also replaced the Company as the parent-guarantor of the 8.25% Senior Subordinated Notes due 2014 issued by Sealy Mattress Company.

        All stock share amounts presented in the consolidated financial statements and in the notes thereto have been restated to reflect a 3.49 to one stock split which occurred in 2004.

  Proposed Initial Public Offering of Parent Company Stock

        On June 30, 2005, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with a proposed initial public offering of its common stock. The Company expects to file an amended S-1 with fiscal 2005 year end financial information. Should the offering be completed, the proceeds from any such offering are anticipated to be used, among other things, to redeem a portion of the Company's senior subordinated notes due in 2014 and all of the Company's senior subordinated PIK Notes due in 2015 (see Note 6). Through November 27, 2005, the Company had incurred approximately $1.9 million of costs in connection with the offering, all of which are included in prepaid expenses and other current assets in the accompanying balance sheet.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary companies. Intercompany transactions are eliminated. The equity method of accounting is used for joint ventures and investments in associated companies over which the Company has significant influence, but does not have effective control. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The cost method of accounting is used for investments in which the Company has less than a 20% ownership interest, and the Company does not have the ability to exercise significant influence. These investments are carried at cost and are adjusted only for other-than-temporary declines in fair value. The carrying value of these investments is reported in other long-term assets. The Company's equity in the net income and losses of these investments is reported in other (income) expense, net. See Note 10, "Other (Income) Expense, Net." The Company also periodically assesses whether it has any primary beneficial interests in any variable interest entity ("VIE") which would require consolidation of such entity in accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." At November 27, 2005, the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or involvement in a VIE.

  Fiscal Year

        The Company uses a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003 were 52-week years.

  Recently Issued Accounting Pronouncements

        In November of 2004, the Financial Accounting Standards Board ("FASB") issued FAS 151, "Inventory Costs, an amendment of ARB No. 43 Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The Company will adopt this statement as of the beginning of fiscal 2006, and does not expect it to have a material impact on its financial position or results of operations.

        In December 2004, the FASB issued FAS 123 (Revised), "Share-Based Payment" ("FAS 123R") which replaces FAS 123 and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). This statement requires compensation costs relating to share-based payment transactions to be recognized in financial statements based upon the fair value of the award. FAS 123R eliminates the option to account for the cost of stock-based compensation using the intrinsic value method as allowed under APB 25. The Company adopted the provisions of FAS 123R as of August 29, 2005, the first day of the fourth quarter of fiscal 2005. There was no material impact on the Company's results of operations with regard to existing option awards outstanding on the date of adoption. The Company will recognize compensation expense if and when new awards are granted, in accordance with the standard. In connection with its adoption of FAS 123(R), the Company has reclassified as temporary equity amounts previously included in additional paid in capital that are associated with outstanding shares and options which, under the terms of management shareholder agreements, are potentially redeemable in certain circumstances outside of the Company's control (see note 18).

        In December 2004, the FASB issued FAS 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29" which amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement became effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement has had no impact on the Company's financial position or results of operations.

        In May 2005, the FASB issued FAS 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." This statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition guidance specific to any newly adopted pronouncement.

This statement also addresses the reporting of the correction of an error in previously issued financial statements, which requires similar retrospective adjustment. Changes in accounting estimates continue to be reported in the period of the change and any future periods affected. This statement will become effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company will adopt this statement as of the beginning of fiscal 2007.

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"). This interpretation clarifies the term "conditional asset retirement obligation" as used in FAS 143 and provides additional guidance on the timing and method for the recognition and measurement of such conditional obligations. FIN 47 becomes effective for fiscal years ending after December 15, 2005. The Company will adopt FIN 47 as of the beginning of fiscal 2006 and is still assessing the potential impact of adoption.

  Revenue Recognition

        The Company recognizes revenue, when realized or realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed and determinable; and collectibility is reasonably assured. The recognition criteria are generally met when title and risk of loss have transferred from the Company to the buyer, which is generally upon delivery to the customer sites or as determined by legal requirements in foreign jurisdictions. At the time revenue is recognized, the Company provides for the estimated costs of warranties and reduces revenue for estimated returns and cash discounts. The Company also records reductions to revenue for customer incentive programs offered including volume discounts, promotional allowances, slotting fees and supply agreement amortization, in accordance with Emerging Issues Task Force Issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product" ("EITF 01-09"). Accordingly, $76.7 million $64.1 million and $50.3 million, was recorded as a reduction of revenue for the years ended November 27, 2005, November 28, 2004, and November 30, 2003, respectively, associated with EITF 01-09.

  Product Delivery Costs

        Included in the Company's selling, general and administrative expenses in the consolidated statement of operations for fiscal years 2005, 2004 and 2003 were $73.1 million, $68.9 million and $61.9 million, respectively, in shipping and handling costs associated with the delivery of finished mattress products to its customers, including approximately $7.8 million, $7.0 million and $6.7 million, respectively, of costs associated with internal transfers between plant locations.

  Concentrations of Credit and Other Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, receivables, foreign currency forward contracts and interest rate swap arrangements. The Company places its cash and cash equivalents with high-quality financial institutions and limits the amount of credit exposure to any one institution.

        The Company's accounts receivable arise from sales to numerous customers in a variety of markets, and geographies around the world. Receivables arising from these sales are generally not collateralized. The Company's customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five customers accounted for approximately 24.3%, 20.2% and 18.1% of the Company's net sales for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively, and no single customer accounted for over 10.0% of the Company's net sales in any of those years. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for potential credit losses. Such losses, in the aggregate, have not materially exceeded management's expectations.

        The counterparties to the Company's foreign currency and interest rate swap agreements are major financial institutions. The Company has never experienced non-performance by any of its counterparties.

        The Company has been dependent upon a single supplier for certain key structural components of its UniCased® Posturepedic and TripLCased® Stearns & Foster lines of mattresses. Such components have been purchased under a four-year supply agreement, and are manufactured in accordance with a proprietary process exclusive to the supplier. As of November 27, 2005, the Company has satisfied its minimum purchase commitments under the supply agreement. The Company has been developing alternative sources of supply from which to acquire similar component parts which meet the functional requirements of the Company's products, and expects to have multiple suppliers for these components by the end of 2006. The Company purchases its other raw materials and certain components from a variety of vendors. The Company purchases approximately 52% of its Sealy and Stearns & Foster box spring parts from a single third-party source and manufactures the remainder of these parts. In order to reduce the risks of dependence on external supply sources and to enhance profitability, the Company has expanded its own internal component parts manufacturing capacity.

        Approximately 70% of the employees at the Company's 25 North American plants are represented by various labor unions with separate collective bargaining agreements. The Company's current collective bargaining agreements, which are typically three years in length, expire at various times beginning in fiscal 2006 through 2008. Of the employees covered by collective bargaining agreements, approximately 39% are under contracts expiring in fiscal 2006.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

        During the fiscal year ended November 30, 2003, the Company recognized charges totaling $3.6 million related to changes in estimates underlying the accruals for compensated absences and the reserves for workers' compensation claims. All such charges related to plant labor and are therefore included in cost of goods sold for the period.

        See "Warranties" below regarding the effect of changes in estimates associated with the Company's reserve for product warranties.

  Reclassification

        Certain reclassifications have been made to the prior periods to conform to the 2005 presentation.

  Foreign Currency

        Subsidiaries located outside the U.S. use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders' deficit (accumulated other comprehensive income (loss)) and are not tax-effected since they relate to investments which are permanent in nature. At November 27, 2005 and November 28, 2004, accumulated foreign currency translation adjustments were $3.3 million and $8.3 million, respectively. Foreign currency transaction gains and losses are recognized in earnings at the time they occur. The Company recorded foreign currency transaction (gains) losses of $(2.4) million, $1.6 million and $0.9 million in fiscal 2005, 2004, and 2003 respectively.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity at the time of purchase of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

  Checks Issued In Excess of Funds on Deposit

        The amounts of checks issued in excess of funds on deposit are reclassified to the appropriate liability accounts which had been relieved at the time the checks were drawn. Accordingly, accounts payable and accrued compensation expenses include reclassifications of outstanding checks in the amounts of $14.3 million and $1.5 million at November 27, 2005, and $9.9 million and $1.5 million at November 28, 2004, respectively. The change in the reclassified amount of checks issued in excess of funds on deposit is included in cash flows from operations in the statement of cash flows.

  Inventory

        The cost of inventories is determined by the "first-in, first-out" (FIFO) method, which approximates current cost. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors.

  Supply Agreements

        The Company from time to time enters into long-term supply agreements with its customers to sell its branded products to customers in exchange for minimum sales volume or a minimum percentage of the customer's sales or space on the retail floor. Such agreements generally cover a period of two to five years. In these long-term agreements, Sealy reserves the right to pass on its cost increases to its customers. Other costs such as transportation and warranty costs are factored into the wholesale price of the Company's products and passed on to the customer. Any initial cash outlay by the Company is capitalized and amortized as a reduction of sales over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in "Prepaid expenses and other current assets" and "Debt issuance costs, net, and other assets" in the Company's balance sheet.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost reduced by accumulated depreciation. Depreciation expense is provided based on historical cost and estimated useful lives ranging from approximately twenty to forty years for buildings and building improvements and five to fifteen years for machinery and equipment. The Company generally uses the straight-line method for calculating the provision for depreciation. The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets in accordance with FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Such assets which meet the criteria of FAS 144 to be reported as "assets held for sale" are shown as such in the accompanying balance sheets, and consist of land and buildings at the Company's closed manufacturing facilities which are being actively marketed for sales and which the Company expects to sell within one year.

  Deferred Debt Costs

        The Company capitalizes costs associated with the issuance of debt and amortizes them as additional interest expense over the lives of the debt. Upon the prepayment of the related debt, the Company will accelerate the recognition of an appropriate amount of the costs as interest expense. Additional interest expense arising from such prepayments during the fiscal years ended November 27, 2005 and November 28, 2004 was $2.4 million and $1.2 million, respectively. The Company has the following amounts recorded in debt issuance costs, net, and other assets:

	November 27, 2005	November 28, 2004
	(in millions)
Gross cost	$29.9	$37.6
Accumulated amortization	(6.2)	(4.3)

Net deferred debt issuance costs	$23.7	$33.3

  Royalty Income

        The Company recognizes royalty income based on sales of Sealy, Stearns and Foster, and Bassett branded product by various licensees. The Company recognized gross royalty income of $16.0 million, $15.6 million and $13.7 million in fiscal 2005, 2004 and 2003, respectively. The Company also pays royalties to other entities for the use of their names on product produced by the Company. The Company recognized royalty expense of $2.8 million, $1.4 million and $1.2 million in fiscal 2005, 2004 and 2003, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with SFAS 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized (See Note 11 for disclosure of amounts related to deferred taxes and associated valuation allowances).

        Significant judgment is required in evaluating the Company's federal, state and foreign tax positions and in the determination of its tax provision. Despite management's belief that the Company's tax return positions are fully supportable, the Company may establish and has established reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in overcoming these challenges. The Company may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors, or resolution of issues in the courts. The Company's tax expense includes the impact of reserve provisions and changes to reserves that it considers appropriate, as well as related interest. Because the Company is not currently undergoing examinations of any of its corporate income tax returns by tax authorities, management believes that it is unlikely that an audit could be initiated which would result in assessment and payment of taxes related to these positions during 2005. Therefore, substantially all the reserves for these positions are classified as noncurrent in the balance sheet.

  Advertising Costs

        The Company expenses all advertising costs as incurred. Advertising expenses, including cooperative advertising, for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 amounted to $153.8 million, $142.3 million and $135.2 million, respectively.

  Warranties

        The Company's warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products, and a 20-year warranty on its new TrueForm™ product line introduced late in the first quarter of fiscal 2005. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The change in the company's accrued warranty obligations for the years ending November 27, 2005 and November 28, 2004 was as follows:

	2005	2004
	(in thousands)
Accrued warranty obligations at beginning of year	$13,857	$9,135
Warranty claims(1)	(14,484)	(14,607)
Warranty provision(2)	14,948	19,329

Accrued warranty obligations at end of year	$14,321	$13,857

(1)
Warranty claims for the year ended November 27, 2005 include approximately $8.9 million for claims associated with products sold prior to November 28, 2004 that are still under warranty. In estimating its warranty obligations, the Company considers the impact of recoverable salvage value on warranty cost in determining its estimate of future warranty obligations. Warranty claims and provisions shown above do not include estimated salvage recoveries that reduced cost of sales by $4.3 million and $3.7 million for the years ended November 27, 2005 and November 28, 2004, respectively.

(2)
The provision for the year ended November 27, 2005 includes approximately $0.4 million associated with a change of the sales agreement in the third quarter of fiscal 2005 with one of the Company's customers such that the customer is now allowed to return defective products. Previously, the customer received a discount in lieu of returning products. In addition, the warranty provision for the year ended November 27, 2005 includes an increase of $1.8 million related to the increase in average age and a decrease of $1.3 million related to increased recoverable salvage value included in the warranty obligation estimate. The warranty provision for the year ended November 28, 2004 includes approximately $2.7 million resulting from a change in estimate of the portion of product returns attributable to warranties, $0.7 million due to a change in estimate related to the average age of warranty returns, and $1.1 million of other reserve adjustments associated with 2003.

  Research and Development

        Product development costs are charged to operations during the period incurred and are not considered material.

  Environmental Costs

        Environmental expenditures that relate to current operations are expensed or capitalized, as appropriate, in accordance with AICPA Statement of Position 96-1, "Environmental Remediation Liabilities". Expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred. Liabilities are recorded when environmental assessments are made or the requirement for remedial efforts is probable, and the costs can be reasonably estimated. The timing of accruing for these remediation liabilities is generally no later than the completion of feasibility studies. The Company has an ongoing monitoring and identification process to assess how the activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation sites that are presently unknown.

  Stock Options—Adoption of FAS 123(R)

        Effective August 29, 2005 (the beginning of the fourth quarter of fiscal 2005) the Company adopted the provisions of FAS No. 123 (revised 2004) "Share-Based Payment" (FAS 123(R)). Previously, as permitted by FAS No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounted for its stock option and stock incentive plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and recorded no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. Prior to the Company's June 30, 2005 filing of a registration statement on Form S-1, the Company had been considered a nonpublic entity as defined by both FAS 123 and FAS 123(R), and had used the minimum value method of measuring equity share options for pro forma disclosure purposes. Accordingly, the Company is required to apply the provisions of FAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the date of adoption. The Company shall continue to account for any portion of awards outstanding at August 29, 2005 using the provisions of APB 25 as previously permitted under FAS 123. In addition, the Company is required to discontinue pro forma disclosures previously required by FAS 123 for equity share options accounted for using the intrinsic value method of APB 25.

        The Company has neither issued nor modified any equity share option awards or other forms of share-based payment during the fourth quarter of fiscal 2005. Therefore, because of the Company's required method of adoption as described above, the adoption of FAS 123(R) has had no impact on the Company's results of operations as of and for the year ended November 27, 2005. In connection with its adoption of FAS 123(R), the Company has reclassified as temporary equity amounts previously included in additional paid in capital that are associated with outstanding shares and options which, under the terms of management shareholder agreements, are potentially redeemable in certain circumstances outside of the Company's control (see Note 18).

        In November, 2005, the FASB issued Staff Position 123(R)-3 which provides an alternative short-cut method for determining the pool of available paid-in capital against which any future tax benefit deficiencies arising from the exercise of options may be offset (the "APIC pool"). Companies have until the latter of one year following the adoption of FAS 123(R) or the effective date of FASB Staff Position 123(R)-3 (which was posted November 10, 2005) to make a one-time election of whether to use the short-cut approach. The Company is evaluating the alternative methods and will make its election no later than the fourth quarter of fiscal 2006.

Note 2:    Merger and Recapitalization

        On April 6, 2004, the Company completed a merger with affiliates of KKR whereby KKR acquired approximately 92% of the Company's capital stock. Certain of the Company's stockholders prior to the merger, including affiliates of Bain Capital, LLC and others (the "Rollover Stockholders"), retained approximately an 8% interest in the Company's stock. In connection with the merger, the Company recapitalized substantially all of its outstanding debt. The following table summarizes the estimated sources and uses of cash in connection with the recapitalization as if all amounts were funded as of the date of the recapitalization:

Sources:		Uses:
(in millions)
Available cash	$128.8	Purchase outstanding equity	$740.5
Settlement of MFI note	13.6	Repayment of existing debt and
Senior secured term loan facility	560.0	accrued interest	751.1
Senior unsecured term loan	100.0	Redemption of existing stock options	21.0
Senior subordinated notes	390.0	Fees, expenses and other
Equity contribution	436.1	transaction costs	115.9

Total sources	$1,628.5	Total uses	$1,628.5

        The Company's capital stock outstanding immediately prior to the merger, except with respect to those shares to be retained by the Rollover Stockholders, was cancelled and exchanged for aggregate cash consideration of approximately $740.5 million. The Company issued new Class A Common Stock to KKR and the Rollover Stockholders retained their Class A Common Stock in proportion to their respective ownership interests. All outstanding amounts under the existing Senior Credit Agreement were repaid. On April 6, 2004, the Company closed tender offers with respect to the outstanding $300 million aggregate principal amount of the 9.875% Senior Subordinated Notes and the outstanding $128 million aggregate principal amount of 10.875% Senior Subordinated Discount Notes for cash in amounts equal to 103.542% and 103.875% of the principal amounts, respectively. Approximately 91% and 99% of the 9.875% Senior Subordinated Notes and 10.875% Senior Subordinated Discount Notes were tendered, respectively, and the remaining amount was called and paid by the Company on May 6, 2004 for approximately $31.2 million including approximately $1.1 million of accrued interest and prepayment premiums of approximately $1.0 million. The Company also repaid the $50 million outstanding balance of its existing 10% Junior Subordinated Notes.

        The Company entered into new senior credit facilities consisting of a $125 million senior secured revolving credit facility with a six-year maturity and a $560 million senior secured term loan facility with an eight-year maturity. In addition, the Company borrowed $100 million under a senior unsecured term loan due in nine years. The Company also issued $390 million aggregate principal amount of new Senior Subordinated Notes due in 2014. See Note 6 for a full description of the terms and conditions of the aforementioned debt incurred in the recapitalization. The Company incurred approximately $36.4 million of costs associated with establishing the new senior credit facilities, the senior unsecured term loan and the issuance of the new Senior Subordinated Notes. Such costs are included in the above total amount for estimated fees, expenses and other costs and will be amortized as interest expense over the term of the respective debt.

        All stock options to purchase the Company's common stock outstanding immediately prior to the merger, whether or not vested, other than certain options held by members of management that those members elected to rollover (the "Rollover Options") were cancelled and converted into a right to receive cash consideration upon the completion of the merger. Accordingly, the Company paid approximately $21.0 million to settle the options which were not rolled over, resulting in a charge to expense during the year ended November 28, 2004. The Rollover Options, which had intrinsic value of approximately $24.6 million upon the completion of the merger, now have an expiration date which was extended beyond that of the previously existing options, resulting in a new measurement date. Consequently, a non-cash charge to expense of $24.6 million was recorded during the year ended November 28, 2004.

        The Company incurred approximately $78.2 million of other cash costs primarily associated with debt breakage costs, merger advisory fees, management retention bonuses and other costs, of which $70.6 million was charged to expense during the year, with the remaining $7.6 million of direct costs related to the repurchase of shares charged against additional paid-in capital. The Company also incurred non-cash charges of approximately $11.8 million primarily related to the write-off of previous debt issuance costs, and various other non-cash charges of approximately $5.1 million related to the recapitalization. Included in the amounts disclosed above are losses associated with the extinguishment of the previously existing debt totaling $32.2 million.

Note 3:    Share-Based Compensation

  Transition to Accounting for Share-Based Payments Under FAS 123(R)

        As previously discussed, the Company adopted the provisions of FAS No. 123(R) effective August 29, 2005, the beginning of the fourth quarter of fiscal 2005. Previously, the Company accounted for its stock option and stock incentive plans in accordance with APB 25 and made no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. Prior to the Company's June 30, 2005 filing of a registration statement on Form S-1, the Company had been considered a nonpublic entity as defined by both FAS 123 and FAS 123(R), and had used the minimum value method of measuring equity share options for pro forma disclosure purposes. Accordingly, the Company is required to apply the provisions of FAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the date of adoption. The Company shall continue to account for any portion of awards outstanding at August 29, 2005 using the provisions of APB 25 as previously permitted under FAS 123. In addition, the Company is required to discontinue pro forma disclosures previously required by FAS 123 for equity share options accounted for using the intrinsic value method of APB 25.

  Share-Based Payment Arrangements

        At November 27, 2005, the Company has four share-based compensation plans as described below. The compensation cost that has been charged against income for those plans, included in selling, general and administrative expenses for the years ended November 27, 2005, November 28, 2004 and November 30, 2003 was $1.1 million, $(0.1) million and $1.3 million, respectively. For the year ended November 28, 2004, $45.6 million of share-based compensation expense is included in recapitalization expense. The total income tax benefit recognized in the statements of operation for share-based compensation arrangements was $1.3 million, $17.4 million and $0.0 million for fiscal years 2005, 2004 and 2003, respectively. No share-based compensation cost has been capitalized and included in any assets in the accompanying balance sheets. Cash received from the exercise of share options under all plans during fiscal 2005, 2004 and 2003 was $0.2 million, $0.3 million, and $0.1 million, respectively, with tax benefits realized upon exercise during each fiscal year of $0.5 million, $8.6 million, and $0.0 million, respectively.

  1998 Plan

        Prior to the merger with KKR, all outstanding options were issued under the 1998 Stock Option Plan ("1998 Plan"). Options under the 1998 Plan were granted as Nonqualified Stock Options subject to the provisions of Section 83 of the Internal Revenue Code. The options vested either 20% on the first through fifth anniversary of the grant or 40% upon the second anniversary, and 20% on the third, fourth and fifth anniversary dates of the grant. On April 6, 2004, all outstanding options under the 1998 Plan, whether or not vested, other than certain options held by members of management that those members elected to rollover (the "Rollover Options"), were canceled and converted into a right to receive cash consideration upon the completion of the Merger. The Rollover Options, which had an aggregate initial intrinsic value of $24.6 million at the time of the Merger, represent options to purchase Class A common stock in Sealy Corporation and are fully vested. The expiration dates of the existing options converted to Rollover Options were uniformly extended to ten years from the date of the merger, thus resulting in a new measurement date and recognition of expense for the intrinsic value. Recapitalization expense in the accompanying Statement of Operations for the year ended November 28, 2004 includes $21.0 million to settle options not rolled over and $24.6 million for the intrinsic value of the Rollover Options. Unless modified subsequent to August 29, 2005, all Rollover Options which remain outstanding will continue to be accounted for using the intrinsic value method of APB 25 in accordance with the transition method described above. Because all options under the 1998 Plan are accounted for under the intrinsic value method with the minimum value method having been used for disclosure purposes in previously issued financial statements, no information is presented herein with regard to significant assumptions used for fair value estimation purposes or regarding weighted-average grant-date fair value. At November 27, 2005, there is no unrecognized compensation cost related to the 1998 Plan. A summary of option activity under the 1998 Plan as of November 27, 2005, and changes for the year then ended, is presented below:

	Shares Subject to Options	Weighted-Average Exercise Price Per Share
Outstanding November 28, 2004	6,318,560	$1.11
Exercised	(270,576)	0.67

Outstanding November 27, 2005 (all fully vested and exercisable)	6,047,984	$1.13

Weighted average remaining contractual term	8.4 years
Aggregate intrinsic value at November 27, 2005 (in thousands)	$43,418

  2004 Plan

        The Company's Board of Directors adopted the 2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries ("2004 Plan") that provides for the grant of cash and cashless exercise stock options, stock appreciation rights and/or dividend equivalent rights to management and other key employees on terms and subject to conditions as established by the Human Resources Committee of Sealy Corporation's Board of Directors or certain of the committee's designees. Twenty million shares of Sealy Corporation's Class A common stock are available for grants under the plan. Options under the 2004 Plan are granted in part as "time options," which vest and become exercisable ratably on a monthly basis over the first five years following the date of grant, and granted in part as "performance options," which vest and become exercisable over the five fiscal years through fiscal year 2008 upon the achievement of certain EBITDA performance targets, and in any event by the eighth anniversary of the date of grant. As of November 27, 2005, approximately 5.2 million time options and 7.3 million performance options were issued and outstanding. The Company has met its cumulative EBITDA performance target as of November 27, 2005, thus the 2005 portion of the performance options became vested (approximately 39% of the total outstanding performance options are vested as of November 27, 2005). Unless modified subsequent to August 29, 2005, all options issued under the 2004 Plan which were outstanding at August 29, 2005 will continue to be accounted for using the intrinsic value method of APB 25. Options granted under the 2004 plan subsequent to that date will be accounted for using the fair value method under FAS 123(R). Because all options issued under the 2004 Plan through November 27, 2005 are accounted for under the intrinsic value method with the minimum value method having been used for disclosure purposes in previously issued financial statements, no information is presented herein with regard to significant assumptions used for fair value estimation purposes or regarding weighted-average grant-date fair value. At November 27, 2005, there is no unrecognized compensation cost related to non-vested shares under the 2004 Plan. A summary of option activity under the 2004 Plan as of November 27, 2005, and changes for the year then ended, is presented below:

	Shares Subject to Options	Weighted-Average Exercise Price Per Share
Outstanding November 28, 2004	11,973,088	$4.39
Granted	663,327	6.06
Exercised	(17,981)	4.43
Canceled	(119,521)	4.53

Outstanding November 27, 2005	12,498,913	$4.48

Weighted-average remaining contractual term	8.7 Years
Aggregate intrinsic value (in thousands)	$47,904

Exercisable at November 27, 2005	4,421,267
Weighted-average remaining contractual term	8.7 Years
Aggregate intrinsic value (in thousands)	$17,474

  Special Retiree Put Obligations

        Concurrent with the merger in 2004, three officers of the Company were given options to sell their shares of stock in Sealy Corporation back to the Company upon their retirement. The sales price per share is based on a formula which takes into account changes in the Company's equity since the merger and recapitalization, including, among other things, consolidated net income, additional capital contributions, and capital distributions. The Company recognized an initial retiree put obligation concurrent with the recapitalization of approximately $2.5 million to recognize the resulting obligation to repurchase Rollover Shares held by these officers. Subsequent changes in the calculated sales price per share, primarily resulting from the consolidated net income of Sealy Corporation and subsidiaries subsequent to the Recapitalization, a dividend distribution in July, 2004, and certain other equity transactions resulted in compensation expense of $0.7 million for the year ended November 27, 2005, and a credit to earnings of $0.1 million for the year ended November 28, 2004 included in selling, general and administrative expense. The balance of the retiree put obligation, included in other noncurrent liabilities, at November 27, 2005 and November 28, 2004, was $3.1 million and $2.4 million, respectively. The equity share options underlying the retiree put obligation include both Rollover Options and the vested portion of new options granted to these employees under the 2004 Plan. The Company's method of accounting for the retiree put obligation will not change as a result of its adoption of FAS 123(R).

  Directors' Deferred Stock Compensation

        Under the Sealy Corporation Directors' Deferred Compensation Plan, adopted as of the beginning of fiscal 2005, the members of the Company's Board of Directors may make an annual election to receive their fees in the form of equity share units in lieu of cash. The number of units received is determined based on the number of shares that could be purchased with the directors' fees at the current fair value of the shares. Directors will receive additional units for shares that could be purchased with future dividends, if any. Following a director's departure from the board, but no sooner than six months thereafter, the director may receive payment for the balance of the deferred compensation share units. The form of payment, whether in shares of stock or in cash equivalent to the fair value of the shares at the time of payment, is at the discretion of the Company. The Company accounts for share units issued under the Plan as equity awards, recognizing a charge against earnings for the compensation expense associated with the Plan, with a corresponding credit to stockholders' deficit. During the year ended November 27, 2005, the Company recognized compensation expense of $0.4 million associated with the Plan, including adjustments to reflect changes in the fair value of the share credits issued prior to August 29, 2005. Share units issued following the adoption of FAS 123(R) will not be adjusted for subsequent changes in the fair value of the underlying stock, although units outstanding at the date of adoption will continue to be so adjusted. A summary of share unit activity under the Sealy Corporation Directors' Deferred Compensation Plan as of November 27, 2005, and changes for the year then ended, is presented below:

	Share Units	Weighted- Average Grant- Date Fair Value
Outstanding November 28, 2004	—	$—
Granted	48,204	6.22

Outstanding November 27, 2005 (all fully vested at grant date)	48,204	$6.22

  Other Stock Compensation

        A former obligation to repurchase certain of the Company's equity securities held by a former officer at the estimated fair market value, subject to a maximum and minimum share value stated in the officer's agreement, resulted in a charge to earnings of $1.3 million during the year ended November 30, 2003 as a result of adjustments to revalue this obligation to reflect increases in the fair market value of the securities. The obligation reached its maximum value per share in 2003, therefore no expense was recorded in 2004 associated with this obligation. This obligation was subsequently discharged in connection with the recapitalization on April 6, 2004.

Note 4:    Inventories

        The components of inventory as of November 27, 2005 and November 28, 2004 were as follows:

	2005	2004
	(in thousands)
Raw materials	$32,336	$27,269
Work in process	18,945	16,626
Finished goods	8,860	8,028

	$60,141	$51,923

Note 5:    Goodwill and Other Intangible Assets

        The Company adopted the remaining provisions of FAS 142, "Goodwill and Other Intangible Assets" effective at the beginning of fiscal 2002. In accordance with FAS 142, the Company reviews the carrying amounts of goodwill and certain other intangibles for impairment at least annually, or when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. Except for specific write-offs of goodwill associated with business closures, the Company has not recorded any impairment charges during fiscal 2005, 2004 or 2003.

        The changes in the carrying amount of goodwill for the years ended November 27, 2005 and November 28, 2004 are as follows:

	2005	2004
	(in thousands)
Balance at beginning of year	$387,508	$381,891
Increase (decrease) due to foreign currency translation	(2,862)	5,617

Balance at end of year	$384,646	$387,508

        Other intangibles as of November 27, 2005 and November 28, 2004 consisted of the following:

	2005	2004
	(in thousands)
Acquired licenses	$7,943	$8,021
Less accumulated amortization	(4,755)	(4,658)

Acquired licenses—net	3,188	3,363
Intangible pension asset for unamortized prior service costs (Note 12)	1,371	1,192

Total other intangibles	$4,559	$4,555

        Acquired licenses are amortized on the straight-line method over periods ranging from 5 to 15 years.

Note 6:    Long-Term Obligations

        Long-term debt as of November 27, 2005 and November 28, 2004 consisted of the following:

	November 27, 2005	November 28, 2004
	(in thousands)
Senior Revolving Credit Facility	$18,814	$5,000
Senior Secured Term Loan	450,000	470,000
Senior Unsecured Term Loan	—	100,000
Senior Subordinated Notes	389,500	390,000
Senior Subordinated PIK Notes	85,766	77,792
Other	17,664	9,337

	961,744	1,052,129
Less current portion	12,769	8,542

	$948,975	$1,043,587

        In connection with the Recapitalization, the Company entered into new senior credit facilities consisting of a $125 million senior secured revolving credit facility with a six-year maturity and a $560 million senior secured term loan facility with an eight-year maturity. The Company also borrowed $100 million under a senior unsecured term loan, due in 2013, and issued $390 million aggregate principal amount of new Senior Subordinated Notes due in 2014.

        As of November 27, 2005, there was $450 million outstanding under the senior secured term loan due in 2012 and $18.8 million outstanding under a $125 million revolving credit facility due in 2010. At November 27, 2005, the Company had approximately $74.1 million available under the revolving credit facility after taking into account letters of credit issued totaling $32.1 million. The Company will be permitted to incur up to an additional $100 million of senior secured term debt at the option of participating lenders, so long as no default or event of default under the new senior secured credit facilities has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied. The senior secured credit facilities are guaranteed by all of the Company's current and future domestic subsidiaries and are secured by substantially all of the assets of the Company and its current and future domestic subsidiaries by a first priority pledge of 100% of the capital stock of Sealy Mattress Company (the issuer of the debt and a wholly owned subsidiary of the Company through which all other subsidiaries are controlled), 100% of the capital stock of all other domestic subsidiaries, and a security interest in 65% of the capital stock of each direct foreign subsidiary of Sealy Mattress Company. The Company's ultimate parent, Sealy Corporation, is not a guarantor of these credit facilities. The senior credit facilities are governed by the Senior Credit Agreement which imposes certain restrictions including, but not limited to, the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of the Company or its subsidiaries. The Senior Credit Agreement also calls for the Company to maintain a maximum net leverage ratio and a minimum interest coverage ratio and imposes limitations on capital expenditures.

        Borrowings under the Company's new senior secured credit facilities bear interest at the Company's choice of the Eurodollar rate or adjusted base rate ("ABR"), in each case, plus an applicable margin (ABR plus 0.50% on the revolving credit facility and Eurodollar rate plus 1.75% on the term loan facility as of November 27, 2005), subject to adjustment based on a pricing grid. On June 3, 2004, the Company entered into an interest rate swap agreement effective July 6, 2004 effectively fixing the floating portion of the interest rate at 3.725% on $200 million of the outstanding balance under the senior secured term loan through November 2005, declining to $150 million through November 2007 (see also Note 9). To retain the designation of this swap as a hedging instrument, the Company must select the Eurodollar rate on the hedged portion of the senior secured term loan during the term of the swap. The term loan facility initially provided for quarterly principal payments of approximately $1.4 million, however as of November 27, 2005, the Company has effectively pre-paid all principal payments due prior to the final maturity of the debt in 2012. The Company may also be required to make mandatory prepayments equal to 25% of excess cash flow, as defined in the Senior Credit Agreement, as well as 100% of certain asset sales by or proceeds from debt issuances of the Company or its subsidiaries. Due to the $120 million of voluntary prepayments made during fiscal 2005, no mandatory prepayments were required.

        On August 6, 2004, the Company entered into the Amended and Restated Credit Agreement, which amended and restated the original Senior Credit Agreement, dated April 6, 2004, to reduce the applicable interest rate margin charged on the senior secured term loans. On April 14, 2005, the Company entered into the Second Amended and Restated Credit Agreement (the "Second Amended and Restated Credit Agreement"), which amended and restated the Amended and Restated Credit Agreement (the "Existing Credit Agreement"). The Second Amended and Restated Credit Agreement amended the Existing Credit Agreement to refinance the $465 million then outstanding under the existing senior secured term loans plus an additional $100 million new term loan borrowings, the proceeds of which were used to repay the $100 million outstanding under the Company's senior unsecured term loan due April 6, 2013. The Second Amended and Restated Credit Agreement also reduced the applicable interest rate margin charged on the senior secured term loan, provided certain financial leverage ratio tests are met. In addition, the Second Amended and Restated Credit Agreement provides the Company with greater flexibility to make dividend distributions to its parent, Sealy Corporation, or to repay certain subordinated debt, provided certain leverage ratio tests and other conditions are met. The terms and conditions of the Company's $125 million senior revolving credit facility were unchanged by the Second Amended and Restated Credit Agreement. In connection with the amendment and restatement, the Company incurred a charge of $6.2 million during the second quarter of fiscal 2005, including $3.3 million for the write-off of deferred finance charges primarily related to the senior unsecured term loan, $2.0 million of prepayment penalties related to the senior unsecured term loan, and $0.9 million of related fees and expenses (see Note 10—Other (income) expense, net).

        As noted above, the $100 million senior unsecured term loan, governed by the Senior Unsecured Credit Agreement and originally scheduled to mature in 2013, was extinguished on April 14, 2005 concurrent with the refinancing of the senior secured term loans.

        The outstanding Senior Subordinated Notes consist of $389.5 million aggregate principal amount maturing June 2014, bearing interest at 8.25% per annum payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2004. On September 29, 2004, the Company completed an exchange offer whereby all of the Senior Subordinated Notes were exchanged for publicly traded, registered securities with identical terms (other than certain terms relating to registration rights and certain interest rate provisions otherwise applicable to the original senior subordinated notes). The Senior Subordinated Notes rank junior to all of the Company's existing and future senior indebtedness and secured indebtedness, including any borrowings under the senior secured credit facilities and the senior unsecured term loan. The Senior Subordinated Notes are guaranteed by all of the Company's domestic subsidiaries. The Senior Subordinated Notes are governed by an indenture which imposes certain restrictions including, but not limited to, the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of the Company or its subsidiaries. The indenture calls for the Company to offer prepayment of the notes at a price equal to 101% of the outstanding principal amount in the event of a change in control as defined in the indenture. In addition, prior to June 15, 2007, the Company may redeem up to 40% of the aggregate principal amount of the Senior Subordinated Notes at a redemption price equal to 108.25% of the aggregate principal amount thereof with the net proceeds of certain equity offerings. After June 15, 2009, the Senior Subordinated Notes are subject to redemption at 30 to 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage of Principal Amount
2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

        The Company may also from time to time repurchase outstanding Senior Subordinated Notes on the open market for the purpose of retiring such notes. During the fourth quarter of fiscal 2005, the Company repurchased $0.5 million aggregate principal amount of the Senior Subordinated Notes at a price of 101.625%.

        At November 27, 2005, the company was in compliance with the covenants contained within its senior credit agreements and note indenture.

        On July 16, 2004, the Company issued $75.0 million aggregate principal amount of senior subordinated pay-in-kind notes to certain institutional investors in transactions exempt from registration under the Securities Act of 1933. The PIK Notes are unsecured and are not guaranteed by any of the Company's subsidiaries. The PIK Notes accrue interest-in-kind at 10% per year, compounded semiannually. The Company is not required to pay accrued interest on the PIK Notes in cash until maturity. The PIK Notes mature on July 15, 2015, following the maturities of substantially all other existing indebtedness of the Company and its wholly owned subsidiaries, including its $450 million outstanding senior secured term loan, $125 million senior secured revolving credit facility, and $389.5 million senior subordinated notes. At maturity, the outstanding principal amount of the PIK Notes, along with any accrued and unpaid interest, will be paid in cash by the Company. At November 27, 2005, the balance of the PIK Notes, together with accrued and unpaid interest, was $85.8 million. The PIK Notes are issued pursuant to the terms of an agreement dated July 16, 2004, which includes certain restrictive covenants regarding, among other things, the issuance of new debt, payment of dividends, and the use of proceeds from asset sales. The Company may redeem the PIK Notes at its option at any time, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage of Principal Amount
2006	101.0%
2007 and thereafter	100.0%

        In addition, at any time prior to the third anniversary of issue, the Company may also use the proceeds of an equity offering to redeem any or all of the PIK Notes at its option at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash. Upon a change of control of the Company and the repayment of the Company's senior secured credit facility, holders of the PIK Notes will be able to require the Company to repurchase the PIK Notes at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash.

        In August 2005, the Company entered into a capital lease for the acquisition of computer hardware and software. At November 27, 2005, cost and accumulated depreciation of approximately $1.4 million and $0.1 million, respectively, were included in property, plant and equipment for equipment held under this lease. Future minimum lease payments with the present value of the net minimum lease payments (included in other long-term debt and current portion shown above) as of November 27, 2005 are as follows:

Fiscal Year
2006	510
2007	510
2008	340

Total minimum lease payments	1,360
Less: Amount representing interest	(114)

Present value of net minimum lease payments	$1,246

        The Company's net weighted average borrowing cost was 7.7% and 7.6% for fiscal 2005 and 2004, respectively.

        At November 27, 2005, the annual scheduled maturities of the principal amounts of long-term obligations were (in thousands, and excluding future mandatory prepayments which may be required as discussed above):

2006	$12,769
2007	1,093
2008	937
2009	620
2010	19,439
Thereafter	926,886

$961,744

Note 7:    Commitments

  Leases

        The Company leases certain operating facilities, offices and equipment. The following is a schedule of future minimum annual lease commitments at November 27, 2005.

Fiscal Year	Commitments Under Operating Leases
(in thousands)
2006	$9,203
2007	9,065
2008	5,966
2009	4,354
2010	3,753
Thereafter	14,952

$47,293

        Rental expense charged to operations is as follows:

	Year Ended Nov. 27, 2005	Year Ended Nov. 28, 2004	Year Ended Nov. 30, 2003
	(in thousands)
Minimum rentals	$15,220	$15,381	$13,766
Contingent rentals (based upon delivery equipment mileage)	3,790	2,744	2,502

	$19,010	$18,125	$16,268

        The Company has the option to renew certain plant operating leases, with the longest renewal period extending through 2033. Most of the operating leases provide for increased rent through increases in general price levels.

  Other Purchase Commitments

        In connection with capital expenditures totaling approximately $7.0 million in fiscal 2005 and 2006 for the installation of an additional latex production line needed to fulfill the order requirements of a significant new customer, the Company's European subsidiary has obtained financing commitments for approximately $3.4 million and has firm purchase commitments of approximately $3.5 million outstanding at November 27, 2005.

Note 8:    Fair Value of Financial Instruments

        Due to the short maturity of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value. The carrying amounts of long-term debt under the senior secured credit facilities and the senior unsecured term loan approximate fair value because the interest rate adjusts to market interest rates. The fair value of long-term debt under the Senior Subordinated Notes, based on a quoted market price, was $396.3 million at November 27, 2005.

Note 9:    Hedging Strategy

        In 2000, the Company entered into an interest rate swap agreement that effectively converted $236 million of its floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows the Company to reduce its overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. The Company formally documents all hedged transactions and hedging instruments, and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, the Company dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation was being amortized into interest expense. Due to the retirement of the existing debt in connection with the recapitalization, the remaining $4.7 million previously recorded in accumulated other comprehensive loss was charged to recapitalization expense (see Note 2). Prior to the recapitalization, $0.9 million was amortized into interest expense during the fiscal year ended November 28, 2004. For the fiscal year ended November 30, 2003, $3.3 million was amortized into interest expense. For the fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003, $(0.8) million, $0.9 million and $5.4 million, respectively, was recorded as net addition to (reduction of) interest expense as a result of the cash requirements of the swap net of the non-cash interest associated with the change in its fair market value. At November 27, 2005 and November 28, 2004, the fair value carrying amounts of this instrument were net obligations of $1.6 million and $6.4 million, respectively, which is recorded as follows:

	November 27, 2005	November 28, 2004
	(in millions)
Accrued interest	$0.5	$1.2
Other accrued expenses	1.1	3.0
Other noncurrent liabilities	—	2.2

	$1.6	$6.4

        During the second quarter of 2002, the Company entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $236 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. For fiscal years ended November 27, 2005, November 28, 2004 and November 30, 2003, $0.8 million, $(0.8) million and $(5.2) million, respectively, was recorded as an addition to (reduction of) net interest expense as a result of the cash interest received on the swap net of the non-cash interest associated with the change in its fair market value. At November 27, 2005, the fair value of this swap was a net obligation of $0.3 million carried in other accrued expenses. At November 28, 2004, the fair value carrying amount of this instrument was a net asset of $2.2 million, with $1.8 million recorded in prepaid expenses and other current assets and $0.3 million recorded in noncurrent assets.

        In June 2004, the Company entered into an additional swap agreement that has the effect of converting $200 million of the floating-rate debt under the Company's new senior credit facilities to a fixed-rate basis, declining to $150 million through November 2007. The Company has formally designated this swap agreement as a cash flow hedge and expects the hedge to be highly effective in offsetting fluctuations in the designated interest payments resulting from changes in the benchmark interest rate. Accordingly, the effective portion of changes in the market value of the swap will be recorded in other comprehensive income (loss). For the years ended November 27, 2005 and November 28, 2004, $1.2 million and $1.7 million, respectively, was recorded in interest expense. At November 27, 2005 and November 28, 2004, the fair value carrying amount of the instrument was an asset of $2.8 million and an obligation of $2.0 million, respectively, which are recorded as follows:

	November 27, 2005	November 28, 2004
	(in millions)
Accrued interest	$—	$(1.0)
Other current assets (accrued expenses)	1.1	(1.4)
Long term receivable	1.7	0.4

Total net asset (obligation)	$2.8	$(2.0)

        At November 27, 2005 and November 28, 2004, accumulated other comprehensive income (loss) associated with the June 2004 interest rate swap was $1.6 million and $(0.6) million, respectively.

        To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, the Company has instituted a forecasted economic hedging program. The Company hedges portions of its purchases denominated in foreign currencies with forward and option contracts. At November 27, 2005, the Company had forward contracts to sell a total of 12.0 million Canadian dollars with expiration dates ranging from December 15, 2005 through November 15, 2006. At November 27, 2005, the fair value of the Company's net obligation under the forward contracts was a liability of $0.3 million.

Note 10:    Other (Income) Expense, Net

        Other (income) expense, net for the year ended November 27, 2005 includes approximately $6.2 million of expense incurred in connection with the refinancing of the Company's senior secured credit agreement on April 14, 2005 (see Note 6—Long-Term Obligations).

        Other (income) expense, net includes interest income of $0.9 million, $0.9 million and $1.6 million for the years ended November 27, 2005, November 28, 2004, and November 30, 2003, respectively.

        Other (income) expense, net in the year ended November 30, 2003 also includes a $2.0 million write-off of previously deferred derivative losses recorded in accumulated other comprehensive loss and $0.5 million of deferred debt costs associated with the early extinguishment of debt in May 2003. See also Note 9.

Note 11:    Income Taxes

        The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. Income tax expense (benefit) consists of:

	Year Ended
	Nov. 27, 2005	Nov. 28, 2004	Nov. 30, 2003
Current:
Federal	$27,083	$(1,896)	$10,743
State and local	1,348	259	1,097
Foreign	16,532	9,319	7,074

	44,963	7,682	18,914
Deferred:
Federal	9,331	(17,630)	(1,546)
State and local	321	(981)	(226)
Foreign	(42)	1,359	1,054

	9,610	(17,252)	(718)

Total tax expense	$54,573	$(9,570)	$18,196

        Income before taxes from foreign operations amounted to $20.1 million, $10.1 million and $11.8 million for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively.

        The differences between the actual tax expense and tax expense computed at the statutory U.S. Federal tax rate are explained as follows:

	Year Ended
	Nov. 27, 2005	Nov. 28, 2004	Nov. 30, 2003
	(in thousands)
Income tax expense (benefit) computed at statutory U.S. Federal income tax rate	$43,068	$(17,373)	$12,762
State and local income taxes, net of federal tax benefit	1,745	(3,066)	595
Foreign tax rate differential	527	4,206	283
AJCA dividend repatriation	7,680	—	—
Change in valuation allowance on deferred tax assets	1,659	7,070	3,822
Effect of non deductible meals and entertainment	531	556	461
Other items, net	(637)	(963)	273

Total income tax expense	$54,573	$(9,570)	$18,196

        On October 22, 2004, the American Jobs Creation Act of 2004 ("AJCA") was signed into law. The AJCA created a temporary incentive for US corporations to repatriate accumulated income earned abroad by providing an 85 percent dividend received deduction for certain dividends from controlled foreign corporations. In the third and fourth quarters of fiscal 2005, we distributed cash from our foreign subsidiaries and will report a dividend (as defined in the AJCA) subject to the special exclusion of $49 million and a related tax expense of $7.7 million in our fiscal 2005 federal and state income tax returns.

        Deferred income taxes reflect the tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company's total deferred tax assets and liabilities and their significant components are as follows:

	2005		2004
	Current Asset (Liability)	Noncurrent Asset (Liability)	Current Asset (Liability)	Noncurrent Asset (Liability)
	(in thousands)
Accrued salaries and benefits	$10,856	$13,176	$9,532	$13,150
Allowance for doubtful accounts	3,147	—	2,531	—
Plant shutdown, idle facilities, and environmental costs	186	974	33	1,408
Tax credit and loss carryforward benefit	959	27,408	12,917	16,512
Accrued warranty reserve	3,604	1,371	4,007	746
Other accrued reserves	1,316	—	1,361	—
Book versus tax differences related to property, plant, and equipment	(474)	(23,760)	(1,480)	(25,490)
Book versus tax differences related to intangible assets	611	(10,442)	1,290	(8,663)
Book versus tax differences related to debt financing costs		(2,521)	974	—
Book versus tax differences related to prepaid advertising	(260)	(445)	(1,154)	(445)
Book versus tax differences related to cash discounts	2,762	—	1,804	—
Book versus tax differences related to inventory	1,247	—	645	—
All other	2,550	2,193	2,651	1,517

	26,504	7,954	35,111	(1,265)

Valuation allowance	(9,949)	(20,310)	(10,319)	(9,442)

	$16,555	$(12,356)	$24,792	$(10,707)

        The Company has a valuation allowance against certain deferred tax assets of $30.3 million at November 27, 2005 and $19.8 at November 28, 2004, primarily reflecting uncertainties regarding utilization of loss carryforward benefits. $9.9 million of the valuation allowance relates to net capital losses and reflects the uncertainty surrounding the company's ability to generate sufficient capital gains to utilize all the losses. During 2005 certain foreign deferred tax assets and corresponding valuation allowances that had previously been written off were restored, as tax law changes retroactively gave the loss carryforwards an unlimited life. Other deferred tax assets and valuation allowances related to capital losses were trued up to amounts reported on tax returns filed. The adjustments had no impact on amounts reported in the balance sheet, and are not reflected in the change in the valuation allowance reported in tax expense.

        At November 27, 2005, the Company had unused state net operating loss and tax credit benefits of $7.6 million generally expiring from 2006 through 2024. There is a valuation allowance against these benefits in the amount of $7.6 million which represents the portion that the Company, at this time, expects to expire unused.

        A provision has not been made for U.S. or foreign taxes on undistributed earnings of foreign subsidiaries permanently invested outside the United States. Should the Company repatriate foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the Company would repatriate the earnings.

Note 12:    Retirement Plans

        Substantially all employees are covered by defined contribution profit sharing plans, where specific amounts (as annually established by the Company's board of directors) are set aside in trust for retirement benefits. Profit sharing expense was $8.3 million, $7.2 million and $6.4 million for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively.

        Hourly employees working at twelve of the Company's domestic manufacturing facilities are covered by union-sponsored retirement plans. The Company's pension cost associated with these plans consists of periodic contributions to these plans based upon employee participation. The Company recognized expense for such contributions of $4.6 million, $4.6 million and $4.3 million for the years ended November 27, 2005, November 28, 2004 and November 30, 2003, respectively.

        The Company has a noncontributory, defined benefit pension plan covering current and former hourly employees at five of its active plants and seven previously closed facilities. The plan provides retirement and survivorship benefits based on the employees' credited years of service. The Company's funding policy provides for contributions of an amount between the minimum required and maximum amount that can be deducted for federal income tax purposes. Pension plan assets consist of investments in various publicly traded stock, bond and money market mutual funds. The Company records a minimum liability equal to the excess of the accumulated benefit obligation over the fair value of plan assets. Changes in the minimum liability in excess of pension costs recognized in earnings are charged to other comprehensive income, net of related deferred taxes. Because future compensation levels are not a factor in the plan's benefit formula, the accumulated benefit obligation is approximately equal to the projected benefit obligation as reported below. Summarized information for the plan follows:

	2005	2004
	(in thousands)
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$12,805	$11,034
Service cost	595	554
Interest cost	783	681
Plan changes	378	336
Actuarial (gains)/losses	579	678
Benefits paid	(313)	(374)
Expenses paid	(135)	(104)

Projected benefit obligation at end of year	$14,692	$12,805

Change in Plan Assets:
Fair value of plan assets at beginning of year	$8,777	$6,492
Actual return on assets	653	581
Employer contribution	900	2,182
Benefits paid	(313)	(374)
Expenses paid	(135)	(104)

Fair value of plan assets at end of year	$9,882	$8,777

Funded Status of Plan:
Funded status	$(4,810)	$(4,028)
Unrecognized actuarial (gain)/loss	4,139	3,611
Unrecognized transition (asset)/obligation	(262)	(350)
Unrecognized prior service cost	1,371	1,192

Net amount recognized as of fiscal year end	$438	$425

	2005	2004
	(in thousands)
Amounts Recognized in the Consolidated Balance Sheets:
Accrued benefit liability	$(4,810)	$(3,852)
Intangible asset	1,371	1,192
Accumulated other comprehensive income	3,877	3,085

Net amount recognized as of fiscal year end	$438	$425

Accumulated Benefit Obligation and Fair Value of Assets:
Accumulated benefit obligation	$(14,692)	$(12,629)
Projected benefit obligation	$(14,692)	$(12,805)
Fair value of assets	9,882	8,777

Unfunded Projected Benefit Obligation	$(4,810)	$(4,028)

	2005 Target	2005 Actual	2004 Actual
Allocation of plan assets:
Equity securities	60.00%	60.16%	61.56%
Debt securities	40.00%	39.67%	37.96%
Other	00.00%	0.17%	0.48%

Total plan assets	100.00%	100.00%	100.00%

	2005	2004	2003
	(in thousands)
Components of Net Periodic Pension Cost:
Service cost	$595	$554	$422
Interest cost	783	681	610
Expected return on assets	(747)	(616)	(444)
Amortization of unrecognized net loss	144	184	226
Amortization of unrecognized transition asset	(87)	(87)	(87)
Amortization of unrecognized prior service cost	199	159	128

Net periodic pension cost	$887	$875	$855

	2005	2004	2003
Weighted-average assumptions used to determine net periodic benefit cost:
Settlement (discount) rate	6.00%	6.25%	6.50%
Expected long-term return on plan assets	8.25%	8.50%	8.50%
Weighted average rate of increase in future compensation levels	N/A	N/A	N/A
Estimated Future Benefit Payments:
Fiscal 2006	285
Fiscal 2007	322
Fiscal 2008	382
Fiscal 2009	413
Fiscal 2010	440
Fiscal 2011-2015	3,150
Employer Contributions Expected to be Paid in Fiscal 2006	$2,111

Note 13:    Summary of Interim Financial Information (Unaudited)

        Quarterly financial data for the years ended November 27, 2005 and November 28, 2004, is presented below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Amounts in thousands, except for share data)
2005:
Net sales	$359,023	$355,890	$390,026	$364,635
Gross profit	159,050	157,113	175,945	159,488
Net income (loss)	20,634	6,421	26,255	15,169
Earnings per share—Basic	0.22	0.07	0.28	0.16
Earnings per share—Diluted	0.21	0.07	0.26	0.15
2004:
Net sales	$318,198	$316,554	$357,263	$322,005
Gross profit	134,597	136,617	163,318	139,379
Net income (loss)	11,261	(82,157)	20,172	10,657
Earnings per share—Basic	0.10	(0.81)	0.21	0.12
Earnings per share—Diluted	0.10	(0.81)	0.20	0.11

        The net loss for the second quarter of 2004 includes the effects of the recapitalization.

Note 14:    Contingencies

        The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. The Company has completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and has concluded a pilot test of the groundwater remediation system. During 2005, with the approval of the New Jersey Department of Environmental Protection, in the Company removed and disposed of sediment in Oakeys Brook adjoining the site. The Company continues to monitor ground water at the site. The Company has recorded a reserve for $2.0 million ($2.5 million prior to discounting at 4.50%) associated with this remediation project, and it is reasonably possible that up to an additional $0.2 million may be incurred to complete the project.

        The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company has identified cadmium in the ground water at the site and intends to address that during fiscal 2006. The Company has recorded a reserve of approximately $0.8 million associated with the additional work and ongoing monitoring. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

        The Company removed three underground storage tanks previously used for diesel, gasoline, and waste oil from its South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, the Company has been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

        While the Company cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company; however, in the event of an adverse decision, these matters could have a material adverse effect.

        The state of California adopted new flame retardant regulations related to manufactured mattresses and box springs which became effective January 1, 2005. The Company believes that it is in full compliance with those regulations. The Company believes that those regulations have not had a significant impact on the Company's results of operations or financial position.

        Significant judgment is required in evaluating the Company's federal, state and foreign tax positions and in the determination of its tax provision. Despite the Company's belief that the its tax return positions are fully supportable, reserves have been established where the Company believes that certain tax positions are likely to be challenged and the Company may not fully prevail in overcoming these challenges. The Company may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, the Company's tax advisors, or resolution of issues in the courts. The Company's tax expense includes the impact of reserve positions and changes to reserves that it considers appropriate, as well as related interest. Because the Company is not currently undergoing examinations of any of its corporate income tax returns by tax authorities, the Company believes that it is unlikely that an audit could be initiated which would result in an assessment and payment of taxes related to these positions during the one year following November 27, 2005. The Company also cannot predict when or if any other future tax payments related to these tax positions may occur. Therefore, substantially all of the reserves for these positions are classified as noncurrent liabilities in the accompanying balance sheet.

Note 15:    Segment Information

        The Company has determined that it has two operating segments, domestic and international, that qualify for aggregation as prescribed in SFAS 131. Accordingly, the Company has one reportable industry segment, the manufacture and marketing of conventional bedding. During fiscal 2005, 2004 and 2003, no one customer represented 10% or more of total net sales. Sales outside the United States were $309.5 million, $277.8 million and $239.1 million for fiscal 2005, 2004 and 2003, respectively. Additionally, long-lived assets (principally property, plant and equipment) outside the United States were $50.4 million, $52.8 million and $49.6 million as of November 27, 2005, November 28, 2004 and November 30, 2003, respectively.

Geographic distribution of sales:

	2005		2004		2003
	in millions
US Domestic	$1,160.1	78.9%	$1,036.2	78.9%	$950.8	79.9%
International:
Canada	130.6	8.9	114.5	8.7	92.0	7.7
Europe	109.0	7.4	100.5	7.6	88.1	7.4
Other International Locations	69.9	4.8	62.8	4.8	59.0	5.0

Total International	309.5	21.1	$277.8	21.1%	$239.1	20.1%
Total Company	$1,469.6	100.0%	$1,314.0	100.0%	$1,189.9	100.0%

Note 16:    Plant/Business Closings and Restructuring Charges

        On May 1, 2004, the Company closed its manufacturing facility at Randolph, Massachusetts. Accordingly, the Company incurred restructuring charges of approximately $0.6 million during the fiscal year ended November 28, 2004 primarily associated with severance and retention costs. The Company also incurred additional period costs during the year as the business was primarily shifted to the new Albany facility.

        Due to continued weak performance and the fact that it is not the Company's strategy to own or control retail operations in North America, the Company committed to a plan in the fourth quarter of 2003 to dispose of its wholly-owned retail subsidiary by sale or liquidation in early 2004. Accordingly, the Company recognized an impairment charge of $1.8 million during the fourth quarter of 2003, which included the write-off of $1.6 million of goodwill on the books of the subsidiary plus impairment charges for leasehold improvements likely to be abandoned. The subsidiary was sold in May of 2004, with no additional losses recorded. Following the disposal of this subsidiary, the Company no longer has a direct interest in any domestic mattress retailer.

Note 17:    Related Party Transactions

        The Company previously contributed cash and other assets to Mattress Holdings International LLC ("MHI"), a company which was controlled by the Company's previous largest stockholder, Bain Capital, LLC ("Bain"), in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred from Bain to the Company in November 2002. In 1999, MHI indirectly through a Bain controlled holding company acquired a minority interest in Mattress Holdings Corporation ("MHC"). MHC owns an interest in Mattress Discounters Corporation ("Mattress Discounters"), a domestic mattress retailer. In addition, MHC sold all of its equity interest in an international retailer on April 15, 2003. This international retailer had been an affiliate of the Company since MHC's acquisition in 2000.

        In October 2002, Mattress Discounters filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. As part of the approved bankruptcy settlement, the Company received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. Other entities affiliated with Bain also received a minority interest in Mattress Discounters. Since emerging from bankruptcy, Mattress Discounters has generally been paying within stated terms. Concurrent with the previously mentioned sale of the international bedding retailer by MHC, Sealy consummated the sale to MHC of the $12.9 million note and the equity interest that the Company received in the Mattress Discounters bankruptcy, as well as MHI's equity interest in MHC for $13.6 million. As a result of these transactions, the Company no longer has any direct interest in Mattress Discounters other than trade receivables in the normal course of business. In addition, as a result of the recapitalization discussed in Note 2, after April 6, 2004 Mattress Discounters has ceased to be considered an affiliate of the Company.

        As previously mentioned, MHC sold its interest in an international bedding retailer on April 15, 2003. Consequently, this retailer is no longer an affiliate of Sealy and sales to this retailer after this date have been included in sales to non-affiliates in the statement of operations.

        The following table provides sales to affiliates for the years ended November 27, 2005, November 28, 2004 and November 30, 2003:

	Year ended November 27, 2005	Year ended November 28, 2004	Year Ended November 30, 2003
	(in millions)
Mattress Discounters Corporation(1)	$—	$7.0	$28.0
International retailer	$—	$—	4.0

(1)
Through April 6, 2004

        The Company believes that the terms on which mattresses were supplied to these affiliates were not materially different than those that might reasonably be obtained in a comparable transaction on an arm's length basis from a person that is not an affiliate or related party.

        During the fiscal year November 27, 2005, the Company paid management fees of $2.1 million to KKR. Also during the year ended November 27, 2005, the Company incurred $1.4 million for consulting services provided by Capstone Consulting LLC, the chief executive officer of which is on the Company's board of directors. During the fiscal year ended November 28, 2004, the Company paid $0.5 million to Bain Capital, LLC for management fees. Also during fiscal 2004, included in fees, expenses and other transaction costs as shown in Note 2, are approximately $31.8 million of merger and acquisition advisory fees paid to KKR and Bain Capital, LLC in connection with the April, 2004 recapitalization.

Note 18:    Common Stock and Options Subject to Redemption

        In connection with its adoption of FAS 123(R), the Company has reclassified as temporary equity amounts previously included in additional paid in capital that are associated with outstanding shares and options which, under the terms of management shareholder agreements, are potentially redeemable for a 180 day period following the death or disability of the share or option holder. At November 27, 2005, such temporary equity of $21.6 million consisted of $0.6 million related to 346,472 shares of Class A common stock held by members of management, and $21 million associated with 5,558,251 vested equity share Rollover Options held by members of management for which the Company recognized compensation expense in connection with the 2004 recapitalization (see note 2).

Note 19:    Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	2005	2004	2003
	(in thousands)
Numerator:
Net income (loss)	$68,479	$(40,067)	$18,269
Liquidation preference for common L & M shares	—	7,841	20,458

Net income (loss) available to common shareholders	$68,479	$(47,908)	$(2,189)

Denominator:
Denominator for basic earnings per share—weighted average shares	92,661	99,145	108,686
Effect of dilutive securities:
Stock options	6,611	—	—
Other	27	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	99,299	99,145	108,686

        Due to the loss available to common shareholders in fiscal 2004 and 2003, the potentially dilutive securities would have been antidilutive. Accordingly, they are excluded from the calculation in dilutive earnings per share. The securities, representing options to purchase the Company's common stock, that were excluded from the computation of diluted EPS because they would have been antidilutive were (in thousands) 6,339 for fiscal 2004 and 21 for fiscal 2003.

        As of November 27, 2005 and November 28, 2004, the Company's capital stock consists of Class A common stock, par value $0.01 per share ("Class A Common"). The Board of Directors of the Company is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

        As of April 6, 2004, the Company's capital stock consisted of Class A common stock, par value $0.01 per share ("Class A Common"), Class B common stock, par value $0.01 per share ("Class B Common"), Class L common stock, par value $0.01 per share ("Class L Common"), and Class M common stock, par value $0.01 per share ("Class M Common" and collectively with the Class A Common, Class B Common and Class L Common, "Common Stock"). The Class L Common and the Class M Common were senior in right of payment to the Class A Common and Class B Common. Holders of Class B Common and Class M Common have no voting rights except as required by law. The holders of Class A Common and Class L Common were entitled to one vote per share on all matters to be voted upon by the stockholders of the Company, including the election of directors. Class A Common and Class L Common were otherwise identical, except that the shares of Class L

Common were entitled to a preference over Class A Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. Class B Common and Class M Common were otherwise identical, except that the shares of Class M Common were entitled to a preference over Class B Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrued on a daily basis at a rate of 10% per annum, compounded annually. The Class B Common and the Class M Common were convertible into Class A Common and Class L Common, respectively, automatically upon consummation of an initial public offering by the Company.

Note 20:    Guarantor/Non-Guarantor Financial Information

        The Parent (as defined below) and each of the wholly-owned subsidiaries of Sealy Mattress Company (the "Issuer") that guarantee the Notes (as defined below) (the "Guarantor Subsidiaries") has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the 8.25% Senior Subordinated Notes due in 2014 (the "Notes") of the Issuer. Substantially all of the Issuer's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer's subsidiaries, could limit the Issuer's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. Although holders of the Notes will be direct creditors of the Issuer's principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Notes.

        The following supplemental consolidating condensed financial statements present:

  1.
  Consolidating condensed balance sheets as of November 27, 2005 and November 28, 2004 and consolidating condensed statements of operations and cash flows for the fiscal years ended November 27, 2005 and November 28, 2004 and November 30, 2003.

  2
  Sealy Corporation (as guarantor for periods prior to April 6, 2004) and Sealy Mattress Corporation, as successor to Sealy Corporation as guarantor from April 6, 2004 (see Note 1) (each, for the respective period, the "Parent" and a "guarantor"), Sealy Mattress Company (the "Issuer"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method (see Note 1).

  3.
  Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

        Separate financial statements of each of the Guarantor Subsidiaries are not presented because management believes that these financial statements would not be material to investors.

 SEALY CORPORATION

Supplemental Consolidating Condensed Balance Sheet

November 27, 2005

(in thousands)

	Sealy Corporation Non-Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$1	$25,387	$11,166	$—	$36,554
Accounts receivable, net	—	—	60	106,559	68,795	—	175,414
Inventories	—	—	1,429	42,836	15,876	—	60,141
Assets held for sale	—	—	—	1,405	—	—	1,405
Prepaid expenses, deferred income taxes and other current assets	1,948	—	2,200	24,349	2,378	—	30,875

	1,948	—	3,690	200,536	98,215	—	304,389
Property, plant and equipment, at cost	—	—	7,542	252,190	69,203	—	328,935
Less accumulated depreciation	—	—	(3,949)	(135,176)	(21,833)	—	(160,958)

	—	—	3,593	117,014	47,370	—	167,977
Other assets:
Goodwill	—	—	24,741	304,774	55,131	—	384,646
Other intangibles, net	—	—	—	4,192	367	—	4,559
Net investment in and advances to (from) subsidiaries	(313,217)	(313,217)	901,550	(177,037)	(56,964)	(41,115)	—
Debt issuance costs, net, and other assets	304	—	25,168	5,793	1,851	—	33,116

	(312,913)	(313,217)	951,459	137,722	385	(41,115)	422,321

Total assets	$(310,965)	$(313,217)	$958,742	$455,272	$145,970	$(41,115)	$894,687

Liabilities And Stockholders' deficit
Current liabilities:
Current portion—long-term obligations	$—	$—	$—	$922	$11,847	$—	$12,769
Accounts payable	—	—	269	82,894	36,395	—	119,558
Accrued customer incentives and advertising	—	—		31,184	6,774	—	37,958
Accrued compensation	—	—	411	35,506	8,221	—	44,138
Accrued interest	—	—	824	17,471	119	—	18,414
Other accrued expenses	69	—	1,599	37,451	8,310	—	47,429

	69	—	3,103	205,428	71,666	—	280,266
Due to (from) Parent Company	(6,231)	—	—	6,231	—	—	—
Long-term obligations	85,766	—	839,500	858	22,851	—	948,975
Other noncurrent liabilities	—	—	116	35,421	8,122	—	43,659
Deferred income taxes	—	—	4,416	2,247	5,693	—	12,356
Common stock & options subject to redemption	21,654	—	—	—	—	—	21,654
Stockholders' deficit	(412,223)	(313,217)	111,607	205,087	37,638	(41,115)	(412,223)

Total liabilities and stockholders' deficit	$(310,965)	$(313,217)	$958,742	$455,272	$145,970	$(41,115)	$894,687

SEALY CORPORATION

Supplemental Consolidating Condensed Balance Sheet
November 28, 2004
(in thousands)

	Sealy Corporation Non- Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$2	$5,142	$17,635	$—	$22,779
Accounts receivable, net	—	—	61	106,511	66,257	—	172,829
Inventories	—	—	1,047	35,014	15,862	—	51,923
Assets held for sale	—	—	—	8,983	—	—	8,983
Prepaid expenses, deferred income taxes and other current assets	894	—	4,616	33,933	4,062	—	43,505

	894	—	5,726	189,583	103,816	—	300,019
Property, plant and equipment, at cost	—	—	6,962	233,339	69,618	—	309,919
Less accumulated depreciation	—	—	(3,620)	(123,132)	(18,988)	—	(145,740)

	—	—	3,342	110,207	50,630	—	164,179
Other assets:
Goodwill	—	—	24,741	304,773	57,994	—	387,508
Other intangibles, net	—	—	—	4,303	252	—	4,555
Net investment in and advances to (from) subsidiaries	(383,743)	(389,163)	941,617	(210,360)	(94,885)	136,534	—
Debt issuance costs, net, and other assets	332	—	33,729	7,094	1,087	—	42,242

	(383,411)	(389,163)	1,000,087	105,810	(35,552)	136,534	434,305

Total assets	$(382,517)	$(389,163)	$1,009,155	$405,600	$118,894	$136,534	$898,503

Liabilities And Stockholders' deficit
Current liabilities:
Current portion—long-term obligations	$—	$—	$—	$22	$8,520	$—	$8,542
Accounts payable	—	—	189	56,056	40,321	—	96,566
Accrued customer incentives and advertising	—	—	1,552	28,549	5,728	—	35,829
Accrued compensation	—	—	270	29,622	7,250	—	37,142
Accrued interest	—	—	2,518	24,790	58	—	27,366
Other accrued expenses	(36)	—	5,428	39,857	4,510	—	49,759

	(36)	—	9,957	178,896	66,387	—	255,204
Due to (from) Parent Company	(3,376)	3,876	(500)	—	—	—	—
Long-term obligations	77,792	—	965,000	21	774	—	1,043,587
Other noncurrent liabilities	—	—	2,254	34,847	8,673	—	45,774
Deferred income taxes	(128)	(9,296)	122	13,101	6,908	—	10,707
Stockholders' deficit	(456,769)	(383,743)	32,322	178,735	36,152	136,534	(456,769)

Total liabilities and stockholders' deficit	$(382,517)	$(389,163)	$1,009,155	$405,600	$118,894	$136,534	$898,503

 SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations
Year Ended November 27, 2005
(in thousands)

	Sealy Corporation Non- Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$—	$64,030	$1,128,997	$298,885	$(22,338)	$1,469,574
Net sales—Affiliates	—	—	—	—	—	—	—

Total net sales	—	—	64,030	1,128,997	298,885	(22,338)	1,469,574
Costs and expenses:
Cost of goods sold—Non- affiliates	—	—	38,032	613,848	188,436	(22,338)	817,978
Cost of goods sold—Affiliates	—	—	—	—	—	—	—

Total cost of goods sold	—	—	38,032	613,848	188,436	(22,338)	817,978
Selling, general and administrative	94	—	6,322	366,547	83,318	—	456,281
Recapitalization expense	—	—	—	2	(2)	—	—
Plant/Business closing and restructuring charges	—	—	—	—	—	—	—
Amortization of intangibles	—	—	—	289	277	—	566
Royalty (income) expense, net	—	—	—	(15,267)	2,047	—	(13,220)

Income (loss) from operations	(94)	—	19,676	163,578	24,809	—	207,969
Interest expense	8,001	390	69,509	(397)	2,061	—	79,564
Other income, net	—	—	6,272	(209)	(710)	—	5,353
Loss (income) from equity investees	(73,683)	(73,683)	(73,345)	—	—	220,711	—
Loss (income) from non- guarantor equity investees	—	—	—	(7,313)	—	7,313	—
Capital charge and intercompany interest allocation	—	(390)	(56,782)	52,798	4,374	—	—

Income (loss) before income taxes	65,588	73,683	74,022	118,699	19,084	(228,024)	123,052
Income tax expense (benefit)	(2,891)	—	339	45,354	11,771	—	54,573

Net income (loss)	$68,479	$73,683	$73,683	$73,345	$7,313	$(228,024)	$68,479

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations
Year Ended November 28, 2004
(in thousands)

	Sealy Corporation Non- Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$—	$51,935	$1,009,221	$265,878	$(20,044)	$1,306,990
Net sales—Affiliates	—	—	—	7,030	—	—	7,030

Total net sales	—	—	51,935	1,016,251	265,878	(20,044)	1,314,020
Costs and expenses:
Cost of goods sold—
Non-affiliates	—	—	32,304	556,023	167,791	(20,044)	736,074
Cost of goods sold—
Affiliates	—	—	—	4,035	—	—	4,035

Total cost of goods sold	—	—	32,304	560,058	167,791	(20,044)	740,109
Selling, general and administrative	2	4	14,247	338,696	77,934	—	430,883
Recapitalization Expense	—	41,753	36,871	50,224	4,286	—	133,134
Plant/Business closing and restructuring charges	—	—	—	624	—	—	624
Amortization of intangibles	—	—	—	289	919	—	1,208
Royalty (income) expense, net	—	—	—	(15,295)	1,124	—	(14,171)

Income (loss) from operations	(2)	(41,757)	(31,487)	81,655	13,824	—	22,233
Interest expense	2,803	2,019	67,441	(470)	938	—	72,731
Other income, net	—	—	—	(436)	(425)	—	(861)
Loss (income) from equity investees	38,283	26,247	19,941	—	—	(84,471)	—
Loss (income) from non- guarantor equity investees	—	—	—	166	—	(166)	—
Capital charge and intercompany interest allocation	—	(22,829)	(88,808)	106,786	4,851	—	—

Income (loss) before income taxes	(41,088)	(47,194)	(30,061)	(24,391)	8,460	(84,637)	(49,637)
Income tax expense (benefit)	(1,021)	(8,911)	(3,814)	(4,450)	8,626	—	(9,570)

Net income (loss)	$(40,067)	$(38,283)	$(26,247)	$(19,941)	$(166)	$(84,637)	$(40,067)

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations
Year Ended November 30, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$51,765	$893,820	$228,233	$(15,931)	$1,157,887
Net sales—Affiliates	—	—	27,928	4,045	—	31,973

Total net sales	—	51,765	921,748	232,278	(15,931)	1,189,860
Costs and expenses:
Cost of goods sold—Non-affiliates	—	34,826	513,658	143,861	(15,931)	676,414
Cost of goods sold—Affiliates	—	—	16,031	2,662	—	18,693

Total cost of goods sold	—	34,826	529,689	146,523	(15,931)	695,107
Selling, general and administrative	1,210	15,334	314,469	67,387	—	398,400
Plant/Business closing and restructuring charges	—	—	—	1,825	—	1,825
Amortization of intangibles	—	—	289	814	—	1,103
Royalty (income) expense, net	—	—	(13,462)	990	—	(12,472)

Income (loss) from operations	(1,210)	1,605	90,763	14,739	—	105,897
Interest expense	5,800	61,230	462	1,033	—	68,525
Other (income) expense, net	—	2,550	(936)	(707)	—	907
Loss (income) from equity investees	(19,393)	(22,801)	—	—	42,194	—
Loss (income) from non-guarantor equity investees	—	(95)	(5,199)	—	5,294	—
Capital charge and intercompany interest allocation	(4,766)	(55,183)	56,103	3,846	—	—

Income (loss) before income taxes	17,149	15,904	40,333	10,567	(47,488)	36,465
Income tax expense (benefit)	(1,120)	(3,489)	17,532	5,273	—	18,196

Net income (loss)	$18,269	$19,393	$22,801	$5,294	$(47,488)	$18,269

 SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended November 27, 2005
(in thousands)

	Sealy Corporation Non- Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$3,157	$115,840	$12,050	$3,925	$134,972

Cash flows from investing activities:
Purchase of property, plant and equipment	—	—	(643)	(22,989)	(5,722)	—	(29,354)
Net activity in investment in and advances to (from) subsidiaries and affiliates	—	—	123,190	(134,231)	11,041	—	—
Proceeds from the sale of property, plant and equipment	—	—	—	9,979	—	—	9,979

Net cash provided by (used in) investing activities	—	—	122,547	(147,241)	5,319	—	(19,375)
Cash flows from financing activities:
Repayments of long-term obligations, net	—	—	(120,500)	(142)	—	—	(120,642)
Equity issuances	—	—	—	—	—	478	478
Net borrowings on revolving credit facilities	—	—	(5,000)	—	18,171	—	13,171
Other borrowings	—	—	—	459	7,165	—	7,624
Intercompany dividend associated with foreign repatriation	—	—	—	48,875	(48,875)	—	—
Other	—	—	(205)	2,454	—	(4,403)	(2,154)

Net cash (used in) provided by financing activities	—	—	(125,705)	51,646	(23,539)	(3,925)	(101,523)

Effect of exchange rate changes on cash	—	—	—	—	(299)	—	(299)

Change in cash and cash equivalents	—	—	(1)	20,245	(6,469)	—	13,775
Cash and cash equivalents:
Beginning of period	—	—	2	5,142	17,635	—	22,779

End of period	$—	$—	$1	$25,387	$11,166	$—	$36,554

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended November 28, 2004
(in thousands)

	Sealy Corporation Non- Guarantor Parent	Sealy Mattress Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$—	$8,368	$20,226	$14,908	$(38)	$43,464

Cash flows from investing activities:
Purchase of property, plant and equipment	—	—	(611)	(19,238)	(2,924)	—	(22,773)
Cash received on affiliate note and investment	—	—	—	—	13,573	—	13,573
Net activity in investment in and advances to (from) subsidiaries and affiliates	(3,897)	358,141	(247,839)	(88,599)	(21,703)	3,897	—
Proceeds from the sale of property, plant and equipment	—	—	—	1,768	—	—	1,768

Net cash provided by (used in) investing activities	(3,897)	358,141	(248,450)	(106,069)	(11,054)	3,897	(7,432)
Cash flows from financing activities:
Cash flows associated with financing of the recapitalization (Note 3):
Proceeds from issuance of common stock	—	436,050	—	—	—	—	436,050
Treasury stock repurchase	—	(748,146)					(748,146)
Proceeds from issuance of new long-term obligations	—	—	1,050,000	—	—	—	1,050,000
Repayment of existing long-term debt	—	(49,989)	(687,139)	—	—	—	(737,128)
Debt issuance costs			(36,403)				(36,403)
Repayments of other long-term obligations, net	—	—	(90,000)	—	—	—	(90,000)
Issuance of Senior Subordinated PIK Notes	75,000						75,000
Equity issuances	47,500	63	—	—	—	(202)	47,361
Net borrowings on revolving credit facilities	—	—	5,000	—	—	—	5,000
Purchase of treasury stock	(68,250)	—	—	—	—	—	(68,250)
Dividend paid	(50,353)	—	—	—	—	—	(50,353)
Other	—	3,881	(1,405)	—	2,029	(3,657)	848

Net cash (used in) provided by financing activities	3,897	(358,141)	240,053	—	2,029	(3,859)	(116,021)

Effect of exchange rate changes on cash	—	—	—	—	1,668	—	1,668

Change in cash and cash equivalents	—	—	(29)	(85,843)	7,551	—	(78,321)
Cash and cash equivalents:
Beginning of period	—	—	31	90,985	10,084	—	101,100

End of period	$—	$—	$2	$5,142	$17,635	$—	$22,779

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Cash Flows
Year Ended November 30, 2003
(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(2,638)	$81,950	$7,750	$—	$87,062

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(416)	(11,629)	(1,246)	—	(13,291)
Cash received on affiliate note and investment	—	—	—	13,611	—	13,611
Net activity in investment in and advances to (from) subsidiaries and affiliates	(103)	18,919	(1,438)	(17,378)	—	—
Proceeds from the sale of property, plant and equipment	—	—	257	—	—	257

Net cash provided by (used in) investing activities	(103)	18,503	(12,810)	(5,013)	—	577
Cash flows from financing activities:
Issuance of public notes	—	51,500	—	—	—	51,500
(Repayment of) borrowings on long-term obligations	—	(63,341)	(36)	1,140	—	(62,237)
Equity issuances	103	—	—	—	—	103
Debt issuance costs	—	(4,021)	—	—	—	(4,021)

Net cash (used in) provided by financing activities	103	(15,862)	(36)	1,140	—	(14,655)

Effect of exchange rate changes on cash	—	—	—	673	—	673

Change in cash and cash equivalents	—	3	69,104	4,550	—	73,657
Cash and cash equivalents:
Beginning of period	—	28	21,881	5,534	—	27,443

End of period	$—	$31	$90,985	$10,084	$—	$101,100

Schedule I—Condensed Financial Information of Registrant (Parent Only)

SEALY CORPORATION
Condensed Balance Sheets
(in thousands)

	November 28, 2004	November 27, 2005
Assets
Current assets:
Prepaid expenses, deferred income taxes and other current assets	$894	$1,948

	894	1,948
Other assets:
Net investment in and advances from subsidiaries	(383,743)	(313,217)
Debt issuance costs, net, and other assets	332	304

Total assets	$(382,517)	$(310,965)

Liabilities And Stockholders' deficit
Current liabilities:
Other accrued expenses	$(36)	$69

	(36)	69
Due from subsidiary	(3,376)	(6,231)
Long-term obligations (Note 3)	77,792	85,766
Deferred income taxes	(128)	—
Common stock and options subject to redemption	—	21,654
Stockholders' deficit	(456,769)	(412,223)

Total liabilities and stockholders' deficit	$(382,517)	$310,965

SEALY CORPORATION
Condensed Statements of Operations
(in thousands)

	Fiscal Year Ended
	November 30, 2003	November 28, 2004	November 27, 2005
Net sales	$—	$—	$—
Selling, general and administrative	1,210	2	94

Loss from operations	(1,210)	(2)	(94)
Interest expense	5,800	2,803	8,001
Loss (income) from equity investees	(19,393)	38,283	(73,683)
Intercompany capital charge and interest allocation	(4,766)	—	—

Income (loss) before income taxes	17,149	(41,088)	65,588
Income tax expense (benefit)	(1,120)	(1,021)	(2,891)

Net income (loss)	$18,269	$(40,067)	$68,479

Schedule I—Condensed Financial Information of Registrant (Parent Only)
(Continued)

SEALY CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	November 30, 2003	November 28, 2004	November 27, 2005
Net cash provided by operating activities	$—	$—	$—

Cash flows from investing activites:
Net activity in investment in and advances to (from) subsidiaries and affiliates	(103)	(3,897)	—

Net cash provided by (used in) investing activities	(103)	(3,897)	—
Cash flows from financing activities:
Issuance of Senior Subordinated PIK Notes		75,000	—
Equity issuances		47,500	—
Purchase of treasury stock	103	(68,250)	—
Dividend paid		(50,353)	—

Net cash provided by (used in) financing activities	103	3,897	—

Change in cash and cash equivalents	—	—	—
Cash and cash equivalents:
Beginning of period	—	—	—

End of period	$—	$—	$—

Schedule I—Condensed Financial Information of Registrant (Parent Only)
(Continued)

SEALY CORPORATION
Notes to Condensed Financial Statements
(in thousands)

(1)   Basis of Presentation

        The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Sealy Corporation appearing elsewhere in this prospectus.

        In these parent company only financial statements, Sealy Corporation's investments in its subsidiaries are stated at cost plus equity in the undistributed earnings of those subsidiaries.

        The parent company does not guarantee the debt of its subsidiaries.

(2)   Cash Dividends from Subsidiary

        Sealy Corporation has not received cash dividends from any of its subsidiaries during the fiscal years ended November 30, 2003, November 28, 2004 and November 27, 2005.

(3)   Future Maturities of Long-Term Debt

        Long-term debt at November 28, 2004 and November 27, 2005 consists entirely of the Senior Subordinated PIK Notes which are due in their entirety on July 16, 2015.

Schedule II—Consolidated Valuation and Qualifying Accounts

	Fiscal Year
Description
	2003		2004		2005
Allowance for doubtful accounts
Balance Beginning of Period	$24,777		$17,596		$8,570
Charged to Costs and Expenses	5,047		3,149		3,231
Charged to Other Accounts-Describe	—		—		—
Deductions- Describe	12,228	(1)	12,175	(1)	1,232	(1)
Balance at End of Period	$17,596		$8,570		$10,569
Reserve for discounts and returns
Balance Beginning of Period	$1,566		$5,433		$6,206
Charged to Costs and Expenses	29,465		19,238		26,043
Charged to Other Accounts-Describe	—		—		—
Deductions- Describe	25,598	(2)	18,465	(2)	22,409	(2)
Balance at End of Period	$5,433		$6,206		$9,840
Reserve for inventory obsolescence
Balance Beginning of Period	$1,594		$2,163		$1,535
Charged to Costs and Expenses	569		360		293
Charged to Other Accounts-Describe	—		—		—
Deductions- Describe	—		988	(4)	—
Balance at End of Period	$2,163		$1,535		$1,828
Deferred tax asset valuation
Balance Beginning of Period	$6,744		$13,907		$19,761
Charged to Costs and Expenses	7,163		5,854		6,215
Charged to Other Accounts-Describe	—		—		4,283	(3)
Deductions- Describe	—		—		—
Balance at End of Period	$13,907		$19,761		30,259

(1)
Uncollectible accounts written off, net of recoveries

(2)
Cash discounts taken and accommodation returns

(3)
Establish reserves for previously-expired foreign NOL carryforwards extended due to change in tax law.

(4)
Net deductions recorded to the inventory reserve to appropriately adjust balance.

Sealy®
Sealy Posturepedic®
TrueForm™
spring·free
Sealy Posturepedic
FOUNDED
S&F
1846
STEARNS & FOSTER
Bassett Bedding
CARRINGTON CHASE
by Bassett
Sealy
Kids
Research. Innovations. Solutions.

                        Shares
Sealy Corporation
Common Stock

PROSPECTUS

                  , 2006

Citigroup	Goldman, Sachs & Co.	JPMorgan	Banc of America Securities LLC

       Lehman Brothers Wachovia Securities

SunTrust Robinson Humphrey	Ferris, Baker Watts Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee	$47,375
NASD filing fee	40,750
NYSE listing fee	250,000
Blue Sky fees and expenses	7,500
Transfer agent's fee	25,000
Printing and engraving expenses	750,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	1,250,000
Miscellaneous	1,379,375

Total	$5,000,000

Item 14.    Indemnification of Directors and Officers

        The General Corporation Law of the State of Delaware ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The certificate of incorporation of the registrant includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        The certificate of incorporation of the registrant provides that the registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

        Sealy Corporation maintains insurance to protect itself and its directors, officers and representatives and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

        Since April 6, 2004 we have issued securities in the following transactions, which were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), as transactions by an issuer not involving any public offering thereunder. Unless otherwise noted, there were no underwriters or initial purchasers involved in connection with the sale of these securities.

        On April 6, 2004, the Company completed a merger with affiliates of KKR whereby KKR acquired approximately 92% of the Company's capital stock. Certain of the Company's stockholders prior to the merger, including affiliates of Bain Capital, LLC and others (the "Rollover Stockholders"), retained approximately an 8% interest in the Company's stock. The Company's capital stock outstanding immediately prior to the merger, except with respect to those shares to be retained by the Rollover Stockholders, was cancelled and exchanged for aggregate cash consideration of approximately $740.5 million. The Company issued new Class A Common Stock to KKR in exchange for cash in the amount of $436.1 million. The issuance of the new Class A common stock to KKR was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as it is a transaction by an issuer that did not involve a public offering of securities. Also on such date, Sealy Mattress Company issued $390 million aggregate principal amount of senior subordinated notes bearing interest at 8.25% due June 2014 to Goldman, Sachs & Co., J.P. Morgan Securities Inc., RBC Capital Markets Corporation and ING Financial Markets LLC, as initial purchasers. The initial purchasers resold the notes to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act.

        On July 16, 2004, the Company issued $75.0 million aggregate principal amount of senior subordinated pay-in-kind ("PIK") notes and $47.5 million of common stock to The Northwestern Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act of 1933 as transactions by an issuer that did not involve a public offering of securities. The use of this exemption is supported by certain facts and circumstances, including (i) the private nature of negotiations with each of the two purchasers, (ii) the representations made by each purchaser that it was an institutional "accredited investor" (as defined under Rule 501 under the Securities Act), was financially sophisticated, had access to and reviewed all information it deemed relevant to make an informed investment decision, and was acquiring the securities for investment purposes and (iii) the existence of meaningful transfer restrictions, including those contained in the shareholders agreement signed by each party and on the related stock certificates.

        During fiscal years 2002 and 2003, the Company granted a total of 3,445,951 and 1,196,147 options, respectively, to purchase common stock to certain of its employees under its 1998 Stock Option Plan. During fiscal years 2004 and 2005, the Company granted a total of 11,973,088 and 663,327 options, respectively, to purchase common stock to certain of its employees under its 2004 Stock Option Plan. Each of these option grants were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as they are transactions by an issuer that did not involve a public offering of securities.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933.

  (b)
  Financial Statement Schedules.

      Schedule I Condensed Financial Information of Registrant (Parent Only)

      Schedule II Consolidated Valuation and Qualifying Accounts

Item 17.    Undertakings.

1.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

  Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2.
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Trinity, North Carolina on March 14, 2006.

SEALY CORPORATION
By:	/s/ JAMES B. HIRSHORN Name: James B. Hirshorn Title: Senior Executive Vice President—Finance Operations and Research and Development and Director

******

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement on Form S-1 have been signed below by the following persons in the capacities on the 14th day of March 2006.

Signature	Title

* David J. McIlquham	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES B. HIRSHORN James B. Hirshorn	Senior Executive Vice President—Finance, Operations and Research and Development and Director (Principal Accounting Officer)
* Steven Barnes	Director
* Brian F. Carroll	Director
* James W. Johnston	Director
* Dean B. Nelson	Director
Paul Norris	Director
* Scott M. Stuart	Director
*By:	/s/ JAMES B. HIRSHORN Attorney-in-fact

EXHIBIT INDEX

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of March 3, 2004, by and between Sealy Corporation and Posturepedic Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed April 15, 2004) (Sealy Corporation agrees to furnish a copy of any omitted schedules or similar supplements to the SEC upon request)
2.2
First Amendment to the Agreement and Plan of Merger, dated April 5, 2004, by and between Sealy Corporation and Sealy Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed April 15, 2004) (Sealy Corporation agrees to furnish a copy of any omitted schedules or similar supplements to the SEC upon request)
3.1*	Amended and Restated Certificate of Incorporation of Sealy Corporation
3.2*	Bylaws of Sealy Corporation
4.1*	Form of Stock Certificate for Common Stock
4.2
Indenture, dated as of April 6, 2004, by and among Sealy Mattress Company, the Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, with respect to the 8.25% Senior Subordinated Notes due 2014 and the 8.25% Senior Subordinated Exchange Notes due 2014 (incorporated herein by reference to Exhibit 4.1 to Sealy Mattress Company's Registration Statement on from S-4 (File No. 333-117081) filed July 1, 2004)
4.3
First Supplemental Indenture, dated as of June 28, 2004, among Sealy Mattress Company, Sealy Corporation, Sealy Mattress Corporation and the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, with respect to the 8.25% Senior Subordinated Notes due 2014 and the 8.25% Senior Subordinated Exchange Notes due 2014 (incorporated herein by reference to Exhibit 4.3 to Sealy Mattress Company's Registration Statement on from S-4 (File No. 333-117081) filed July 1, 2004)
4.4**
Note and Stock Purchase Agreement, dated as of July 16, 2004, between Sealy Corporation and the Purchasers named therein, with respect to the 10% Senior Subordinated Notes due 2015 and Common Stock, par value $0.01 per share
5.1*	Opinion of Simpson Thacher & Bartlett LLP
10.1
Sealy Profit Sharing Plan, Amended and Restated, dated December 1, 1989 (incorporated herein by reference to Exhibit 10.1 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-8738) filed February 27, 1996)
10.2
Amendment No. 1 to Sealy Profit Sharing Plan (incorporated herein by reference to Exhibit 10.21 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.3
Amendment No. 2 to Sealy Profit Sharing Plan (incorporated herein by reference to Exhibit 10.22 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)

10.4
Sealy Corporation Bonus Program (incorporated herein by reference to Exhibit 10.5 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-8738) filed February 27, 1996)
10.5
Amendment No. 1 to Sealy Bonus Plan (incorporated herein by reference to Exhibit 10.17 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 1996 (File No. 1-8738) filed March 3, 1997)
10.6
Sealy Corporation 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.48 to Sealy Corporation's Quarterly Report on Form 10-Q for the quarterly period ended March 1, 1998 (File No. 1-8738) filed April 15, 1998)
10.7
2004 Stock Option Plan for Key Employees of Sealy Corporation and its Subsidiaries (incorporated herein by reference to Exhibit 4.4 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.8	Form of Management Stockholder's Agreement (incorporated herein by reference to Exhibit 4.5 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.9	Form of Sale Participation Agreement (incorporated herein by reference to Exhibit 4.6 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.10	Form of Stock Option Agreement (incorporated herein by reference to Exhibit 4.7 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.11	Form of Rollover Agreement (incorporated herein by reference to Exhibit 4.9 to Sealy Corporation's Registration Statement on Form S-8 (File No. 333-113987) filed March 26, 2004)
10.12**
Stockholders' Agreement, dated as of July 16, 2004, among Sealy Corporation, The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC and Sealy Holding LLC
10.13
Stockholders' Agreement, dated as of April 6, 2004, among Sealy Corporation, Bain Capital Fund V, L.P., Bain Capital Fund V, L.P., BCIP Associates, BCIP Trust Associates, L.P., Harvard Private Capital Holdings, Inc., Sealy Investors 1, LLC, Sealy Investors 2, LLC, Sealy Investors 3, LLC and Sealy Holding LLC (incorporated herein by reference to Exhibit 10.13 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-117081) filed July 1, 2004)
10.14
Registration Rights Agreement, dated as of April 6, 2004, among Sealy Corporation and Sealy Holding LLC (incorporated herein by reference to Exhibit 10.14 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-117081) filed July 1, 2004)
10.15
Second Amended and Restated Credit Agreement dated April 14, 2005 among Sealy Mattress Company, Sealy Canada, LTD./LTEE, the Guarantors named therein, Sealy Mattress Corporation, Sealy Corporation, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint lead arranger, Goldman Sachs Credit Partners, L.P., as joint lead arranger, General Electric Capital Corporation, as co-documentation agent, Royal Bank of Canada as co-documentation agent, and other lenders from time to time parties thereto (incorporated herein by reference to Exhibit 10.21 to Sealy Mattress Corporation's Current Report on Form 8-K (File No. 333-117081) filed April 20, 2005)

10.16
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Bruce Barman (incorporated herein by reference to Exhibit 10.7 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed January 2, 1998)
10.17
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Jeffrey C. Claypool (incorporated herein by reference to Exhibit 10.8 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed January 2, 1998)
10.18
Employment Agreement, dated as of August 25, 1997, by and between Sealy Corporation and Lawrence J. Rogers (incorporated herein by reference to Exhibit 10.12 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed January 2, 1998)
10.19
Amendment to Employment Agreement, dated as of December 17, 1997, between the employees named therein and Sealy Corporation (incorporated herein by reference to Exhibit 10.19 to Sealy Corporation's Current Report on Form 8-K (File No. 1-8738) filed January 2, 1998)
10.20
Amendment to Employment Agreement dated January 20, 2000 by and between Sealy Corporation and Lawrence J. Rogers (incorporated herein by reference to Exhibit 10.33 to Sealy Mattress Company's Registration Statement on Form S-4 (File No. 333-67478) filed December 21, 2001)
10.21
Employment Agreement, dated as of May 25, 2001 by and between Sealy Corporation and Charles Dawson (incorporated herein by reference to Exhibit 10.37 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 2002 (File No. 1-8738) filed March 3, 2003)
10.22
Employment Agreement, dated as of September 17, 2002 by and between Sealy Corporation and Al Boulden (incorporated herein by reference to Exhibit 10.35 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 2002 (File No. 1-8738) filed March 3, 2003)
10.23
Employment Agreement, dated as of September 17, 2002 by and between Sealy Corporation and Kenneth L. Walker (incorporated herein by reference to Exhibit 10.36 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 2002 (File No. 1-8738) filed March 3, 2003)
10.24
Employment Agreement, dated as of October 1, 2002 by and between Sealy Corporation and G. Michael Hofmann (incorporated herein by reference to Exhibit 10.38 to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended December 1, 2002 (File No. 1-8738) filed March 3, 2003)
10.25
Amended Employment Agreement, dated as of January 14, 2005 by and between Sealy Corporation and James B. Hirshorn (incorporated herein by reference to Exhibit 10.27 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.26
Amended Employment Agreement, dated as of January 14, 2005 by and between Sealy Corporation and David J. McIlquham (incorporated herein by reference to Exhibit 10.21 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.27**	Employment Agreement, dated April 1, 2005, by and between Sealy Corporation and Philip Dobbs

10.28
Sealy Corporation Executive Severance Benefit Plan dated January 25, 1993 (incorporated herein by reference to the appropriate Exhibit to Sealy Corporation's Annual Report on Form 10-K for the fiscal year ended November 30, 1992 (File No. 1-8738))
10.29
Sealy Corporation Directors' Deferred Compensation Plan dated December 13, 2004 (incorporated herein by reference to Exhibit 10.29 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.30
Form of Stock Option Agreement (Special Retirement Only), dated as of July 20, 2004 by and between Sealy Corporation and Bruce G. Barman (incorporated herein by reference to Exhibit 10.30 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.31
Form of Stock Option Agreement (Special Retirement Only), dated as of July 20, 2004 by and between Sealy Corporation and Jeffrey C. Claypool (incorporated herein by reference to Exhibit 10.31 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.32
Form of Stock Option Agreement (Special Retirement Only), dated as of July 20, 2004 by and between Sealy Corporation and Lawrence J. Rogers (incorporated herein by reference to Exhibit 10.32 to Sealy Mattress Corporation's Annual Report on Form 10-K for the fiscal year ended November 28, 2004 (File No. 333-117081) filed February 28, 2005)
10.33**	Management Services Agreement with Kohlberg Kravis Roberts & Co. L.P. dated April 6, 2004
10.34**	Form of Management Services Termination Agreement
10.35**	Supply Agreement, dated February 18, 2003, between Sealy, Inc. and Nomaco Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment)
10.36**	Joinder, dated as of September 8, 2004, to the Stockholders' Agreement dated April 6, 2004.
10.37**	Sealy Corporation Bonus Plan
10.38**	Amendment Number One to the Sealy Corporation Bonus Plan
10.39**	Amendment Number Two to the Sealy Corporation Bonus Plan
21.1**	Subsidiaries of Sealy Corporation
23.1†	Consent of Deloitte & Touche LLP
23.2†	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

*
To be filed by amendment.

**
Previously filed.

†
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
Our Company
Market Growth Drivers
Our Competitive Strengths
Our Strategy
Risk Factors
The Recapitalization and Other Recent Transactions
General Information About This Prospectus
The Offering
Summary Historical and Pro Forma Financial and Other Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SEALY CORPORATION Unaudited Pro Forma Condensed Consolidated Balance Sheet November 27, 2005
SEALY CORPORATION Notes to Unaudited Pro Forma Condensed Consolidating Balance Sheet (in millions)
SEALY CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended November 27, 2005
SEALY CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations (in millions)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Option Grants in Last Fiscal Year
Long-Term Incentive Plan Awards
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End/Option Values
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SEALY CORPORATION Consolidated Balance Sheets (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Balance Sheets (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Statements of Operations (in thousands, except per share amounts)
SEALY CORPORATION Consolidated Statements Of Cash Flows (in thousands)
SEALY CORPORATION Notes To Consolidated Financial Statements
SEALY CORPORATION Supplemental Consolidating Condensed Balance Sheet November 27, 2005 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Balance Sheet November 28, 2004 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Operations Year Ended November 27, 2005 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Operations Year Ended November 28, 2004 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Operations Year Ended November 30, 2003 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Cash Flows Year Ended November 27, 2005 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Cash Flows Year Ended November 28, 2004 (in thousands)
SEALY CORPORATION Supplemental Consolidating Condensed Statements of Cash Flows Year Ended November 30, 2003 (in thousands)
SEALY CORPORATION Condensed Balance Sheets (in thousands)
SEALY CORPORATION Condensed Statements of Operations (in thousands)
Schedule I—Condensed Financial Information of Registrant (Parent Only) (Continued)
SEALY CORPORATION Condensed Statements of Cash Flows (in thousands)
Schedule I—Condensed Financial Information of Registrant (Parent Only) (Continued)
SEALY CORPORATION Notes to Condensed Financial Statements (in thousands)
Schedule II—Consolidated Valuation and Qualifying Accounts
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings .
SIGNATURES
EXHIBIT INDEX